Exhibit 10.20

LOAN AGREEMENT

Dated as of July 15, 2004

between

515/555 FLOWER MEZZANINE ASSOCIATES, LLC

as Borrower

and

CITIGROUP GLOBAL MARKETS REALTY CORP.

as Lender

i

ii

SCHEDULES

1	–	Major Decisions
2	–	First Mortgage Loan Documents
3	–	Construction Consulting and Project Management proposal of the Construction Consultant, dated as of June 3, 2004
4	–	Form of Task Order
5	–	Mezzanine Loan Advance Request Form
6	–	Basis Calculation Worksheet
7	–	Affiliate Transactions as of Closing

iii

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of July 15, 2004, between 515/555 FLOWER MEZZANINE ASSOCIATES, LLC, a Delaware limited liability company, having an address at c/o Thomas Properties Group, LLC, 515 South Flower Street, Sixth Floor, Los Angeles, California 90071 (“Borrower”) and CITIGROUP GLOBAL MARKETS REALTY CORP., a New York corporation, having an address at 388 Greenwich Street, 11th Floor, New York, New York 10013 (in such capacity together with its successors and assigns in such capacity, the “Lender”).

RECITALS

WHEREAS, Borrower desires to obtain from Lender a series of loan advances (each, an “Advance” and collectively, the “Loan”) in an aggregate amount at any time outstanding up to the Loan Amount secured by the equity interest in First Mortgage Borrower (as defined herein) to finance the Renovation of the Mortgaged Property, to make interest payments on the Loan and the First Mortgage Loan (as defined herein), and, to the extent necessary, to pay certain other fees and expenses;

WHEREAS, the Lender is unwilling to make the Loan available unless Borrower and Guarantor join in the execution and delivery of this Agreement, the Note and the Loan Documents (each as hereinafter defined) to which each of them is a party, which shall establish the terms and conditions of, and provide security for, the Loan; and

WHEREAS, Borrower has agreed to establish certain accounts and to grant to Lender a security interest therein upon the terms and conditions of the security agreement set forth in Section 2.14;

NOW, THEREFORE, in consideration of the making of the Loan by Lender and for other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties hereby covenant, agree, represent and warrant as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1. Definitions. For all purposes of this Agreement: (1) the capitalized terms defined in this Article I have the meanings assigned to them in this Article I and include the plural as well as the singular; (2) all accounting terms have the meanings assigned to them in accordance with GAAP (as hereinafter defined); (3) the words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, or other subdivision; and (4) the following terms have the following meanings:

“Account Collateral” has the meaning set forth in Section 2.14(a) hereof.

“Advance” has the meaning provided in the Recitals hereto.

“Advance Date” means any Business Day on which the Lender makes an Advance to Borrower in accordance with the procedure set forth in Article III.

“Affiliate” of any specified Person means any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise; and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.

“Agreement” means this Loan Agreement, together with the Schedules and Exhibits hereto, as the same may from time to time hereafter be modified, supplemented or amended.

“Appraisal” means an appraisal with respect to the Mortgaged Property prepared by an Appraiser in accordance with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, in compliance with the requirements of Title 11 of the Financial Institution Reform, Recovery and Enforcement Act and utilizing customary valuation methods such as the income, sales/market or cost approaches.

“Appraiser” means any nationally recognized MAI appraiser selected by Borrower and acceptable to the Lender.

“Approved Junior Mezzanine Borrower”, “Approved Junior Mezzanine Lender” and “Approved Junior Mezzanine Loan” have the respective meanings set forth in Section 2.15(a).

“Architects” means such architects or engineering firms as shall be approved by Lender in its reasonable discretion.

“Architects’ Contracts” means the contracts and engineer design agreements between First Mortgage Borrower and Architects with respect to the Renovations.

“Bad Faith Filing” has the meaning set forth in Section 9.5(a).

“Bank” means LaSalle Bank National Association, or its successor in interest (or any other financial institution appointed by Lender and notified in writing to Borrower which delivers a collection account agreement in the form of the Collection Account Agreement or another form acceptable to Lender).

“Bankruptcy Action” means

(A) Borrower or First Mortgage Borrower files a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law;

(B) any Related Party controlled, directly or indirectly, by Borrower, or by an Affiliate which controls, directly or indirectly, Borrower, filing, or joining in the filing of, an involuntary petition against Borrower or First Mortgage Borrower under the

Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against Borrower or First Mortgage Borrower from any Person;

(C) Borrower or First Mortgage Borrower filing an answer consenting to or otherwise colluding in or joining in any involuntary petition filed against Borrower or First Mortgage Borrower (or any of its respective partners or members or Guarantor or any other party providing a guaranty or indemnity in connection with the Loan or First Mortgage Loan), by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person;

(D) any Related Party controlled, directly or indirectly, by Borrower or First Mortgage Borrower or by any Affiliate which controls, directly or indirectly, Borrower or First Mortgage Borrower consenting to or otherwise colluding in or joining in an application for the appointment of a custodian, receiver, trustee or examiner for Borrower or First Mortgage Borrower or any portion of the Collateral (unless such action is at the request of Lender or First Mortgage Lender) or an Affiliate of a Related Party voting adversely to Lender’s interest in any proceeding under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law which involves Borrower, First Mortgage Borrower, the Collateral or the Mortgaged Property; or

(E) Mezzanine Borrower or First Mortgage Borrower making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

“Bankruptcy Code” means Title 11, U.S.C.A., as amended from time to time or any successor statute thereto.

“Bankruptcy Court” has the meaning set forth in Section 9.5(a).

“Bankruptcy Filings” has the meaning set forth in Section 9.7.

“Basis” means, with respect to the Mortgaged Property, as of any date of determination, the sum of:

(i) $97,943,672 (which amount equals the $14,850,000 initial capital account of Kings Capital Portfolio #9, LLC, plus the $150,000 equity capital contribution of Kenneth A. Picerne Trust Dated June 4, 1999 and the equity capital contribution of Borrower’s other principals as of the Closing Date, plus the Origination Fees paid pursuant to the First Mortgage Loan, plus the costs of any interest rate cap obtained by First Mortgage Borrower pursuant to the First Mortgage Loan Documents, less any equity cash-out resulting from the funding of the First Mortgage Loan on the Closing Date),

(ii) the sum of the First Mortgage Loan Amount and the outstanding Principal Indebtedness, minus any portion of the proceeds of the First Mortgage Loan remitted to the Interest Reserve Account on the Closing Date and remaining on deposit in the Interest Reserve Account on such date (excluding any reinvestment income thereon),

(iii) any equity capital contributions of Borrower’s principals made to Borrower after the Closing Date which Borrower in turn further contributes to the First Mortgage Borrower, including the Origination Fees paid pursuant to the Loan, the costs of any interest rate cap obtained by Borrower pursuant to the Loan Documents, and the first $15,000,000 of funds remitted to the Cash Flow Sweep Account and subsequently applied to pay Capital Improvement Costs (but specifically excluding (A) all additional funds after the first $15,000,000 remitted to the Cash Flow Sweep Account and subsequently applied to pay Capital Improvement Costs, and (B) any funds remitted to the Cash Flow Sweep Account and subsequently applied to make interest payments on the First Mortgage Loan or the Loan),

(iv) any funds withdrawn from the Interest Reserve Account and applied to make interest payments on the First Mortgage Loan or the Loan, and

(v) the proceeds of any Approved Junior Mezzanine Loan applied to pay Capital Improvement Costs, Leasing Commissions or TI Costs at the Mortgaged Property.

“Borrower” has the meaning provided in the first paragraph of this Agreement.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in the State of New York, California or Illinois are authorized or obligated by law, governmental decree or executive order to be closed. When used with respect to an Interest Determination Date, “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in London, England are closed for interbank or foreign exchange transactions.

“CALSTRS” means the California State Teachers’ Retirement System.

“Capital Budget” means First Mortgage Borrower’s $112,000,000 budget of Capital Improvement Costs for the Renovation of the Mortgaged Property, excluding TI Costs, in the form approved by the Lender on the Closing Date, together with such amendments to such budget as may be approved by the Lender in accordance with this Agreement.

“Capital Event” means any transfer, sale, assignment, conveyance, liquidation or disposition (other than a taking) of all or any portion of the Mortgaged Property.

“Capital Improvement Costs” means costs incurred or to be incurred in connection with replacements, capital repairs and renovations to be made to the Mortgaged Property (including direct and indirect costs as stipulated under the Capital Budget approved by the Lender).

“Cash Flow Sweep Account” has the meaning given to such term in the First Mortgage Loan Agreement.

“Change Order” means any written amendment or modification of the Renovation Plan, the General Contract, the Architect’s Contract or any Major Subcontract.

“Closing Date” means the date on which this Agreement shall become effective pursuant to Section 3.1, such date being the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” means, collectively, the “Collateral” (as such term is defined in the Pledge Agreement), the Mezzanine Loan Account, the Repositioning Costs Reserve Account and all other property which is or hereafter may become subject to a Lien in favor of Lender as security for the Loan.

“Collateral Assignment of Hedge” means the Collateral Agreement of Hedge, dated as of the applicable date and executed by Borrower, the Lender and the hedge counterparty.

“Collection Account Agreement” means with respect to the Mezzanine Loan Account and the Repositioning Costs Reserve Account, the deposit account agreement, dated as of the applicable date and executed by Borrower, Lender and the Bank.

“Collection Period” means, with respect to any Payment Date, the period commencing on and including the eleventh (11th) day in the month preceding the month in which such Payment Date occurs through and including the tenth (10th) day in the month in which such Payment Date occurs; provided, however, that in the case of the first Payment Date, the “Collection Period” shall commence on the Closing Date.

“Commencement Date” means the Closing Date, 2004, or such other date upon which Borrower and Lender may mutually agree.

“Completion Date” means the date on which the Renovation shall be substantially complete in accordance with the Renovation Plans, as evidenced by a certification from the Architects as required under Article III, and confirmed by the Construction Consultant, together with a TCO for the portion of Mortgaged Property subject to the Renovation that requires certificates of occupancy prior to occupancy by tenants, which date shall not be later than the Maturity Date, as the same may extended hereunder.

“Construction Consultant” means Inspection and Valuation International, Inc., a New York corporation, or such other construction consultant as the Lender shall select and notify Borrower that the Lender has appointed.

“Construction Contracts” means the General Contracts, the supportive Major Subcontracts, the Task Orders and the Consulting Contracts in connection with the Renovation of the Improvements.

“Construction Documents” means the following documents in connection with the work being performed on the Improvements, where applicable:

(i) Renovation Plans;

(ii) Architects’ Contracts;

(iii) Construction Contracts;

(iv) designer’s certification of code and Americans with Disabilities Act compliance;

(v) Construction Timing;

(vi) moisture intrusion/mold action plan;

(vii) payment and performance bonds;

(viii) description and scope of the Renovation;

(ix) professional qualifications of Architects and Engineer; and

(x) permits, approvals and licenses required for the Renovation.

“Construction Opinion Letter” means an opinion letter delivered by Construction Consultant in connection with proposed amendments to the Capital Budget, based upon review of the Construction Documents, and consisting of the following sections:

A.	General Description

B.	Review of Borrower’s Direct Cost Budget

C.	Plan and Specification Development

D.	Construction Timing

E.	Permits and Approvals

F	Contracts and Agreements

G.	Outstanding Documentation and Issues for Resolution

“Construction Project Memorandum” means a memorandum delivered by Construction Consultant in connection with a review of either (a) Consulting Contracts and/or Task Orders with consultants, together with a review of a corresponding project budget, for portions of the Renovation for which complete Construction Documents do not yet exist, or (b) new Task Orders and/or other contracts pertaining to a portion of the Renovation covered by a previously issued Construction Opinion Letter.

“Construction Timing” means a construction progress schedule and a disbursement schedule, in form reasonably acceptable to Lender, showing the progress of construction, the projected sequencing and completion time for uncompleted work, and the times and amounts for disbursements, all as of the date of such schedule, together with such updates as Lender may request.

“Consulting Contract” means any contract for consulting services in connection with the Renovation of the Improvements.

“Consumer Price Index” means the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, in the area where the Mortgaged Property is located, All Items (1982-84 = 100), or any successor index thereto, appropriately adjusted and if such Consumer Price Index ceases to be published and there is no successor thereto, such other index as Lender and Borrower shall mutually agree upon.

“Contingent Obligation” means, as used in the definition of Other Borrowings, without duplication, any obligation of Borrower guaranteeing any indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly. Without limiting the generality of the foregoing, the term “Contingent Obligation” shall include any obligation of Borrower, whether or not contingent:

(i) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor;

(iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or

(iv) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof.

The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming Borrower is required to perform thereunder) as determined by Lender in good faith.

“Contractors’ Requisition Certifications” means certificates from the General Contractors, in the form of AIA Documents G702 (General Contractors’ application for payment as certified by the Architects) and G703 (continuation sheet), or similar forms as may be reasonably approved by Lender, certifying as of the proposed Advance Date, (i) the Capital Improvement Costs and TI Costs which have been incurred by or on behalf of Borrower since the last such certification (or if there has been no such prior certification, since the initial Advance Date), (ii) the progress made on the Renovation of the Mortgaged Property since the last such certification (or if there has been no such prior certification, since the initial Advance Date) and (iii) estimated Capital Improvement Costs and TI Costs remaining to complete the Renovation of the Mortgaged Property; provided, however, that such Capital Improvement Costs and TI Costs are subject to verification by Lender and the Construction Consultant from time to time.

“Control Agreement” means that certain Control Agreement, of even date herewith, by and among Borrower, First Mortgage Borrower and Lender.

“Default” means the occurrence of any event which, but for the giving of notice or the passage of time, or both, would be an Event of Default.

“Default Administration Fee” means an amount equal to the product of (x) 0.5% and (y) the Principal Indebtedness as of the date the Default Administration Fee becomes payable; provided, however, that if prior to the expiration of the Default Refinance Period, Borrower fully repays the Indebtedness, then the amount of the Default Administration Fee shall be reduced by the amount of the Exit Fee, regardless of whether payment of the Exit Fee is waived by Lender hereunder.

“Default Rate” means the per annum interest rate equal to the lesser of (a) 5.0% per annum in excess of the rate otherwise applicable hereunder and (b) the maximum rate allowable by applicable law.

“Default Refinance Period” means the period that commences as of the date the Default Administration Fee becomes payable hereunder, and ends on the date that is ninety (90) days thereafter; provided, however, that if Borrower has not fully repaid the Indebtedness on or prior to such ninetieth (90th) day, but Borrower has used commercially reasonable and diligent efforts to obtain a refinance loan, and delivers to Lender, on or before such ninetieth (90th) day, a fully-executed copy of a binding loan commitment from a bank or other bona fide commercial lender pursuant to which such bank or commercial lender has committed to make a loan to Borrower in an amount that is no less than the then-outstanding Indebtedness, then the Default Refinance Period shall be extended by thirty (30) days.

“Demand Note” shall mean that certain Demand Note, dated of even date herewith, executed by TPG/CALSTRS to Guarantor, in the original principal amount of $10,000,000, payable upon demand from Guarantor to TPG/CALSTRS, in the event that Guarantor defaults in its payment obligations under the Guaranty of Non-Recourse Obligations.

“Disclosure Certificate” has the meaning set forth in Section 5.1(t).

“Disclosure Documents” has the meaning set forth in Section 5.1(t).

“Effective Net Rent” means, with respect to a proposed new Lease, the level annual payment over the term of such Lease, expressed in Dollars per square foot, that when discounted to present value at a 10.00% per annum interest rate is the equivalent of the Net Present Value, provided, that with respect to a Lease with phased-in commencement dates, such level annual payment shall be calculated separately for each phase in and the Net Effective Rent shall be the weighted average of all such calculations, weighted based on square footage.

“Eligible Account” means a separate and identifiable account from all other funds held by the holding institution that is: (i) an account maintained with a federal or state chartered depository institution or trust company whose (1) commercial paper, short-term debt obligations or other short-term deposits are rated by the Rating Agencies not less than “A-1”(or the equivalent), if the deposits are to be held in the account for thirty (30) days or less or (2) long-term unsecured debt obligations are rated at least “AA–” (or the equivalent), if the deposits are to be held in the account more than thirty (30) days, or (ii) a segregated trust account maintained with the corporate trust department of a federal or state chartered depository institution or trust company subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations Section 9.10(b) which, in either case, has corporate trust powers, acting in its fiduciary capacity. An Eligible Account shall not be evidenced by a certificate of deposit, passbook, other instrument or any other physical indicia of ownership. Following a downgrade, withdrawal, qualification or suspension of such institution’s rating, each account must promptly (and in any case within not more than thirty (30) calendar days) be moved to a qualifying institution or to one or more segregated trust accounts in the trust department of such institution, if permitted.

“Engineer” means an Independent engineer selected by Borrower and approved by Lender.

“Engineering Report” means the structural engineering reports with respect to the Mortgaged Property prepared by an Engineer and delivered to Lender in connection with the Loan and any amendments or supplements thereto delivered to Lender.

“Environmental Auditor” means an Independent environmental auditor selected by Borrower and approved by Lender.

“Environmental Indemnity Agreement” means the Environmental Indemnity Agreement, dated as of the Closing Date, from Borrower and Guarantor, as indemnitor, to the Indemnified Parties, as indemnitee.

“Environmental Laws” means any and all present and future federal, state or local laws, statutes, ordinances or regulations or any judicial interpretation thereof, any judicial or administrative orders, decrees or judgments thereunder issued by a Governmental Authority, and any permits, approvals, licenses, registrations, filings and authorizations, in each case as now or hereafter in effect, relating to the environment, human health or safety, or the Release or threatened Release of Hazardous Substances or otherwise relating to the Use of Hazardous Substances.

“Environmental Reports” means a “Phase I Environmental Site Assessment” (and, if necessary, a “Phase II Environmental Site Assessment”) as referred to in the ASTM Standards on Environmental Site Assessments for Commercial Real Estate, E 1527-2000 and an asbestos inspection report, with respect to the Mortgaged Property, prepared by an Environmental Auditor and delivered to Lender and any amendments or supplements thereto delivered to Lender.

“EO13224” has the meaning set forth in Section 4.1(z) hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to

ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which Borrower is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which Borrower is a member.

“Event of Default” has the meaning set forth in Section 7.1 hereof.

“Excusable Delay” means any of (i) strikes or lockouts; (ii) fire or other casualty; (iii) governmental preemption; (iv) breakdown, accident or other acts of God; (v) acts of war, terrorism, insurrection, civil strife and commotion; (vi) failures of supply despite reasonable diligence of the Borrower; (vii) any enactment, promulgation or amendment of any statute, rule, order or regulation of any legislature or governmental agency or any department or subdivision thereof; (viii) any litigation not caused by Borrower or any of Borrower’s Affiliates; or (ix) any other event that occurs after the Closing Date that is outside the reasonable control of the Borrower (excluding any event that with reasonable diligence or investigation is knowable at the Closing Date) and, in each such case above, which shall make it physically impossible, unlawful or commercially impracticable to complete the act or event in question.

“Exit Fee” means 0.50% of the aggregate amount of Advances made to the Borrower pursuant to this Agreement, which amount shall be due and payable upon the earlier to occur of full repayment of the Loan and the Maturity Date (whether by acceleration or otherwise); provided, however, that notwithstanding the foregoing, in the event the Lender provides either (a) the funds for a refinancing of the First Mortgage Loan in an amount not less than $300,000,000, or (b) the funds for a refinancing of the Loan in any amount, then the Exit Fee shall be waived.

“Extension Conditions”, “Extension Fee”, “Extension Notice”, and “Extension Option” have the respective meanings set forth in Section 2.13(a) hereof.

“Final Maturity Date” and “First Extended Maturity Date” have the respective meanings set forth in Section 2.13(a) hereof.

“First Mortgage” means the Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing constituting a First Mortgage Loan Document referenced on Schedule 2 hereto.

“First Mortgage Assignment of Rents” means the Assignment of Leases and Rents constituting a First Mortgage Loan Document referenced on Schedule 2 hereto.

“First Mortgage Borrower” means 515/555 Flower Associates, LLC, a Delaware limited liability company.

“First Mortgage Lender” means Citigroup Global Markets Realty Corp., a New York corporation, and its successors and assigns.

“First Mortgage Loan” means the loan from the First Mortgage Lender to First Mortgage Borrower pursuant to the First Mortgage Loan Documents.

“First Mortgage Loan Agreement” means the Loan Agreement constituting a First Mortgage Loan Document referenced on Schedule 2 hereto.

“First Mortgage Loan Documents” means the promissory note, the mortgage and the other loan documents, entered into as of even date herewith, between the First Mortgage Lender and First Mortgage Borrower, a list of which is attached hereto as Schedule 2.

“First Mortgage Principal Indebtedness” has the meaning given to the term “Principal Indebtedness” in the First Mortgage Loan Agreement.

“First Mortgage Rating Confirmation” means the written confirmation of the Rating Agencies that a proposed action shall not, in and of itself, result in the downgrading, withdrawal or qualification of the then-current ratings assigned to any of the Securities (as such term is defined in the First Mortgage Loan Agreement) issued in connection with a Secondary Market Transaction (as such term is defined in the First Mortgage Loan Agreement).

“Fiscal Year” means the 12-month period ending on December 31st of each year (or, in the case of the first fiscal year, such shorter period from the Closing Date through such date) or such other fiscal year of Borrower as Borrower may select from time to time with the prior consent of Lender.

“Fund” has the meaning set forth in the definition of “Permitted Investments”.

“GAAP” means generally accepted accounting principles as required by the National Council for Real Estate Fiduciaries in the United States of America as of the date of the applicable financial report.

“General Contracts” means the general construction contracts between the First Mortgage Borrower and the General Contractors for Renovation of the Mortgaged Property which shall be an AIA stipulated sum agreement or guaranteed maximum price contract and shall be in form and substance reasonably acceptable to Borrower and Lender.

“General Contractors” means such construction managers or general contractors as shall be approved by Lender in its reasonable discretion.

“Governmental Authority” means any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Gross Revenue” means, for any Collection Period, the total dollar amount of all income and receipts received by, or for the account of, First Mortgage Borrower with respect to the Mortgaged Property.

“Guarantor” means 505 Flower Associates, LLC, a Delaware limited liability company.

“Guaranty of Nonrecourse Obligations” means, with respect to the Loan, the Guaranty of Nonrecourse Obligations guaranteeing the exceptions to the nonrecourse provisions of the Loan Documents for which liability is retained as described in Section 8.24 hereof, from the Guarantor to Lender.

“Hazardous Substance” means, collectively, (i) any petroleum or petroleum products or waste oils, explosives, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls (“PCBs”), lead in drinking water, lead-based paint and radon, (ii) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definitions of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import under any Environmental Law and (iii) any other chemical or any other hazardous material or substance, exposure to which is now or hereafter prohibited, limited or regulated under any Environmental Law.

“Immediate Remedy Event” means the occurrence of any of the following: (a) any prior Event of Default that has previously been cured by Borrower; (b) any event or condition that results in personal liability to Guarantor under Section 8.24; (c) any event or condition described in Sections 7.1(f), (g) or (h); (d) Borrower’s failure timely to pay or cause to be paid real estate taxes and assessments due and payable on the Mortgaged Property in the event that insufficient funds are held by First Mortgage Lender in the Real Estate Taxes Escrow Account (as defined in the First Mortgage Loan Agreement); (e) any event or condition that results or may result in the material impairment of the Collateral, the Mortgaged Property or the value thereof, or any event of condition where Lender believes that it must take immediate corrective action to protect the value of the Mortgaged Property or the Collateral; or (f) the receipt of a notice from Approved Junior Mezzanine Lender that it intends to foreclose on its security interest in the membership interests in Borrower, or the exercise of any such remedies by Approved Junior Mezzanine Lender.

“Impositions” means all taxes (including, without limitation, all real estate, ad valorem, sales (including those imposed on lease rentals), use, single business, gross receipts, value added, intangible transaction privilege, privilege or license or similar taxes), assessments (including, without limitation, all assessments for public improvements or benefits, whether or not commenced or completed within the term of the Loan), ground rents, water, sewer or other rents and charges, excises, levies, governmental fees (including, without limitation, license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, foreseen or unforeseen, in respect of the Mortgaged Property (including all interest and penalties thereon), accruing during or in respect of the term hereof and which may be assessed against or imposed on or in respect of or be a Lien upon (i) Borrower or First Mortgage Borrower (including, without limitation, all income, franchise, single business or other taxes imposed on First Mortgage Borrower for the privilege of doing business in the jurisdiction in which the Mortgaged Property, or any other collateral delivered or pledged to Lender in connection with the Loan, is located) or Lender, (ii) the Mortgaged Property, or any other collateral delivered or pledged to Lender in connection with the Loan, or any part thereof or any rents therefrom or any estate, right, title or interest therein, or (iii) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Mortgaged Property or the leasing or use of the Mortgaged Property or any part thereof, or the acquisition or financing of the acquisition of the Mortgaged Property by Borrower.

“Improvements” means all buildings, structures, fixtures and improvements now or hereafter owned by Borrower of every nature whatsoever situated on any Land constituting part of the Mortgaged Property (including, without limitation, all gas and electric fixtures, radiators, heaters, engines and machinery, boilers, ranges, elevators and motors, plumbing and heating fixtures, carpeting and other floor coverings, water heaters, awnings and storm sashes, and cleaning apparatus which are or shall be affixed to the Land or said buildings, structures or improvements and including any additions, enlargements, extensions, modifications, repairs or replacements thereto).

“Indebtedness” means the Principal Indebtedness, together with all other obligations and liabilities due or to become due to Lender pursuant hereto, under the Note or in accordance with any of the other Loan Documents, and all other amounts, sums and expenses paid by or payable to Lender hereunder or pursuant to the Note or any of the other Loan Documents.

“Indemnified Parties” has the meaning set forth in Section 5.1(d).

“Independent” means, when used with respect to any Person, a Person that (i) does not have any direct financial interest or any material indirect financial interest in Borrower or in any Affiliate of Borrower, and (ii) is not connected with Borrower or any Affiliate of Borrower as an officer, employee, trustee, partner, director or person performing similar functions.

“Index Maturity” has the meaning set forth in the definition of LIBOR.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the applicable date, by and among the Lender, the First Mortgage Lender and, if applicable, the Junior Mezzanine Lender.

“Interest Accrual Period” means, in connection with the calculation of interest accrued with respect to any Payment Date, the period commencing on and including the eleventh (11th) day in the month preceding the month in which such Payment Date occurs through and including the tenth (10th) day in the month in which such Payment Date occurs; provided, however, that the first Interest Accrual Period for the Loan shall commence on the Closing Date.

“Interest Determination Date” means, in connection with the calculation of interest accrued for any Interest Accrual Period, the second Business Day preceding the fifteenth

(15th) day of the month in which such Interest Accrual Period commences; provided, however, that the first Interest Determination Date for the Loan shall be the second Business Day preceding the Closing Date.

“Interest Reserve Account” has the meaning given to such term in the First Mortgage Loan Agreement.

“Interested Parties” has the meaning set forth in Section 5.1(t).

“Junior Intercreditor Agreement” means the Intercreditor Agreement, dated as of the applicable date, between the Lender and the Junior Mortgage Lender.

“Land” has the meaning given to such term in the First Mortgage.

“Leases” means all leases, subleases, lettings, occupancy agreements, tenancies and licenses by Borrower as landlord of the Mortgaged Property or any part thereof now or hereafter entered into, and all amendments, extensions, renewals and guarantees thereof, and all security therefor.

“Leasing Budget” means First Mortgage Borrower’s $109,000,000 budget of Leasing Commissions and TI Costs for the Renovation of the Mortgaged Property in the form approved by the Lender on the Closing Date, together with such amendments to such budget as may be approved by the Lender in accordance with this Agreement.

“Leasing Commissions” means leasing commissions incurred by First Mortgage Borrower in connection with leasing the Mortgaged Property or any portion thereof (including renewals of existing Leases).

“Leasing Guidelines” means, with respect to any proposed Lease for less than 100,000 square feet, the guidelines that shall be deemed satisfied if such Lease conforms to the following:

(i) a term equal to five years or more;

(ii) Leasing Commissions and TI Costs equal to $63.50 per square foot or less; and

(iii) an Effective Net Rent equal to not less than $6.40 per rentable square foot per year.

“Legal Requirements” means all governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities (including, without limitation, Environmental Laws) affecting Borrower, First Mortgage Borrower or the Mortgaged Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof (whether now or hereafter enacted and in force), and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, at any time in force affecting the Mortgaged Property or any part thereof (including, without limitation, any which may (i) require repairs, modifications or alterations in or to the Mortgaged Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof).

“Lender” has the meaning provided in the first paragraph of this Agreement.

“LIBOR” means the rate per annum calculated as set forth below:

(i) On each Interest Determination Date, LIBOR will be determined on the basis of the offered rate for deposits of not less than U.S. $1,000,000 for a period of one month (the “Index Maturity”), commencing on such Interest Determination Date, which appears on Dow Jones Market Service (formerly Telerate) Page 3750 as of 11:00 a.m., London time (or such other page as may replace the Dow Jones Market Service (formerly Telerate) Page on that service for the purposes of displaying London interbank offered rates of major banks). If no such offered rate appears, LIBOR with respect to the relevant Interest Accrual Period will be determined as described in (ii) below.

(ii) With respect to an Interest Determination Date on which no such offered rate appears on Dow Jones Market Service (formerly Telerate) Page 3750 as described in (i) above, LIBOR shall be the arithmetic mean, expressed as a percentage, of the offered rates for deposits in U.S. dollars for the Index Maturity which appears on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on such date. If, in turn, such rate is not displayed on the Reuters Screen LIBO Page at such time, then LIBOR for such date will be obtained from the preceding Business Day for which the Reuters Screen LIBO Page displayed a rate for the Index Maturity.

(iii) If on any Interest Determination Date Lender is required but unable to determine LIBOR in the manner provided in paragraphs (i) and (ii) above, LIBOR for the next Interest Accrual Period shall be determined from such financial reporting service as Lender shall reasonably determine and use with respect to its other loan facilities on which interest is determined based on LIBOR.

All percentages resulting from any calculations of LIBOR referred to in this Agreement will be carried out to five decimal places and all U.S. dollar amounts used in or resulting from such calculations will be rounded upwards to the nearest cent.

“Lien” means any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, assignment, security interest, or any other encumbrance or charge on or affecting Borrower, First Mortgage Borrower or the Mortgaged Property or any portion thereof, or any interest therein (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement or similar instrument under the UCC or comparable law of any other jurisdiction, domestic or foreign, and mechanic’s, materialmen’s and other similar liens and encumbrances).

“Loan” means the loan made by Lender to Borrower pursuant to the terms of this Agreement.

“Loan Amount” means an amount from time to time equal to the aggregate Advances funded by the Lender pursuant to this Agreement in accordance with the procedure set forth in Article III; provided, that the maximum amount of Advances shall not exceed $125,000,000.

“Loan Documents” means this Agreement, the Note, the Pledge Agreement, the Manager’s Consent, the Environmental Indemnity Agreement, the Guaranty of Non-Recourse Obligations, the Collection Account Agreement, the Collateral Assignment of Hedge, the Note Pledge Agreement, the Control Agreement and all other agreements, instruments, certificates and documents delivered by or on behalf of Borrower or an Affiliate of Borrower to evidence or secure the Loan or otherwise in satisfaction of the requirements of this Agreement or the other documents listed above as same may be amended or modified from time to time.

“Loan to Cost Test” means a test that shall be satisfied if the sum of (i) the outstanding First Mortgage Principal Indebtedness plus (ii) the outstanding Principal Indebtedness is less than 75% of Borrower’s Basis in the Mortgaged Property.

“Loan to Value Test” means a test, calculated commencing in the second year of the term of the Loan, and thereafter, that shall be satisfied if the sum of (i) the outstanding First Mortgage Principal Indebtedness plus (ii) the outstanding Principal Indebtedness plus (iii) the outstanding principal amount of the Approved Junior Mezzanine Loan is less than 75% of the value of the Mortgaged Property as determined by the Lender.

“Losses” has the meaning set forth in Section 5.1(d) hereof.

“Major Decision” means any of the decisions set forth on Schedule 1 hereto.

“Major General Contractor” means any General Contractor that, together with its Affiliates, is party to one or more General Contracts which provide for total aggregate payments of $10,000,000 or more.

“Major Leases” means any Lease other than (i) a lease for less than 100,000 square feet at the Mortgaged Property which conforms to the Leasing Guidelines or (ii) a Lease for less than 28,500 square feet at the Mortgaged Property (irrespective of whether such Lease referred to in this clause (ii) satisfies the Leasing Guidelines).

“Major Subcontract” means any subcontract for “HVAC”, electrical, structural, plumbing, flooring, drywall, windows or elevator-related work at the Mortgaged Property or any subcontract for another type of work which provides for total payments of $250,000 or more.

“Major Subcontractors” means any Person obligated to provide services to the Borrower under a Major Subcontract.

“Manager” means Thomas Development Partners, L.P., a California limited partnership.

“Manager’s Consent” means, with respect to the Mortgaged Property, the Manager’s Consent Agreement, executed by the Manager, Borrower and Lender, dated as of the Closing Date.

“Material Adverse Effect” means a material adverse effect upon (i) the business operations, properties, assets or condition (financial or otherwise) of Borrower or First Mortgage Borrower or the Mortgaged Property, (ii) the ability of Borrower or First Mortgage Borrower to perform, or of Lender to enforce, any of the Loan Documents or the First Mortgage Loan Documents, respectively or (iii) the value of the Mortgaged Property.

“Maturity Date” means the earlier of (a) the Original Maturity Date (i.e. the Payment Date in July, 2006) or if Borrower exercises the Extension Option pursuant to Section 2.13, the First Extended Maturity Date, the Second Extended Maturity Date or the Final Maturity Date, as applicable, (b) such earlier date on which the entire Loan is required to be paid in full, by acceleration or otherwise under this Agreement or any of the other Loan Documents.

“Mezzanine Loan Account” has the meaning provided in Section 2.12(a) hereof.

“Minimum CALSTRS Ownership Percentage” means 80%; provided, however, that in the event that Thomas Properties Group, LLC becomes a publicly-traded company, the Minimum CALSTRS Ownership Percentage shall be decreased to 60%.

“Money” means all of Borrower’s right, title and interest, whether now owned or hereafter acquired in, to and under (i) all “money” as defined in the UCC and (ii) all moneys, cash or other items of legal tender generated from the use or operation of the Mortgaged Property.

“Monthly Project Report” means the written report prepared on a monthly basis by the Construction Consultant, as such reports are described under Phases B and B1 of the Construction Consulting and Project Management proposal of the Construction Consultant, dated as of June 3, 2004, attached here to as Schedule 3. The Monthly Project Report shall confirm that (i) all work has been performed substantially in accordance with the Renovation Plans (and no material changes have been made to the Renovation Plans other than those changes consented to by Lender, (ii) all required building permits have been issued, (iii) except for permits and approvals previously delivered to Lender, all other permits and approvals required to have been obtained by Borrower or Manager with respect to the Mortgaged Property on or before the date of each Advance, as required by applicable Legal Requirements, have been obtained and remain in full force and effect and (iv) the work is proceeding in accordance with the Construction Timing and the Capital Budget and Leasing Budget.

“Mortgaged Property” means, at any time, the Land, the Improvements, the Personalty, the Leases and the Rents (as each such term is defined in the First Mortgage Loan Agreement), and all rights, titles, interests and estates appurtenant thereto, encumbered by, and more particularly described in, the First Mortgage.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been, or were required to have been, made by Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

“Net Present Value” means, with respect to a proposed new Lease, an amount equal to the discounted present value as of the Lease commencement date of the net Rents over the term of the Lease (taking into account free Rent and contractual Rent steps), using a 10.00% per annum discount rate and monthly discounting, minus any up-front Leasing Commissions and TI Costs incurred in connection with such new Lease.

“Net Proceeds” means either (x) the purchase price (at foreclosure or otherwise) actually received by Lender from a third party purchaser with respect to the Collateral, as a result of the exercise by Lender of its rights, powers, privileges and other remedies after the occurrence of an Event of Default or (y) in the event that Lender (or its nominee) is the purchaser at foreclosure of the Collateral, the higher of (i) the amount of Lender’s credit bid or (ii) such amount as shall be determined in accordance with applicable law, and in either case minus all reasonable third party, out of pocket costs and expenses (including, without limitation, all attorneys’ fees and disbursements and any brokerage fees, if applicable) incurred by Lender (and its nominee, if applicable) in connection with the exercise of such remedies; provided, however, that such costs and expenses shall not be deducted to the extent such amounts previously have been added to the Indebtedness in accordance with the terms of the Loan Documents or applicable law.

“Note” means the promissory note made by Borrower to Lender pursuant to this Agreement, as such note may be modified, amended, supplemented or extended.

“Note Pledge Agreement” means the Note Pledge Agreement, dated as of the date hereof, executed by Guarantor, Lender and First Mortgage Lender.

“OFAC” has the meaning set forth in Section 4.1(z) hereof.

“Officer’s Certificate” means a certificate delivered to Lender by Borrower which is signed by an authorized officer of Borrower.

“Operating Budget” means, with respect to any Fiscal Year, the operating budget for the Mortgaged Property reflecting First Mortgage Borrower’s projections of Gross Revenues and Property Expenses (as each such term is defined in the First Mortgage Loan Agreement) for the Mortgaged Property for such Fiscal Year on an annual and monthly basis and submitted or caused to be submitted by Borrower to Lender in accordance with the provisions of this Agreement.

“Operating Expenses” means, for any period of calculation, all expenditures incurred and required to be expensed under GAAP during such period in connection with the ownership, operating, maintenance, repair and/or leasing of the Mortgaged Property. Notwithstanding the foregoing, Operating Expenses shall not include (a) Capital Improvement Costs, (b) any extraordinary items (unless Lender and Borrower approve of the inclusion of such items as Operating Expenses), (c) depreciation, amortization and other non-cash charges or (d) any payments of principal or interest on the Indebtedness or otherwise payable to the holder of the Indebtedness. Operating Expenses shall be calculated on the accrual basis of accounting.

“Operating Revenues” means, for any period, all regular ongoing income during such period from the operation of the Mortgaged Property that, in accordance with GAAP, is included in annual financial statements as operating income. Notwithstanding the foregoing, Operating Revenues shall not include (a) any Loss Proceeds (as such term is defined in the First Mortgage Loan Agreement) (other than business interruption proceeds or Condemnation Proceeds (as such term is defined in the First Mortgage Loan Agreement) in connection with a temporary Taking (as such term is defined in the First Mortgage Loan Agreement) and, in either case, only to the extent allocable to such period or other applicable reporting period), (b) any proceeds resulting from the sale, exchange, transfer, financing or refinancing of the Mortgaged Property, (c) any Rent attributable to a Lease more than one month prior to the date on which the actual payment of Rent is required to be made thereunder, (d) any interest income from any source, or (e) any other extraordinary items as reasonably determined by Lender. Operating Revenues shall be calculated on the accrual basis of accounting.

“Organizational Agreements” means the Certificate of Formation of Borrower, dated as of April 12, 2004, and the Limited Liability Company Agreement of Borrower, dated as of April 12, 2004, in each case, as amended or restated from time to time.

“Original Maturity Date” means the Payment Date occurring in July, 2006.

“Origination Fee” means an amount equal to one percent (1.00%) of each Advance, payable on each Advance Date.

“Other Borrowings” means, with respect to Borrower, without duplication (but not including the Indebtedness or any interest rate protection agreement entered into pursuant hereto) (i) all indebtedness of Borrower for borrowed money, (ii) all indebtedness of Borrower evidenced by a note, bond, debenture or similar instrument, (iii) the face amount of all letters of credit issued for the account of Borrower and, without duplication, all unreimbursed amounts drawn thereunder, and obligations evidenced by bankers’ acceptances, (iv) all indebtedness of Borrower secured by a Lien on any property owned by Borrower (whether or not such indebtedness has been assumed), (v) all Contingent Obligations of Borrower, (vi) liabilities and obligations for the payment of money relating to a capitalized lease obligation or sale/leaseback obligation, (vii) liabilities and obligations representing the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of business that would constitute ordinarily a trade payable to trade creditors, and (viii) all payment obligations of Borrower under any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars or similar agreements) and similar agreements.

“Other Property Expenses Account” has the meaning given to such term in the First Mortgage Loan Agreement.

“Payment Date” has the meaning set forth in Section 2.5(a) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation established under ERISA, or any successor thereto.

“Permitted Encumbrances” has the meaning given to such term in the First Mortgage Loan Agreement.

“Permitted Intercreditor Transfer” means (x) the encumbrance, pledging, and hypothecation of and granting of a security interest in the ownership interests (including, but not limited to, equity, voting and/or beneficial ownership interests) in Borrower to the Junior Mezzanine Lender in connection with the Junior Mezzanine Loan or (y) any conveyance, assignment, sale or other disposition (directly or indirectly) of such ownership interests in Borrower effectuated in connection with a foreclosure on such pledge and hypothecation referred to in clause (x) (or sale in lieu thereof) or other exercise of remedies by Junior Mezzanine Lender carried out pursuant to and in accordance with the Junior Intercreditor Agreement and any subsequent conveyance, assignment, sale or other disposition (directly or indirectly) of such ownership interests in Borrower which conforms to the requirements of the Junior Intercreditor Agreement.

“Permitted Investments” means any one or more of the following obligations or securities acquired at a purchase price of not greater than par:

(i) obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America;

(ii) obligations of the following United States of America government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations);

(iii) federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short-term obligations of which are rated in the highest short-term rating category by the Rating Agencies;

(iv) unsecured certificates of deposit, time deposits, federal funds or banker’s acceptances issued by any depository institution or trust company incorporated under the laws of the United States or of any state thereof and subject to supervision and examination by federal and/or state banking authorities, which investments are fully insured by the Federal Deposit Insurance Corp.;

(v) debt obligations with maturities of not more than 365 days and rated by the Rating Agencies in its highest long-term unsecured rating category;

(vi) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 270 days and that is rated by the Rating Agencies in their highest short-term unsecured debt rating;

(vii) (the Federated Prime Obligation Money Market Fund (the “Fund”) so long as the Fund is rated “AAAm” or “AAAm-G” (or the equivalent) by the Rating Agencies;

(viii) any other demand, money market or time deposit, demand obligation or any other obligation, security or investment, which Lender shall have approved in writing and for which, if the Loan has been included in a Secondary Market Transaction in which Securities are issued, Borrower shall have delivered a Rating Confirmation;

provided, however, that (A) the investments described in clauses (i) through (viii) above must have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (C) such investments must not be subject to liquidation prior to their maturity or have an “r” highlighter affixed to its rating; and provided, further, that, in the judgment of Lender, such instrument continues to qualify as a “cash flow investment” pursuant to Code Section 860G(a)(6) earning a passive return in the nature of interest and that no instrument or security shall be a Permitted Investment if such instrument or security evidences (x) a right to receive only interest payments or (y) the right to receive principal and interest payments derived from an underlying investment at a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment.

“Permitted Transfer” means (a) any Permitted Intercreditor Transfer or (b) any conveyance, assignment or sale or other disposition (and not a mortgaging, encumbrance, pledging, hypothecation, or granting of a security interest)(directly or indirectly) of the voting and beneficial ownership interests in Borrower or the Approved Junior Mezzanine Borrower following which (1) CALSTRS owns (directly or indirectly) the Minimum CALSTRS Ownership Percentage or more of such voting and beneficial ownership interests in Borrower and (2) Thomas Properties Group, LLC controls the operations and management of Borrower; provided, that any such Transfer referred to above which takes the form of a Transfer of the equity ownership interests in Borrower or the Approved Junior Mezzanine Borrower to a transferee which (collectively amongst itself and its Affiliates that own such equity ownership interests) acquires (directly or indirectly) a greater than 49% ownership interest in Borrower or the Approved Junior Mezzanine Borrower, or which acquires control over the operations and management of Borrower or the Approved Junior Mezzanine Borrower, shall not be permitted unless Borrower delivers to the Lender (1) a substantive non-consolidation opinion in form and substance acceptable to the Lender and the Rating Agencies, and (2) if the Loan has been included in a Secondary Market Transaction in which Securities are issued, a Rating Confirmation. Notwithstanding anything herein to the contrary, after the consummation of an Approved Junior Mezzanine Loan, a Transfer of the equity ownership interest of the Approved Junior Mezzanine Borrower in Borrower shall not be a Permitted Transfer.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Plan” means an employee benefit or other plan, other than a Multiemployer Plan, that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, and (i) was established or maintained by Borrower or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which Borrower or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions or (ii) with respect to which Borrower could reasonably be expected to incur liability.

“Pledge Agreement” means the Pledge Agreement from Borrower to Lender, dated as of the Closing Date, as same may thereafter from time to time be supplemented, amended, modified or extended by one or more agreements supplemental thereto.

“Preliminary Construction Opinion Letter” has the meaning set forth in Section 3.1(v).

“Principal Indebtedness” means the principal amount of the Loan outstanding as adjusted by each increase (including for advances made by Lender to protect the Collateral), or decrease in such principal amount of the Loan outstanding, whether as a result of prepayment or otherwise, from time to time.

“Proceeds” shall have the meaning given in the UCC and, in any event, shall include, without limitation, all of Borrower’s right, title and interest in and to proceeds, product, offspring, rents, profits or receipts, in whatever form, arising from the Collateral.

“Prohibited Person” has the meaning provided in Section 4.1(z).

“Qualified Interest Rate Cap Provider” means an interest rate cap counterparty either (x) whose long-term debt obligations are rated by the Rating Agencies not lower than “AAA” (or the equivalent), or (y) whose long-term debt obligations are rated by the Rating Agencies not lower than “AA-” (or the equivalent) and whose short-term debt obligations are rated by the Rating Agencies not lower than “A-1+” (or the equivalent).

“Quarterly Statement” has the meaning provided in Section 2.12(d).

“Rating Agencies” means at least two of Fitch, Inc., Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services (or, if a Secondary Market Transaction has occurred in which Securities have been issued, each of the foregoing that rated such Securities).

“Rating Confirmation” means the written confirmation of the Rating Agencies that a proposed action shall not, in and of itself, result in the downgrading, withdrawal or qualification of the then-current ratings assigned to any of the Securities issued in connection with a Secondary Market Transaction.

“Related Party” means any direct or indirect partner, member, shareholder, principal, Affiliate, employee, officer, director, agent or representative of Borrower.

“Release” means any active or passive release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, the movement of Hazardous Substances through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata).

“Renovation” means the general upgrade of the Mortgaged Property, the upgrades of the plaza level at the Mortgaged Property (including level A-lobby and level B-retail), the conversion of plaza level C at the Mortgaged Property to parking and the build-out of the sixth floor office space at the Mortgaged Property, as described in the Capital Budget and the Leasing Budget.

“Renovation Plans” means the final plans and specifications for Renovation of the Mortgaged Property, including all supporting engineering calculations and documents, as approved by Lender, and all amendments thereto approved in accordance with this Agreement.

“Rents” means all income, rents, issues, profits, revenues (including all oil and gas or other mineral royalties and bonuses), deposits (other than utility and security deposits) and other benefits from the Mortgaged Property.

“Repositioning Costs Reserve Account” has the meaning given to such term Section 2.12(b).

“Second Extended Maturity Date” has the meaning set forth in Section 2.13(a).

“Secondary Market Transaction” has the meaning set forth in Section 5.1(t).

“Securities” means mortgage pass-through certificates or other securities issued in a Secondary Market Transaction and evidencing a beneficial interest in or secured in whole or in part by the Loan in a rated or unrated public offering or private placement.

“Seismic Study” means a study of the degree of seismic activity in the area in which the Mortgaged Property is located (including the probable maximum loss in the event an earthquake were to occur) prepared by an Engineer and delivered to Lender in connection with the Loan and any amendments or supplements thereto delivered to Lender.

“Single-Purpose Entity” means a Person, other than an individual, which (i) is formed or organized under the laws of a state of the United States or the District of Columbia solely for the purpose of acquiring and directly holding an ownership interest in the limited liability company which owns the Mortgaged Property, (ii) does not engage in any business unrelated to the Mortgaged Property, (iii) does not have any assets other than those related to its limited liability company interest in the limited liability company which owns the Mortgaged Property or any indebtedness other than as permitted by this Agreement or the other Loan Documents, (iv) has its own separate books and records and has its own accounts and operations, in each case which are separate and apart from the books, records, accounts and operations of any Affiliate or other Person, (v) holds itself out as being a Person separate and apart from any other Person, (vi) is subject to all of the limitations on powers set forth in the Organizational Agreements of Borrower and the organizational documentation of First Mortgage Borrower as of the Closing Date and (vii) provides for the inclusion of at least one “independent director” or “independent manager” (as such term is defined in the Organizational Agreements of Borrower).

“Standstill Period” shall mean the period of time commencing with the occurrence of an Event of Default, and ending on the ninetieth (90th) calendar day thereafter.

“Survey” means a certified ALTA/ACSM survey of the Mortgaged Property prepared by a registered Independent surveyor.

“Task Order” shall mean a Task Order in the form attached hereto as Schedule 4, executed by First Mortgage Borrower and the Task Order Third Party.

“Task Order Third Party” shall mean, with respect to a Task Order, the contractor or consultant that is a party to the Task Order.

“Task Order Threshold Condition” shall mean that the making of an Advance satisfies the following two conditions: (a) the amount of such Advance allocable to Capital Improvements Costs and/or TI Costs incurred pursuant to Task Orders does not exceed $100,000; and (b) the amount of such Advance, together with all prior Advances, allocable to Capital Improvements Costs and/or TI Costs incurred pursuant to Task Orders for which Lender has not received subsequent invoices and evidence of payment thereof does not exceed $250,000.

“TCO” means a temporary certificate of occupancy with respect to the Mortgaged Property.

“TI Costs” means tenant improvement costs and allowances incurred by First Mortgage Borrower in connection with renewing existing Leases or executing new Leases for space located in the Mortgaged Property.

“Title Insurance Policy” means a mortgagee’s title insurance policy or policies (a) issued by one or more title companies reasonably satisfactory to Lender which policy or policies shall be on ALTA Form 1992 (with waiver of arbitration provisions), (b) showing First Mortgage Borrower as holding good and marketable fee simple absolute title to the Mortgaged Property with no encumbrances against the Mortgaged Property which are not acceptable to the Lender, and (c) otherwise in form and content reasonably acceptable to Lender.

“TPG/CALSTRS” means TPG/CALSTRS, LLC, a Delaware limited liability company.

“Transaction” means the transaction contemplated by the Loan Documents.

“Transaction Costs” means all costs and expenses paid or payable by Borrower relating to the Transaction (including, without limitation, appraisal fees, legal fees and accounting fees and the costs and expenses described in Section 8.23).

“Transfer” means the conveyance, assignment, sale, mortgaging, encumbrance, pledging, hypothecation, granting of a security interest in, granting of options with respect to, or other disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) all or any portion of any legal or beneficial interest (a) in all or any portion of the Mortgaged Property; or (b) in the stock, partnership interests, membership interests or other ownership interests in First Mortgage Borrower or Borrower and shall also include, without limitation to the foregoing, the following: an installment sales agreement wherein Borrower agrees to sell the Mortgaged Property or any part thereof or any interest therein for a price to be paid in installments; an agreement by Borrower leasing all or a substantial part of the Mortgaged Property to one or more Persons pursuant to a single or related transactions, or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rent; and any instrument subjecting the Mortgaged Property to a condominium regime or transferring ownership to a cooperative corporation.

“UCC” means with respect to any Collateral, the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection or priority of the security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or priority. Wherever this agreement refers to terms as defined in the UCC, if such term is defined in more than one Article of the UCC, the definition in Article 9 of the UCC shall control.

“UCC Searches” has the meaning set forth in Section 3.1(n) hereof.

“Welfare Plan” means an employee welfare benefit plan as defined in Section 3(1) of ERISA established or maintained by Borrower or any ERISA Affiliate or that covers any current or former employee of Borrower or any ERISA Affiliate.

ARTICLE II

GENERAL TERMS

Section 2.1. The Loan.

(a) Subject to the terms and conditions of this Agreement, on each Advance Date, the Lender shall lend to Borrower an Advance on account of the Loan Amount. The proceeds of the Loan shall be used solely for the purposes identified in Section 2.2 hereof. On each Advance Date, upon the satisfaction of the applicable conditions set forth in Article III, the Lender shall wire transfer in immediately available funds to the Repositioning Costs Reserve Account the portion of such Advance which is to be applied to pay Capital Improvement Costs, Leasing Commissions and TI Costs and to the Interest Reserve Account the portion of such Advance which is to be applied to pay interest on the First Mortgage Loan and shall be deemed to have made an Advance in the amount necessary to pay interest on the Loan, in each case, less the related Origination Fee. Borrower shall not be permitted to borrow, repay and reborrow under this Agreement. Borrower may not receive:

(i) more than one Advance during any calendar month to be applied to Capital Improvement Costs, Leasing Commissions and TI Costs;

(ii) an Advance in an amount less than $1,000,000 (except to make interest payments on the Loan and the First Mortgage Loan);

(iii) an Advance which would cause the Loan to Cost Test not to be satisfied or, commencing in the second year of the Loan term and thereafter, the Loan to Value Test not to be satisfied;

(iv) any Advance on account of any Lease which has not been executed;

(v) an Advance if a Default or an Event of Default has occurred and is continuing; or

(vi) an Advance to pay interest on the First Mortgage Loan or the Loan, if any funds are on deposit in the Interest Reserve Account.

(b) The Loan shall constitute one general obligation of Borrower to Lender and shall be secured by the security interest in and Liens granted upon all of the Collateral, and by all other security interests and Liens at any time or times hereafter granted by Borrower to Lender as security for the Loan.

Section 2.2. Use of Proceeds. Proceeds of the Loan shall be used only for the following purposes: (a) to finance a portion of the Renovation of the Mortgaged Property and Leasing Commissions and TI Costs related thereto and, to the extent necessary, to make interest payments on the Loan and the First Mortgage Loan and (b) to pay the reasonable out of pocket expenses incurred by Lender in connection with the Loan.

Section 2.3. Security for the Loan. The Note and Borrower’s obligations hereunder and under all other Loan Documents shall be secured by (a) Liens upon the Collateral pursuant to the Pledge Agreement and (b) all other security interests and Liens granted in this Agreement and in the other Loan Documents.

Section 2.4. Borrower’s Note. Borrower’s obligation to pay the principal of and interest on the Loan and all other amounts due under the Loan Documents shall be evidenced initially by the Note, duly executed and delivered by Borrower and registered in the name of Lender on the Closing Date. The Note shall be payable as to principal, interest and all other amounts due under the Loan Documents, as specified in this Agreement, with a final maturity on the Maturity Date. Lender shall have the right to have the Note subdivided, by exchange for promissory notes of lesser denominations in the form of the initial Note, upon written request to Borrower and, in such event, Borrower shall promptly execute additional or replacement Notes. At no time shall the aggregate original principal amount of the Note (or of such replacement Notes) exceed the Loan Amount.

Section 2.5. Principal and Interest; Exit Fee.

(a) Borrower shall pay to Lender interest on the Principal Indebtedness of the Loan from the Closing Date through the end of the Interest Accrual Period following or during which the Loan is paid in full at the interest rate provided below in this Section 2.5. Interest on the Loan shall accrue on the Principal Indebtedness commencing on the Closing Date and shall be payable in arrears on the eleventh (11th) day of the month following the month in which the Closing Date occurs and on the eleventh (11th) day of each and every month thereafter until such time as the Loan shall be repaid in full, unless, in any such case, such day is not a Business Day, in which event such interest shall be payable on the first Business Day following such date (such date for any particular month, the “Payment Date”). Lender or its designee shall calculate LIBOR on each Interest Determination Date for the related Interest Accrual Period and notify Borrower of such rate for such period and the amount of interest due and payable on the related Payment Date. The entire outstanding Principal Indebtedness of the Loan and the Note, together with all accrued but unpaid interest thereon and all other amounts due under the Loan Documents (including, without limitation, the Exit Fee), shall be due and payable by Borrower to Lender on the Maturity Date. Interest shall be computed on the basis of a 360 day year and the actual number of days elapsed.

(b) For each Interest Accrual Period, the Principal Indebtedness shall bear interest at a rate per annum equal to the sum of (x) LIBOR determined as of the Interest Determination Date for such Interest Accrual Period plus (y) 4.50%.

(c) While an Event of Default has occurred and is continuing, Borrower shall pay to Lender interest at the Default Rate on any amount owing to Lender not paid when due until such amount is paid in full.

(d) On the Payment Date on which Borrower pays the outstanding Principal Indebtedness in whole, Borrower shall pay to the Lender the Exit Fee.

Section 2.6. Voluntary Prepayment.

(a) Borrower may not voluntarily prepay the Loan through and including the July, 2006 Payment Date. Thereafter, Borrower may voluntarily prepay the Loan in whole or in part on any Payment Date; provided, however, that, any such prepayment shall be accompanied by an amount representing all accrued interest on the portion of the Loan being prepaid and other amounts then due under the Loan Documents (including, without limitation, the Exit Fee).

(b) In the event of any such voluntary prepayment, Borrower shall give Lender written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay, which notice shall be given at least thirty (30) days’ prior to the date upon which prepayment is to be made and shall specify the Payment Date on which such prepayment is to be made and the amount of such prepayment (which shall not be less than $100,000). If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein (unless such notice is revoked by Borrower prior to the date specified therein in which event Borrower shall immediately reimburse Lender for any costs incurred in connection with the giving of such notice and its revocation).

Section 2.7. No Sale/Encumbrance; Mandatory Prepayment.

(a) Borrower shall not permit First Mortgage Borrower to effect a Transfer of the Mortgaged Property prior to the last Business Day of the Collection Period with respect to the July, 2006 Payment Date. Thereafter, Borrower may permit First Mortgage Borrower to effect a Transfer of the Mortgaged Property on any Business Day on the condition that with respect to any Transfer of the Mortgaged Property the net sale proceeds (in excess of amounts required to repay the First Mortgage Loan in full) (and, if necessary, any contributions from the principals of Borrower necessary to make the payments required hereunder) are deposited in the

Mezzanine Loan Account and applied on the date of deposit in the Mezzanine Loan Account to repay the Indebtedness in full (including (1) all accrued interest on the Principal Indebtedness through the end of the Interest Accrual Period during which such deposit occurs, (2) the Exit Fee and (3) other amounts then due under the Loan Documents).

(b) Borrower shall not, without the prior written consent of Lender, which consent may be withheld in Lender’s sole discretion, (x) consummate a Transfer or permit a Transfer to occur with respect to an ownership interest in First Mortgage Borrower or (y) other than in the case of a Permitted Transfer, consummate a Transfer or permit a Transfer to occur with respect to an ownership interest in Borrower.

(c) Upon payment or prepayment of the Loan in full, Borrower shall pay to Lender, in addition to the amounts specified in Section 2.6, Section 2.7 and Section 2.12, as applicable, all other amounts then due and payable to Lender pursuant to the Loan Documents.

Section 2.8. Application of Payments After Event of Default. All proceeds on deposit in the Mezzanine Loan Account and the Repositioning Costs Reserve Account or relating to any repayments of the Loan after an Event of Default shall have occurred and be continuing shall be applied by Lender, in Lender’s sole discretion, to amounts then outstanding under this Agreement (including, without limitation, any out-of-pocket costs and expenses of Lender reimbursable pursuant to the terms of this Agreement or the other Loan Documents arising as a result of such repayment, any accrued and unpaid interest then payable with respect to the Loan or the portion thereof being repaid, the Exit Fee, the outstanding Principal Indebtedness or the portion thereof being repaid and any other sums then payable to or for the benefit of Lender pursuant to this Agreement or any other Loan Document(s)).

Section 2.9. Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 2:00 p.m., New York City time, on the date when due and shall be made in lawful money of the United States of America by wire transfer in federal or other immediately available funds to any account designated by Lender in writing, which account initially shall be at JPMorgan Chase Bank, New York, New York (ABA No. 021-000-021, Account No. 066-612-187, Reference: Arco Plaza). Any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day. All payments made by Borrower hereunder, or by Borrower under the other Loan Documents, shall be made irrespective of, and without any deduction for, any set-offs or counterclaims.

Section 2.10. Taxes. All payments made by Borrower under the Note and this Agreement to or for the benefit of Lender shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (other than taxes imposed on the income of Lender).

Section 2.11. Release of Collateral.

(a) Upon repayment of the Loan and all other amounts due hereunder and under the Loan Documents in full in accordance with the terms hereof and thereof, Lender shall, with reasonable promptness after such payment, release or cause to be released all Liens with respect to all Collateral.

(b) In the event Borrower satisfies the outstanding Indebtedness in full (whether in connection with a Transfer of the Mortgaged Property or otherwise), Lender shall withdraw and release to Borrower on the date on which the outstanding Indebtedness is repaid in full any and all amounts then on deposit in the Mezzanine Loan Account and the Repositioning Costs Reserve Account .

Section 2.12. Central Cash Management.

(a) Mezzanine Loan Account. On or before the Closing Date, Borrower shall establish and maintain with the Bank a mezzanine loan account (the “Mezzanine Loan Account”), which shall be an Eligible Account with a separate and unique identification number and entitled “Citigroup Global Markets Realty Corp. as Agent, as secured party from 515/555 Flower Mezzanine Associates, LLC, pursuant to a Loan Agreement, dated as of July 15, 2004, between 515/555 Flower Mezzanine Associates, LLC, and Citigroup Global Markets Realty Corp.” and execute and deliver the Collection Account Agreement. Borrower shall not have any right to withdraw Money from the Mezzanine Loan Account, which shall be under the sole dominion and control, and the “control” within the meaning of Sections 9-104 and 9-106 of the UCC, of the Lender. So long as an Event of Default has not occurred and is not continuing, the funds on deposit in the Mezzanine Loan Account on each Payment Date shall be applied on such Payment Date by Lender, as follows:

first, to the payment to the Lender of (i) the interest then due and payable on the Note with respect to the related Interest Accrual Period, (ii) the Exit Fee and the Extension Fee, if any, then due and payable and (iii) the Principal Indebtedness in an amount equal to any amount to which the Lender is then entitled pursuant to Section 2.7(a) of this Agreement; and

second, to the Construction Consultant of its fees and expenses for which bills have been submitted, and to Lender for any fees incurred by Lender in connection with amendments or endorsements to Lender’s Eagle 9 insurance policy.

(b) Repositioning Costs Reserve Account. On or before the Closing Date, Borrower shall establish and maintain with the Bank, for the benefit of Lender until the Loan is paid in full, an account for the Capital Improvement Costs, Leasing Commissions and TI Costs to be incurred by First Mortgage Borrower in connection with the Renovation (the “Repositioning Costs Reserve Account”). The Repositioning Costs Reserve Account shall be an Eligible Account, shall have a separate and unique identification number and shall have the same title as the Mezzanine Loan Account. Upon Borrower’s withdrawal of any funds from the Repositioning Costs Reserve Account, Borrower shall contribute the same to First Mortgage Borrower and shall cause First Mortgage Borrower to use such funds in accordance with the Loan Documents and the First Mortgage Loan Documents. Borrower’s right to withdraw funds from the Repositioning Costs Reserve Account shall be subject to and conditioned upon satisfaction of the following: (i) no Default or Event of Default shall have occurred and be continuing; and (ii) the Bank and Lender shall have received the following: (A) a written request by Borrower for a withdrawal of funds from the Repositioning Costs Reserve Account, which notice shall set forth the amount of funds requested by Borrower to be withdrawn; (B) a certification executed by Borrower in which Borrower certifies that such requested funds are needed by First Mortgage Borrower to pay for Capital Improvement Costs, Leasing Commissions and/or TI Costs in connection with the Renovation that have already been incurred by First Mortgage Borrower, or that will be incurred by First Mortgage Borrower within five (5) Business Days following the delivery of such certificate, and (C) a certification by Borrower that all prior funds that have been withdrawn by Borrower from the Repositioning Costs Reserve Account (other than those funds withdrawn within five (5) Business Days prior to the delivery of the subject request) have been used by First Mortgage Borrower for the payment of Capital Improvement Costs, Leasing Commissions and/or TI Costs in connection with the Renovation. With respect to funds to be withdrawn from the Repositioning Costs Reserve Account by Borrower within five (5) Business Days after the date that an Advance is deposited into the Repositioning Costs Reserve Account, the requirements of clauses (A) through (C) may be set forth in the request for Advance itself. The Bank shall disburse funds to Borrower on the next Business Day following the satisfaction of the foregoing requirements in an amount equal to the amount requested by Borrower; provided, however, that in the event that clause (C) above is not satisfied, then the amount of the disbursement shall be equal to the amount requested by Borrower, less the amount of prior funds that have been withdrawn by Borrower from the Repositioning Costs Reserve Account (other than those funds withdrawn within five (5) Business Days prior to the delivery of the subject request), and that have not been used by First Mortgage Borrower for the payment of Capital Improvement Costs, Leasing Commissions or TI Costs in connection with the Renovation.

(c) Permitted Investments. Lender or its designee shall invest and reinvest any balance in the Mezzanine Loan Account and the Repositioning Costs Reserve Account, from time to time in Permitted Investments; provided, however, that

(i) the maturity of the Permitted Investments on deposit therein shall be no later than the Business Day immediately preceding the date on which such funds are required to be withdrawn therefrom pursuant to this Agreement, and

(ii) all such Permitted Investments shall be held in the name of Lender.

Lender shall have no liability for any loss in investments of funds in the Mezzanine Loan Account or the Repositioning Costs Reserve Account that are invested in Permitted Investments. All interest paid or other earnings on the Permitted Investments of funds deposited into the Mezzanine Loan Account and the Repositioning Costs Reserve Account made hereunder shall be deposited into the Mezzanine Loan Account and the Repositioning Costs Reserve Account, as applicable. Borrower shall include all earnings on the Mezzanine Loan Account and the Repositioning Costs Reserve Account as income of Borrower for federal and applicable state tax purposes.

(d) Quarterly Statements. No later than thirty (30) days following the end of each of the months of December, March, June, and September, beginning with the month ending at June 30, 2004, Borrower shall prepare and deliver to the Lender a statement (each, a “Quarterly Statement”) in hard copy and on diskette and/or a copy through electronic mail, in form and substance reasonably satisfactory to Lender, setting forth with respect to the Mortgaged Property:

(i) a cash flow report (on a cash basis) detailing the Operating Revenues and the Operating Expenses, in each case on a trailing twelve month basis,

(ii) a rent roll dated as of the last day of such quarter identifying each of the Leases by the term, renewal options (including rental base), suite number, rentable square feet, rental and other charges required to be paid, security deposit paid, real estate taxes paid by tenants, common area charges paid by tenants, tenant pass-throughs, any rental concessions or special provisions or inducements, tenant sales (if the tenant is required to report sales to Borrower), rent delinquencies, rent escalations (which may be contained in a document separate from the rent roll), amounts taken in settlement of outstanding arrears, collections of rent for more than one (1) month in advance, “non-competition” provisions (restricting Borrower or any tenant), any defaults thereunder and any other information reasonably required by Lender;

(iii) a management report (including leasing updates and leasing prospects and Renovation progress) and an actual vacancy level for the Mortgaged Property (expressing the level as a percentage) for the most recent date available,

(iv) year-to-date operating statements and capital expense reports prepared for each calendar month during each such quarter, each of which shall include an itemization of actual (not pro forma) operating expenses and capital expenditures during the applicable period; and

(v) a comparison of the budgeted income and expenses with the actual income and expenses for such month and year to date, together with a detailed explanation of any variances between budgeted and actual amounts that are in excess of the greater of: (1) $10,000, or (2) ten percent (10%) or more for each line item therein.

Section 2.13. Extension Option.

(a) Borrower shall have the option (each, an “Extension Option”), to extend the Maturity Date of the Note from the Payment Date in July, 2006 (the “Original Maturity Date”), to the Payment Date in July, 2007 (the “First Extended Maturity Date”), from the First Extended Maturity Date to the Payment Date in July, 2008 (the “Second Extended Maturity Date”) and from the Second Extended Maturity Date to the Payment Date in July, 2009 (the “Final Maturity Date”), upon satisfaction of each of the following conditions (the “Extension Conditions”):

(i) Borrower shall have given written notice (each, an “Extension Notice”) to the Lender not less than sixty (60) days prior to the Original Maturity Date, the First

Extended Maturity Date or the Second Extended Maturity Date, as applicable, of its election to exercise the first, the second or the third Extension Option, as the case may be;

(ii) no Default or Event of Default shall have occurred and be continuing on the Original Maturity Date, the First Extended Maturity Date or the Second Extended Maturity Date, as applicable;

(iii) Borrower shall have paid to Lender on the First Extended Maturity Date a fee in connection with an extension to the Second Extended Maturity Date equal to the product of 0.125% and the Principal Indebtedness as of the First Extended Maturity Date and on the Second Extended Maturity Date a fee in connection with an extension to the Final Extended Maturity Date equal to the product of 0.125% and the Principal Indebtedness as of the Second Extended Maturity Date, (in each case, taking into account any principal payments made on such date) (each such fee, an “Extension Fee”) (i.e. no Extension Fee shall be due and payable on the Original Maturity Date in connection with an extension to the First Extended Maturity Date);

(iv) Borrower shall have purchased an interest rate cap for the term of the extension (or renewed the existing interest rate cap for such period) in each case from or with a Qualified Interest Rate Cap Counterparty, with a notional amount equal to the outstanding Principal Indebtedness and a strike rate equal to 5.00% and pursuant to documentation acceptable to the Lender and delivered to the Lender a fully executed Collateral Assignment of Hedge; and

(v) with respect to the third Extension Option only, Borrower shall be in compliance with the Loan to Value Test.

(b) In the event Borrower has timely given the Extension Notice for the third Extension Option to the Lender, the Lender shall be required to notify Borrower by not later than the Payment Date prior to the Second Extended Maturity Date, of Borrower’s compliance or non-compliance with the Loan to Value Test. Borrower may make a voluntary prepayment of the Loan on the Second Extended Maturity Date, in order to be in compliance with the Loan to Value Test on such date (including from equity capital contributions from its principals).

(c) Borrower may revoke any Extension Notice by written notice (or telephonic notice promptly confirmed in writing) to the Lender on or prior to the tenth (10th) Business Day prior to the Original Maturity Date, the First Extended Maturity Date or the Second Extended Maturity Date, as applicable; provided, however, that Borrower shall pay the reasonable out-of-pocket costs incurred by the Lender in connection with the giving of any Extension Notice and its revocation. If the term of the Loan is extended pursuant to the provisions of this Section 2.13, then all the other terms and conditions of the Loan Documents shall remain in full force and effect and unmodified.

Section 2.14. Security Agreement.

(a) Pledge of Accounts. To secure the full and punctual payment and performance of all of the Indebtedness, Borrower hereby assigns, conveys, pledges and transfers to Lender as secured party and grants Lender a first and continuing security interest in and to, the following property, whether now owned or existing or hereafter acquired or arising and regardless of where located (collectively, the “Account Collateral”):

(i) all of Borrower’s right, title and interest in the Mezzanine Loan Account, the Repositioning Costs Reserve Account and all Money and Permitted Investments, if any, from time to time deposited or held in the Mezzanine Loan Account or the Repositioning Costs Reserve Account or purchased with funds or assets on deposit in the Mezzanine Loan Account or the Repositioning Costs Reserve Account ;

(ii) all of Borrower’s right, title and interest in interest, dividends, Money, Instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any of the foregoing until such time as such items are disbursed from the Mezzanine Loan Account or the Repositioning Costs Reserve Account ; and

(iii) to the extent not covered by clause (i) or (ii) above, all Borrower’s right, title and interest in Proceeds of any or all of the foregoing until such time as such items are disbursed from the Mezzanine Loan Account or the Repositioning Costs Reserve Account .

(b) Financing Statements; Further Assurances. Borrower hereby authorizes the filing of any financing statements or continuation statements, and amendments to financing statements, in any jurisdictions and with any filing offices as the Lender may determine, in its sole discretion, are necessary or advisable to perfect the security interest granted to the Lender in connection herewith. Such financing statements may describe the collateral in the same manner as described in any security agreement or pledge agreement entered into by the parties in connection herewith or may contain an indication or description of collateral that describes such property in any other manner as the Lender may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the collateral granted to the Lender in connection herewith, including, without limitation, describing such property as “all assets” or “all personal property” whether now owned or hereafter acquired. From time to time, at the expense of Borrower, Borrower shall promptly execute and deliver all further instruments, and take all further action, that Lender may reasonably request, in order to continue the perfection and protection of the pledge and security interest granted or purported to be granted hereby.

(c) Transfers and Other Liens. Borrower shall not sell or otherwise dispose of any of the Account Collateral other than pursuant to the terms hereof, or create or permit to exist any Lien upon or with respect to all or any of the Account Collateral, except for the Lien granted to Lender under this Agreement.

(d) No Waiver. Every right and remedy granted to Lender under this Agreement or by law may be exercised by Lender at any time and from time to time, and as often as Lender may deem it expedient. Any and all of Lender’s rights with respect to the pledge of and security interest in the Account Collateral granted hereunder shall continue unimpaired, and to the extent permitted by law, Borrower shall be and remain obligated in accordance with the terms hereof, notwithstanding (i) any proceeding of Borrower under the United States

Bankruptcy Code or any bankruptcy, insolvency or reorganization laws or statutes of any state, (ii) the release or substitution of Account Collateral at any time, or of any rights or interests therein or (iii) any delay, extension of time, renewal, compromise or other indulgence granted by Lender in the event of any Default with respect to the Account Collateral or otherwise hereunder. No delay or extension of time by Lender in exercising any power of sale, option or other right or remedy hereunder, and no notice or demand which may be given to or made upon Borrower by Lender, shall constitute a waiver thereof, or limit, impair or prejudice Lender’s right, without notice or demand, to take any action against Borrower or to exercise any other power of sale, option or any other right or remedy.

(e) Lender Appointed Attorney-In-Fact. Borrower hereby irrevocably constitutes and appoints Lender as Borrower’s true and lawful attorney-in-fact, with full power of substitution, at any time after the occurrence and during the continuation of an Event of Default, to execute, acknowledge and deliver any instruments and to exercise and enforce every right, power, remedy, option and privilege of Borrower with respect to the Account Collateral, and do in the name, place and stead of Borrower, all such acts, things and deeds for and on behalf of and in the name of Borrower with respect to the Account Collateral, which Borrower could or might do or which Lender may deem necessary or desirable to more fully vest in Lender the rights and remedies provided for herein with respect to the Account Collateral and to accomplish the purposes of this Agreement. The foregoing powers of attorney are irrevocable and coupled with an interest and shall terminate upon repayment of the Indebtedness in full.

(f) Continuing Security Interest; Termination. This Section 2.14 shall create a continuing pledge of and security interest in the Account Collateral and shall remain in full force and effect until payment in full by Borrower of the Indebtedness. Upon payment in full by Borrower of the Indebtedness, Borrower shall be entitled to the return, upon its request and at its expense, of such of the Account Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof.

Section 2.15. Junior Mezzanine Loan. Subject to the provisions of this Section 2.15, Borrower shall have the right, at no cost or expense to Lender, to obtain an additional junior mezzanine loan (the “Approved Junior Mezzanine Loan”) with respect to the Mortgaged Property. The initial principal amount of the Approved Junior Mezzanine Loan shall not be greater than the lesser of (x) $25,000,000 and (y) the amount that when combined with the outstanding Principal Indebtedness and the outstanding First Mortgage Principal Indebtedness causes the aggregate amount of debt financing secured directly or indirectly by the Mortgaged Property to equal 80% of Borrower’s Basis in the Mortgaged Property. The closing of the Approved Junior Mezzanine Loan shall be subject to the following conditions precedent: (x) Borrower shall have obtained the prior approval of the Lender with respect to the identity of the Lender under the Junior Mezzanine Loan (the “Approved Junior Mezzanine Lender”) and the terms of the Approved Junior Mezzanine Loan, such approval not to be unreasonably withheld or delayed, (y) if the First Mortgage Loan has been included in a Secondary Market Transaction (as such term is defined in the First Mortgage Loan Agreement) in which Securities (as such term is defined in the First Mortgage Loan Agreement) were issued, First Mortgage Borrower shall have delivered to First Mortgage Lender a First Mortgage Rating Confirmation and (z) Borrower shall have paid all out-of-pocket expenses incurred by the Lender in connection with the transaction. In connection with any Junior Mezzanine Loan,

(i)	the Approved Junior Mezzanine Loan shall be made to a special purpose, bankruptcy remote entity (the “Approved Junior Mezzanine Borrower”) pursuant to applicable Rating Agency criteria that owns directly or indirectly one hundred percent (100%) of the ownership interest in the Borrower and shall be secured principally by a pledge of one hundred percent (100%) of Approved Junior Mezzanine Borrower’s direct and indirect ownership interests in Mezzanine Borrower;

(ii)	Borrower shall cooperate with all reasonable requests of Lender in order to obtain the Approved Junior Mezzanine Loan and shall execute and deliver such documents in compliance therewith as shall reasonably be required by Lender and any Rating Agency (including, without limitation, the delivery of new substantive non-consolidation legal opinions and the modification of organizational documents and Loan Documents); and

(iii)	the First Mortgage Lender, the Lender and the Junior Mezzanine Lender shall have entered into the Intercreditor Agreement and the Lender and the Junior Mezzanine Lender shall have entered into the Junior Intercreditor Agreement, each in a form reasonably acceptable to the Lender.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1. Conditions Precedent to Effectiveness. This Agreement shall become effective on the date that all of the following conditions shall have been satisfied (or waived in accordance with Section 8.4) (the “Closing Date”):

(a) Loan Documents; First Mortgage Loan Documents; UCC Insurance Policy. Each of Borrower, Manager and Guarantor, shall have executed and delivered the respective Loan Documents to which it is a party to Lender. Lender shall have received the fully executed First Mortgage Loan Documents in form and substance satisfactory to Lender. Lender shall have received from a title insurance company acceptable to the Lender the UCC insurance policy with respect to the creation, attachment and perfection of the security interests pledged to the Lender under and pursuant to the Pledge Agreement and evidence that such UCC insurance policy has been paid for in full.

(b) Opinions of Counsel. Lender shall have received from counsel to Borrower, Guarantor and Manager legal opinions with respect to corporate and security interest matters and with respect to substantive non-consolidation of Approved Junior Mezzanine Borrower, Manager and TPG/CALSTRS on the one hand, and Borrower on the other, in the event of the bankruptcy of Approved Junior Mezzanine Borrower, Manager or TPG/CALSTRS. Such legal opinions shall be addressed to Lender and its successors and assigns, dated the Closing Date, and in form and substance satisfactory to Lender and its counsel.

(c) Formation Documents. Lender shall have received with respect to each of Borrower, Guarantor and Manager its certificate of limited partnership or formation or certificate of incorporation, as applicable, as amended, modified or supplemented to the Closing Date, as filed with the Secretary of State in the jurisdiction of organization and in effect on the Closing Date and certified to be true, correct and complete by the appropriate Secretary of State as of a date not more than ten (10) days prior to the Closing Date, together with a good standing certificate from such Secretary of State and a good standing certificate from the Secretaries of State (or the equivalent thereof) of each other State in which such party is required to be qualified to transact business.

(d) Certified Organizational Agreements and Resolutions, Etc. Lender shall have received a certificate of Borrower, the Guarantor, and Manager dated the Closing Date, certifying (i) the names and true signatures of its incumbent officers authorized to sign the Loan Documents to which Borrower, the Guarantor, and Manager is a party, (ii) the Organizational Agreements of Borrower as in effect on the Closing Date, (iii) the resolutions of Borrower and the Guarantor, approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, and (iv) that there have been no changes in the Organizational Agreements since the date of execution thereof.

(e) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing.

(f) No Injunction. No law or regulation shall have been adopted, no order, judgment or decree of any Governmental Authority shall have been issued, and no litigation shall be pending or threatened, which in the good faith judgment of Lender would enjoin, prohibit or restrain, or impose or result in the imposition of any material adverse condition upon, the making or repayment of the Loan or the consummation of the Transaction.

(g) Representations and Warranties. The representations and warranties herein and in the other Loan Documents shall be true and correct.

(h) Mortgaged Property Deliveries. Lender shall have received the Survey, the Appraisal, the Engineering Report, the Environmental Report, the Seismic Study and the asbestos “operations and maintenance” plan with respect to the Mortgaged Property, each of which shall be in form and substance satisfactory to Lender.

(i) Financial Information; Operating Budget; Personal Financial Statement. Lender shall have received the financial statements of Guarantor, each of which shall be acceptable to the Lender, and acceptable financial information relating to the Mortgaged Property. Such information shall include the following, to the extent reasonably available:

(i) operating statements for the current year (including actual to date information, an annual budget and trailing twelve month data in hard copy and on diskette) and for not less than the three preceding years (including tenant improvements costs, leasing commissions, capital reserves, major repairs, replacement items and occupancy rates in hard copy and on diskette);

(ii) copies of Leases with respect to the tenants of the Mortgaged Property, a copy of the standard lease form, if any, and tenant lease abstracts, if available;

(iii) current property rent roll data on a tenant by tenant basis in hard copy (including name, square footage, lease term, expiration date, renewal options, base rent per square foot, sales volume psf (if applicable), percentage rent terms (if applicable), additional rent clauses (including stops, offsets, and other special provisions), escalation clauses for increase in operating expense, maintenance, insurance, real estate taxes and utilities, assignment, sublet and cancellation provisions and purchase options);

(iv) current real estate tax bills and historical real estate tax bills of record for the Mortgaged Property for not less than the three preceding years;

(v) insurance certificates indicating the type and amount of coverage; and

(vi) the most recent annual financial statements and unaudited quarterly financial statements.

The annual financial statements relating to the Mortgaged Property shall be either (x) audited by a “Big Four” accounting firm or another firm of certified public accountants reasonably acceptable to Lender (including RBZ, LLP) or (y) done in accordance with agreed upon procedures reasonably acceptable to Lender to be performed by a “Big Four” accounting firm or another firm of certified public accountants reasonably acceptable to Lender (including RBZ, LLP) to create similar information.

(j) Pro Forma Financial Statements; Operating Budget. Lender shall have received (i) the initial pro forma financial statement for the Mortgaged Property for the following twelve months, (ii) a financial statement that forecasts projected revenues and operating expenses for not less than three years, and (iii) the Operating Budget for the current Fiscal Year which Operating Budget shall be acceptable to the Lender.

(k) Site Inspection. Lender shall have performed, or caused to be performed on its behalf, an on-site due diligence review of the Mortgaged Property which inspection is satisfactory to Lender in its sole discretion.

(l) Financing Statements. Borrower shall have approved for filing all financing statements required by Lender pursuant hereto and such financing statements shall have been filed of record in the appropriate filing offices in each of the appropriate jurisdictions or irrevocably delivered to a title agent for such recordation.

(m) Title Insurance Policy. Lender shall have received an unconditional commitment (in form and substance reasonably satisfactory to Lender) to issue the Title Insurance Policy covering the Mortgaged Property.

(n) Lien Search Reports. Lender shall have received satisfactory reports of UCC (collectively, the “UCC Searches”), tax lien, judgment and litigation searches and title updates conducted by search firms and/or title companies acceptable to Lender with respect to the Collateral, Borrower, the Mortgaged Property and the Guarantor, such searches to be conducted in each of the locations as Lender shall reasonably require.

(o) Consents, Licenses, Approvals, etc. Lender shall have received copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by Borrower, and the validity and enforceability, of the Loan Documents, and such consents, licenses and approvals shall be in full force and effect.

(p) Additional Real Estate Matters. Lender shall have received such other real estate related certificates and documentation relating to the Mortgaged Property as may have been requested by Lender, to the extent reasonably available:

(i) certificates of occupancy (or building permit) and utility company approval letters issued by the appropriate Governmental Authority of the jurisdiction in which the Mortgaged Property is located reflecting, and consistent with, the use of the Mortgaged Property;

(ii) letters from the appropriate local Governmental Authority of the jurisdiction in which the Mortgaged Property is located, certifying that the Mortgaged Property is in compliance with all applicable zoning laws, rules and regulations, or a zoning endorsement to the applicable Title Insurance Policy with respect to the Mortgaged Property or an opinion of zoning counsel to such effect or a report from The Planning and Zoning Resources Corporation to such effect;

(iii) abstracts of all Leases in effect at the Mortgaged Property and copies of such of the Leases as Lender may request; and

(iv) estoppel certificates in form and substance acceptable to Lender in respect of the tenants at the Mortgaged Property.

(q) Additional Matters. Lender shall have received such other certificates, opinions, documents and instruments relating to the Loan as may have been reasonably requested by Lender. All corporate and other organizational proceedings, all other documents (including, without limitation, all documents referred to herein and not appearing as exhibits hereto) and all legal matters in connection with the Loan shall be reasonably satisfactory in form and substance to Lender.

(r) Transaction Costs. Borrower shall have paid all Transaction Costs for which bills have been submitted in accordance with the provisions of Section 8.23.

(s) Insurance. Lender shall have received certificates of insurance demonstrating insurance coverage in respect of the Mortgaged Property of types, in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth in this Agreement. Such certificates shall indicate that Lender is a named additional insured and shall contain a loss payee endorsement in favor of Lender with respect to the property policies required to be maintained under this Agreement.

(t) Material Adverse Effect. The Lender has determined that no event or condition has occurred that is reasonably likely to result in (x) a Material Adverse Effect or (y) a material adverse change in the principals of Borrower or market conditions generally.

(u) Completed Construction Documents. The Lender and the Construction Consultant shall have received from Borrower all items on the Lender’s project review checklist, which items shall be acceptable to the Lender, in connection with completed work. Such items shall include, without limitation, the Construction Documents.

(v) Preliminary Evaluation of the Capital Budget. The Construction Consultant shall have provided to the Lender, to the extent available, a preliminary evaluation of the preliminary Capital Budget (including, without limitation, the related cost estimates (including quantities and unit costs)), Construction Documents and the Construction Timing, which preliminary evaluation shall include the Construction Consultant’s certification that, in its reasonable opinion, the preliminary Capital Budget is adequate to complete the Renovation, and the Renovation can be completed in the time frame described in the preliminary Construction Timing, based on the preliminary Renovation Plans and the Capital Budget, and shall be acceptable to the Lender (the “Preliminary Construction Opinion Letter”).

Section 3.2. Advance Procedure.

(a) Request for Advance. Not less than ten (10) Business Days prior to the proposed Advance Date, Borrower shall deliver to the Lender in writing (with copies to the Lender’s servicer and the Construction Consultant) a written request for an Advance substantially in the form of Schedule 5 attached hereto, which contains the following:

(i) the proposed Advance Date, the aggregate amount of funds proposed to be made available by the Lender to the Borrower on such Advance Date, and the application of such funds to Capital Improvement Costs, Leasing Commissions, TI Costs and interest payments on the Loan;

(ii) Borrower’s certification as to the following:

(A) with respect to Capital Improvements Costs toward which the Advance is to be applied, that such Capital Improvement Costs are consistent with the Capital Budget (including a tracking report demonstrating the comparison of such Capital Improvement Costs to the Capital Budget);

(B) with respect to TI Costs toward which the Advance is to be applied, that such TI Costs relate to executed Leases and are consistent with the Leasing Budget (including a tracking report demonstrating the comparison of such TI Costs to the Leasing Budget);

(C) with respect to Capital Improvements Costs and/or TI Costs that are being incurred pursuant to a Task Order, that such Capital Improvements Costs and/or TI Costs will be due and owing by First Mortgage Borrower to the Task Order Third Party within thirty (30) days after the applicable Advance Date;

(D) with respect to Leasing Commissions toward which the Advance is to be applied, that such Leasing Commissions relate to Leases that have been executed by First Mortgage Borrower and the tenant named thereunder, or that Borrower reasonably believes will be executed within thirty (30) days following the applicable Advance Date, and which are consistent with the Leasing Budget (including a tracking report demonstrating the comparison of such Leasing Commissions to the Leasing Budget); and

(E) with respect to any Advance for Capital Improvement Costs, Leasing Commissions and/or TI Costs, that the portion of the Advance allocable to such work will be applied in a timely manner by First Mortgage Borrower to the payments required for the performance of such work; and

(iii) Borrower’s delivery of the following documentation:

(A) with respect to Capital Improvement Costs and/or TI Costs being incurred pursuant to a General Contract or a subcontract (but not pursuant to a Task Order), supporting back up documentation (including invoices and Contractors’ Requisition Certifications) with respect to such Capital Improvement Costs and/or TI Costs;

(B) with respect to Capital Improvement Costs and/or TI Costs being incurred pursuant to a Task Order, a fully-executed Task Order;

(C) with respect to Leasing Commissions, a fully-executed leasing commission agreement with a commercial real estate leasing broker and, if received by Borrower prior to its request for the subject Advance, an invoice from such broker setting forth the Leasing Commissions due under such leasing commission agreement; and

(D) a copy of Borrower’s check register showing all payments made by Borrower since the prior Advance request for Capital Improvement Costs, Leasing Commissions and TI Costs;

(iv) Borrower’s certification that all related partial and final waivers of Lien with respect to Capital Improvement Costs and TI Costs funded from prior Advances have been obtained (including attaching copies of same);

(v) invoices for, and evidence of payment of, Leasing Commissions to the extent that any prior Advances were applied toward the payment thereof;

(vi) invoices for, and evidence of payment of, Capital Improvement Costs and/or TI Costs that were incurred pursuant to Task Orders to the extent that any prior Advances were applied toward the payment thereof;

(vii) upon the completion of the tenant improvements in connection with any Lease, a memorandum of lease commencement executed by First Mortgage Borrower and the tenant under such Lease, which memorandum shall include a certification by such tenant that all tenant improvements have been completed in accordance with the requirements of such Lease;

(viii) a Basis calculation worksheet in the form attached hereto as Schedule 6;

(ix) an “owner’s sworn statement” certifying that Borrower is in compliance with the affirmative covenants and the negative covenants set forth in this Agreement;

(x) a certification on behalf of Borrower, that (i) the representations and warranties in this Agreement are true and correct on such Advance Date as if made on such date both before and after giving effect to the Advance (or are true and correct after giving effect to the information contained on a schedule attached to such certificate, if any, provided by Borrower), (ii) no Default or Event of Default has occurred and is continuing on such Advance Date, (iii) the Borrower is in good standing in its jurisdiction of formation, and (iv) there have been no changes in the Organizational Agreements since the most recent certification thereof (or if there have been changes, certifying as to the changes); and

(xi) evidence reasonably satisfactory to Lender that First Mortgage Borrower has spent on Capital Improvement Costs (from First Mortgage Borrower’s own funds or from disbursements to First Mortgage Borrower from the Cash Flow Sweep Account (but excluding any funds from any Advance)) an amount equal to 30% of the aggregate Capital Improvement Costs incurred by First Mortgage Borrower at the time of such request for Advance.

(b) Within ten (10) Business Days after receipt by the Lender of a written request for Advance that contains all required items contained in Section 3.2(a), or, if applicable, within twenty (20) Business Days after receipt by Lender (in accordance with Section 5.1(y)) of a complete set of Construction Documents with respect to the portion of the Renovation toward which the requested Advance is to be applied, whichever is later, Lender shall fund the requested Advance; provided, the Lender shall have concurred in Borrower’s statements contained in the written request for Advance that the Capital Improvement Costs to be funded with the proceeds of the Advance are consistent with the Capital Budget and the Leasing Commissions and TI Costs to be funded with the proceeds of the Advance are consistent with the Leasing Budget. The amount funded by the Lender shall equal 100% of the Leasing Commissions and TI Costs and 70% of the Capital Improvement Costs referenced on Borrower’s written request for an Advance which amount shall be funded to the Repositioning Costs Reserve Account in accordance with Section 2.1(a) of this Agreement; provided, however, that if immediately following the Advance, the Task Order Threshold Condition would not be satisfied, then Lender shall reduce the amount of the Advance allocable to the payment of Task Orders by the amount required to satisfy the Task Order Threshold Condition. In the event, after the proceeds of the First Mortgage Loan disbursed to the Interest Reserve Account on the Closing Date have been reduced to zero, (x) the funds on deposit in the Collection Account on a Payment Date are not sufficient to pay interest on the First Mortgage Loan or the funds on deposit in the Mezzanine Loan Account on a Payment Date are not sufficient to pay interest on the Loan and (y) the funds on deposit in the Cash Flow Sweep Account are not sufficient to make either such payment, then on such Payment Date, the Lender shall make an Advance in the amount necessary to pay interest on the Loan and/or interest on the First Mortgage Loan, provided, that such Advance shall not cause the Loan to Value Test, if applicable, or the Loan to Cost Test not to be satisfied.

(c) The obligation of the Lender to make any Advances to Borrower from time to time as set forth above in this Section 3.2 shall be subject to the satisfaction of the conditions precedent contained in Sections 3.3 and 3.4 below as of each related Advance Date.

(d) No Advance shall be made for any portion of the Renovation in excess of the budgeted amount for such portion of the Renovation set forth in the Capital Budget and the Leasing Budget. Lender shall not be required to disburse any portion of any Advance, for labor, materials or services during any stage of construction of the Improvements, which exceeds the applicable percentage of completion of the relevant portion of the Renovation as approved by the Construction Consultant.

Section 3.3. Conditions Precedent to Advances. Advances shall be made on an Advance Date that all of the following conditions shall have been satisfied (or waived in accordance with Section 8.4):

(a) Cooperation with Site Visit; Monthly Project Report. Borrower shall have cooperated with the Construction Consultant to permit reasonable access to the Mortgaged Property for site visits during each month in order to inspect the portion of the Mortgaged Property affected by the Renovation and facilitate the preparation and delivery to the Lender of the Monthly Project Report and, if necessary, a Construction Opinion Letter or Construction Project Memorandum. The Lender shall not have received a Monthly Project Report, a Construction Opinion Letter or a Construction Project Memorandum from the Construction Consultant that is not acceptable to the Lender, it being understood and agreed that the Monthly Project Report shall be a retroactive analysis of Advances funded in previous months and the Construction Consultant’s confirmation of the items submitted pursuant to Section 3.2(a) for a proposed Advance in the current month shall not delay or prevent an Advance to be made in the month in which the Monthly Project Report is being delivered.

(b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing.

(c) Representations and Warranties. The representations and warranties herein and in the other Loan Documents and First Mortgage Loan Documents shall be true and correct.

(d) Status of Title. Borrower shall have delivered to Lender, at Borrower’s sole cost and expense, such evidence from the title company issuing the Title Insurance Policy as Lender shall reasonably require, confirming (in such form as Lender shall reasonably require) that a search of the public records discloses no matter of record constituting an exception to First Mortgage Lender’s title other than the Permitted Encumbrances (including, without limitation, judgments, liens, mechanics liens, outstanding taxes, assessments or water rents, financing documents or title retention agreements filed and/or recorded against Borrower, First Mortgage Borrower or the Mortgaged Property or any part thereof).

(e) No Damage. Neither the Mortgaged Property nor any Equipment of a material nature shall have suffered any significant damage (i.e. damage costing in excess of $1,000,000 to repair) by fire or other casualty loss that has not been completely repaired and restored to its original or better condition or is not in good faith being repaired and restored and for which adequate funds (in Lender’s reasonable judgment) are or will be available.

(f) No Condemnation. No condemnation of all or a significant part of the Mortgaged Property or adverse zoning or usage change proceedings materially adversely affecting the use of the Mortgaged Property shall have been commenced with respect to the Mortgaged Property, or threatened pursuant to a written notice from the applicable Governmental Authority, other than any usage changes as are contemplated by this Agreement or any change in zoning or a proceeding to change the zoning that by its terms permits the continued use and occupancy of the Mortgaged Property in perpetuity in accordance with the certificate of occupancy therefor, including reconstruction of substantially all the improvements then situated on the Mortgaged Properties upon any casualty thereto in whole or in part.

(g) Evidence of Compliance and Good Workmanship. Lender, its servicer and the Construction Consultant shall each have received such certifications and documentation from Borrower, the General Contractors and the Architects as it may reasonably require to demonstrate that (i) the portion of the Renovation toward which the Advance will be applied has been prosecuted in all respects substantially in accordance with the Renovation Plans, and (ii) all Renovation has been accomplished in a good and workmanlike manner to a stage of completion warranting the Advance being requested. The certificates and documents must be in all respects reasonably satisfactory to Lender and its servicer.

(h) Partial Lien Waivers. To the extent applicable, Lender and the Construction Consultant shall have received partial lien waivers from any contractor, subcontractor or material supplier providing work, labor or services paid with a prior Advance with respect to such work, labor or services, as the case may be, and immediately following the final payment to any contractor, subcontractor or material supplier, a copy of a general release and final waiver of lien from such contractor, subcontractor or material supplier, as the case may be.

(i) Transaction Costs. Borrower shall have paid all Transaction Costs for which bills have been submitted in accordance with the provisions of Section 8.23.

(j) No Amendment of Capital Budget, the Leasing Budget or Construction Documents. Neither the Capital Budget, the Leasing Budget nor the Construction Documents shall have been amended or modified without the prior written consent of Lender. Notwithstanding the foregoing, Lender acknowledges that, as of the Closing Date, the Leasing Budget and Capital Budget are preliminary estimates made by Borrower and Borrower’s consultants. The provisions as per Section 5.1(aa) of this Agreement will govern for proposed amendments to the Leasing Budget and Capital Budget, respectively.

(k) Interest Rate Cap. Borrower shall have delivered to the Lender the interest rate cap in a form acceptable to the Lender from a Qualified Interest Rate Cap Provider with a notional amount equal to the outstanding Principal Indebtedness (including the requested Advance) and a strike rate equal to 5.00% and the fully executed Collateral Assignment of Hedge.

(l) Final Advance. In the case of the final Advance, the Lender shall have received:

(i) advice from the Construction Consultant and the Architects to the effect that performance of the Renovation has been completed, and any necessary utilities have been finished and made available for use, in each case substantially in accordance with the Renovation Plans, except to the extent of minor details not material to the use or occupancy of the Improvements, and that the Construction Consultant has received satisfactory evidence of the approval by all applicable Governmental Authorities of the Improvements for permanent occupancy (other than tenant improvements not yet completed);

(ii) a current final “as-built” survey of the Land showing all Improvements thereon;

(iii) a copy of the TCO or permanent certificate of occupancy received by Borrower or Manager from the appropriate Governmental Authorities which have approved the Improvements or occupied tenant improvements for occupancy;

(iv) “as-built” plans for the improvements which are substantially reflective of the physical condition of the Mortgaged Property prepared by the Architects;

(v) an Engineering Report with respect to the Mortgaged Property prepared by the Engineer, which Engineering Report shall be reasonably acceptable to the Lender; and

(vi) a final Title Insurance Policy date-down.

(m) Material Adverse Effect. The Lender has determined that no event or condition has occurred that is reasonably likely to result in (x) a Material Adverse Effect or (y) a material adverse change in the principals of Borrower or market conditions generally.

(n) Terrorism Insurance. Borrower has provided Lender with evidence reasonably satisfactory to Lender that First Mortgage Borrower has obtained terrorism insurance in the amounts required pursuant to Section 5.1(x) of the First Mortgage Loan Agreement.

(o) Architects, General Contractors, Renovation Plans and Letter Agreements. Borrower acknowledges that as of the Closing Date, the Borrower has not submitted to Lender, and Lender has not approved, any of the following:

(i) the identities of the Architects or the Architects’ Contracts,

(ii) the identities of the General Contractors or the General Contracts,

(iii) the Renovation Plans (other than those addressed by the Preliminary Construction Opinion Letter), and

(iv) the letter agreements pursuant to the provisions of which the Architects, the General Contractors, the subcontractors and materialmen under the Major Subcontracts and the Task Orders Third Parties shall have agreed to perform their respective contracts at no additional cost or expense for the benefit of Lender or its nominee or wholly-owned subsidiary, in the event of a Default under the Loan Documents or a foreclosure of the First Mortgage.

It shall be a condition precedent to the making of any Advances by Lender to Borrower that Lender shall have approved (such approval not to be unreasonably withheld or delayed) the identity of the Architects, the General Contractors and the consultants under Consulting Contracts, and that Lender shall have received and approved (such approval not to be unreasonably withheld or delayed), to the extent applicable to the subject requested Advance, the Architects’ Contracts, the General Contracts, the Consulting Contracts, the complete (and non-preliminary) Renovation Plans applicable to the Advance, proposed amendments to the Capital Budget and Leasing Budget, the Construction Timing and the letter agreements pursuant to the provisions of which the Architects, the General Contractors, the subcontractors and materialmen under the Major Subcontracts and the Task Orders Third Parties shall have agreed to perform their respective contracts at no additional cost or expense for the benefit of Lender or its nominee or wholly-owned subsidiary, in the event of a Default under the Loan Documents or a foreclosure of the First Mortgage. Additionally, prior to Lender making any Advances, (1) Lender shall have received from the Construction Consultant an acceptable Construction Opinion Letter or Construction Project Memorandum (if applicable) with respect to the portion of the Renovation of the Mortgaged Property toward which the subject Advance will be applied, and (2) Borrower shall have caused each Major General Contractor to provide payment and performance bonds, with a dual obligee rider in favor of Lender, in form and substance approved by Lender, and issued by a surety or sureties approved by Lender, in an aggregate amount approved by Lender, and assuring completion of the portion of the Renovation toward which the subject Advance will be applied in accordance with Construction Contracts entered into between such Major General Contractor and Borrower and in accordance with the Renovation Plans; provided, however, that payment and performance bonds shall not be required if Lender determines in its reasonable discretion that requiring Borrower to obtain the same would not be commercially reasonable.

Section 3.4. Additional Provisions for Future Advances.

(a) Borrower agrees that all necessary state, local and federal permits required or needed for the Renovation at the Mortgaged Property have been obtained or will be obtained in a timely manner and that the renovated Improvements, when completed, shall be in compliance with all applicable Legal Requirements.

(b) Borrower agrees that the initial phase of the Renovation shall be commenced on or before the Commencement Date, and once the Renovation has been commenced, the Renovation shall be prosecuted with diligence and continuity giving account to Excusable Delay, in a good and workmanlike manner and completed substantially in accordance with the Renovation Plans free and clear of Liens of any kind except those in favor of Lender and First Mortgage Lender, other than the Permitted Encumbrances. Borrower further agrees to keep Lender informed, from time to time, as to all matters of concern regarding the performance and progress of the Renovation.

(c) Borrower shall permit Lender, Construction Consultant and/or their representatives to enter upon the Mortgaged Property, upon reasonable advance notice (which may be oral) and during normal business hours, to inspect the Renovation and the Improvements and all materials to be used in the completion thereof, and to examine all Renovation Plans as well as detailed plans and shop drawings and, in furtherance of but without limiting any of the other provisions of this clause, Borrower and its contactors shall meet at the Mortgaged Property (or by telephonic conference) from time to time, upon reasonable advance request by Lender, during the period of performance of the Renovation, to discuss the progress of the Renovation.

(d) Borrower shall deliver to Lender, on demand, certified copies of contracts, bills of sale, statements, or receipted vouchers or agreements under which Borrower claims title to any materials, fixtures or articles constituting part of the Improvements.

(e) Borrower shall correct any structural defect in the Improvements or any departure from the Renovation Plans which has not been approved by Lender or Construction Consultant on Lender’s behalf.

(f) Following any Default, Borrower shall promptly comply, and cause any contractor or subcontractor to promptly comply, with reasonable instructions of Lender or Construction Consultant relating to the performance of the Renovation in accordance with any Construction Document and the Renovation Plans.

(g) Borrower shall pay or cause to be paid all obligations incurred for the cost of the Renovation (whether or not the monies available under this Agreement shall be sufficient for said purpose) pursuant to purchase orders for each of such items.

(h) Borrower shall furnish or cause to be furnished to Lender and Construction Consultant from time to time (but not less frequently than once a month) (i) a list of all unpaid bills with respect to work, labor or services or materials, supplies or equipment relating to the Renovation, (ii) list of all contractors and subcontractors with whom Borrower has contracted or intends to contract for the performing of any work, labor or services or the furnishing of any materials, supplies or equipment in connection with the Renovation at the Mortgaged Property together with copies of such contracts and (iii) Borrower’s budgets and revisions thereof showing the estimated costs of the Renovation and the funds that shall be required, at any given time, to complete and pay for such Renovation, labor, services, materials, supplies or equipment (including a construction timeline showing the estimated time periods within which each phase of each item of the Renovation shall be completed).

(i) Borrower shall furnish to Lender and Construction Consultant (a) before commencing any portion of the Renovation, copies of all permits and other governmental approvals necessary in order to commence such Renovation; and (b) within thirty (30) days or such longer period of time as may be caused by municipal or other governmental delay after completion of the Renovation and in any event prior to requesting the final Advance hereunder, a copy of any final approvals and any other necessary certificates, licenses, consents and other approvals of Governmental Authorities.

Section 3.5. Form of Loan Documents and Related Matters. All of the Loan Documents, whether or not referred to in this Article III, unless otherwise specified, shall be delivered to Lender, and shall be satisfactory in form and substance to Lender in its sole discretion (unless the form thereof is prescribed herein). The execution and delivery by Borrower of this Agreement shall constitute a representation and warranty by Borrower to Lender that all of the conditions required to be satisfied under Section 3.1 in connection with the making of the Loan have been satisfied or waived in accordance with Section 8.4.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1. Representations and Warranties as to Borrower. Borrower represents and warrants that, as of each Advance Date:

(a) Organization. Borrower (i) is a duly organized and validly existing limited liability company in good standing under the laws of the State of Delaware, (ii) has the requisite power and authority to own its properties (including, without limitation, the Collateral) and to carry on its business as now being conducted and is qualified to do business in the jurisdiction in which the Mortgaged Property is located, and (iii) has the requisite power to execute and deliver, and perform its obligations under, this Agreement, the Note and all of the other Loan Documents to which it is a party.

(b) Authorization; No Conflict; Consents and Approvals. The execution and delivery by Borrower of this Agreement, the Note and each of the other Loan Documents, Borrower’s performance of its obligations hereunder and thereunder and the creation of the security interests and Liens provided for in this Agreement and the other Loan Documents to which it is a party (i) have been duly authorized by all requisite limited liability company action on the part of Borrower, (ii) will not violate any provision of any Legal Requirements, any order of any court or other Governmental Authority, the Organizational Agreements or any indenture or material agreement or other instrument to which Borrower is a party or by which Borrower is bound, and (iii) will not be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or result in the creation or imposition of any Lien of any nature whatsoever upon any of the property or assets of Borrower pursuant to, any such indenture or material agreement or instrument. Other than those obtained or filed on or prior to the Closing Date, Borrower is not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any Governmental Authority or other agency in connection with or as a condition to the execution, delivery or performance of this Agreement, the Note or the other Loan Documents executed and delivered by Borrower.

(c) Enforceability. This Agreement, the Note and each other Loan Document executed by Borrower or any other party in connection with the Loan, is the legal, valid and binding obligation of Borrower, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles. This Agreement, the Note and such other Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower (including the defense of usury), and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

(d) Litigation. There are no actions, suits, investigations or proceedings at law or in equity by or before any Governmental Authority or other agency now pending and served or, to the best knowledge of Borrower, threatened against Borrower, First Mortgage Borrower, the Mortgaged Property or any Collateral, which actions, suits or proceedings, if determined against Borrower or such Collateral, are reasonably likely to result in a Material Adverse Effect.

(e) Agreements. Each of Borrower and First Mortgage Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower, First Mortgage Borrower, the Mortgaged Property or any Collateral is bound which is reasonably likely to have a Material Adverse Effect. Each of Borrower and First Mortgage Borrower is not a party to any agreement or instrument or subject to any restriction by which it or its assets are bound which is reasonably likely to have a Material Adverse Effect.

(f) No Bankruptcy Filing. Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property. To the best knowledge of Borrower, no Person is contemplating the filing of any such petition against it.

(g) Solvency. Giving effect to the transactions contemplated hereby, the fair saleable value of Borrower’s and First Mortgage Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total and First Mortgage Borrower’s total liabilities (including, without limitation, subordinated, unliquidated, disputed and contingent liabilities). The fair saleable value of Borrower’s and First Mortgage Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s and First Mortgage Borrower’s probable liabilities (including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured). Each of Borrower’s and First Mortgage Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower and First Mortgage Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including, without limitation, contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower) and First Mortgage Borrower.

(h) Other Debt. Except as disclosed in writing to Lender, Borrower has not borrowed or received other debt financing whether unsecured or secured by the Mortgaged Property or any part thereof.

(i) Full and Accurate Disclosure. No statement of fact made by or on behalf of Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. To the best knowledge of Borrower, there is no fact which has not been disclosed to Lender which is likely to result in a Material Adverse Effect. All of the representations and warranties made by or on behalf of Borrower or First Mortgage Borrower in this Agreement and the other Loan Documents or any document or instrument delivered to the Lender pursuant to or in connection with any of such Loan Documents are true and correct in all material respects as of the date hereof, and, neither Borrower nor First Mortgage Borrower has failed to disclose such information as is necessary to make such representations and warranties not misleading in any material respect, including without limitation, the terms and conditions of the purchase and sale agreement pursuant to which First Mortgage Borrower acquired the Mortgaged Property.

(j) Financial Information. All financial data concerning Borrower and the Mortgaged Property that has been delivered by or on behalf of Borrower to Lender is true, complete and correct in all material respects and has been prepared in accordance with GAAP. Since the delivery of such data, except as otherwise disclosed in writing to Lender, there has been no change in the financial position of Borrower or the Mortgaged Property, or in the results of operations of Borrower, which change results or is reasonably likely to result in a Material Adverse Effect. Each of Borrower and First Mortgage Borrower has not incurred any obligation or liability, contingent or otherwise, not reflected in such financial data which is likely to have a Material Adverse Effect upon its business operations or the Mortgaged Property.

(k) Investment Company Act; Public Utility Holding Company Act. Each of Borrower and First Mortgage Borrower is not (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money in accordance with this Agreement.

(l) Compliance. Each of Borrower and First Mortgage Borrower is in compliance with all applicable Legal Requirements, except for noncompliance which is not reasonably likely to have a Material Adverse Effect. Each of Borrower and First Mortgage Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, except for defaults or violations which are not reasonably likely to have a Material Adverse Effect.

(m) Use of Proceeds; Margin Regulations. Borrower will use the proceeds of the Loan for the purposes described in Section 2.2. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements.

(n) Single-Purpose Entity.

(i) Borrower at all times since its formation has been a duly formed and existing limited liability company and a Single-Purpose Entity.

(ii) Borrower at all times since its formation has complied with the provisions of its Organizational Agreements and the laws of the State of its organization or formation relating to limited liability companies.

(iii) All customary formalities regarding the limited liability company existence of Borrower have been observed at all times since the Organizational Agreements were executed and delivered.

(iv) Borrower has at all times since it began maintaining such items accurately maintained its financial statements, accounting records and other limited liability company documents separate from those of its members, Affiliates of its members, and any other Person. Borrower has not at any time since its formation commingled its assets with those of its members, any Affiliates of its members, or any other Person. Borrower has at all times since establishing its own bank accounts accurately maintained its own bank accounts and separate books of account.

(v) Borrower has at all times since receiving funds paid its own liabilities from its own separate assets.

(vi) Borrower has at all times since its formation identified itself in all dealings with the public, under Borrower’s own name and as a separate and distinct entity. Borrower has not at any time since its formation identified itself as being a division or a part of any other entity. Borrower has not at any time since its formation identified its members or any Affiliates of its members as being a division or part of Borrower.

(vii) Borrower is as of the date hereof adequately capitalized in light of the nature of its business.

(viii) Borrower has not at any time since its formation assumed or guaranteed the liabilities of its members (or any predecessor entity), any Affiliates of its members, or any other Persons, except for liabilities relating to the Collateral and except as permitted by or pursuant to this Agreement. Borrower has not at any time since its formation acquired obligations or securities of its members (or any predecessor entity), or any Affiliates of its members or any other Person (other than the First Mortgage Borrower and Borrower). Borrower has not at any time since its formation made loans to its members (or any predecessor entity), or any Affiliates of its members or any other Person.

(ix) Borrower has not at any time since its formation entered into and was not a party to any transaction with its members (or any predecessor entity) or any Affiliates of its members, except for in the ordinary course of business of Borrower on terms which are no less favorable to Borrower than would be obtained in a comparable arm’s length transaction with an unrelated third party.

(o) No Defaults. No Default or Event of Default exists under or with respect to any Loan Document.

(p) Title; Liens. Borrower is the sole owner and holder of the Collateral (as such term is defined in the Pledge Agreement) and has good and marketable title thereto, free of all Liens (other than the Liens in favor of Lender). Each Pledge Agreement establishes and creates a valid, subsisting and enforceable Lien on and a security interest, or claim to, the rights and property described therein. All property covered by any Pledge Agreement is subject to a UCC financing statement filed and/or recorded, as appropriate (or irrevocably delivered to an agent for such recordation or filing) in all places necessary to perfect a valid first priority Lien with respect to the rights and property that are the subject of such Pledge Agreement to the extent governed by the UCC.

(q) Plans and Welfare Plans. The assets of Borrower are not treated as “plan assets” under regulations currently promulgated under ERISA. Each Plan, and, to the best knowledge of Borrower, each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, its terms and the applicable provisions of ERISA, the Code and any other federal or state law, and no event or condition has occurred and is continuing as to which Borrower would be under an obligation to furnish a report to Lender under Section 5.1(u)(i). Other than an application for a favorable determination letter with respect to a Plan, there are no pending issues or claims before the Internal Revenue Service, the United States Department of Labor or any court of competent jurisdiction related to any Plan or Welfare Plan. No event has occurred, and there exists no condition or set of circumstances, in connection with any Plan or Welfare Plan under which Borrower or, to the best knowledge of Borrower, any ERISA Affiliate, directly or indirectly (through an indemnification agreement or otherwise), is reasonably likely to be subject to any material risk of liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code. No Welfare Plan provides or will provide benefits, including, without limitation, death or medical benefits (whether or not insured) with respect to any current or former employee of Borrower, or, to the best knowledge of Borrower, any ERISA Affiliate beyond his or her retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) death or disability benefits that have been fully provided for by fully paid up insurance or (iii) severance benefits.

(r) Additional Borrower UCC Information. Borrower’s organizational identification number is 3789290 and the full legal name of Borrower is as set forth on the signature pages hereof and Borrower has not done in the last five (5) years, and does not do, business under any other name (including any trade-name or fictitious business name).

(s) Tax Filings. Each of Borrower and First Mortgage Borrower has filed all federal, state and local tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by such Person. Each of Borrower and First Mortgage Borrower believes that its tax returns properly reflect the income and taxes of such Person, for the periods covered thereby.

(t) Environmental Compliance. Neither Borrower nor the Mortgaged Property is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement, in each case by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the recording of the Loan Documents or to the effectiveness of any other transactions contemplated hereby.

(u) Pre-Closing Date Activities. Borrower has not conducted any business or other activity on or prior to the Closing Date, other than in connection with the acquisition of the membership interest in the limited liability company that owns the Mortgaged Property.

(v) Ownership. Borrower is the sole member of First Mortgage Borrower, and no other Person owns any legal, equitable or beneficial interest in First Mortgage Borrower. 515/555 Flower Junior Mezzanine Associates, LLC is the sole member of Borrower and no other Person owns any legal, equitable or beneficial interest in Borrower.

(w) First Mortgage Loan Documents. Borrower hereby restates and reaffirms each of the representations and warranties made by First Mortgage Borrower set forth in the First Mortgage Loan Documents as if the same were more fully set forth herein and were made to the Lender.

(x) Leases. The Mortgaged Property is not subject to any Leases other than the Leases described in the rent roll delivered to Lender in connection with the making of the Loan. No person has any possessory interest in the Mortgaged Property or right to occupy the same except under and pursuant to the provisions of the Leases. The current Leases are in full force and effect and there are no defaults thereunder by either party and no conditions which with the passage of time and/or notice would constitute defaults thereunder, except for such defaults as are not reasonably likely to result in a Material Adverse Effect.

(y) No Bankruptcies or Criminal Proceedings Involving Borrower or Related Parties. No bankruptcy, insolvency, reorganization or comparable proceedings have ever been instituted by or against Borrower, any Affiliate of Borrower, Guarantor or any individual or entity owning, with his, her or its family members, 20% or more of the direct, or indirect beneficial ownership interests in Borrower (each such Guarantor, individual, or entity being herein referred to as a “Principal”), and no such proceeding is now pending or contemplated. None of Borrower, any Principal, or to Borrower’s knowledge, any other individual or entity directly or indirectly owning or controlling, or the family members of which own or control, any direct or indirect beneficial ownership interest in Borrower or in the Manager or asset manager for the Mortgaged Property, have been charged, indicted or convicted, or are currently under the threat of charge, indictment or conviction, for any felony or crime punishable by imprisonment.

(z) No Prohibited Persons. Neither Borrower, Guarantor nor any of their respective officers, directors, shareholders, partners, members or Affiliates, if applicable (including, without limitation, the indirect holders of equity interests in Borrower) is or will be an entity or person: (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website,

http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) through (iv) above are herein referred to as a “Prohibited Person”).

(aa) Capital Budget. The Capital Budget and the Leasing Budget are, in the absence of unusual or extraordinary conditions, adequate for the Renovation and the lease-up of the Mortgaged Property. Borrower has no knowledge of any circumstances existing or likely to occur that might result in a material change in the Capital Budget or the Leasing Budget.

(bb) Material Contracts. Any Architects’ Contracts, General Contracts and Major Subcontracts executed and delivered prior to the Closing are unmodified and in full force and effect and no default exists thereunder and all conditions to the effectiveness or continuing effectiveness thereof required to be satisfied by the date hereof have been satisfied.

Section 4.2. Survival of Representations. Borrower agrees that (i) all of the representations and warranties of Borrower set forth in Section 4.1 and in the other Loan Documents delivered on the Closing Date are made as of the Closing Date, and (ii) all representations and warranties made by Borrower shall survive the delivery of the Note and making of the Loan and continue for so long as any amount remains owing to Lender under this Agreement, the Note or any of the other Loan Documents. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE V

AFFIRMATIVE COVENANTS

Section 5.1. Affirmative Covenants. Borrower covenants and agrees that, from the date hereof and until payment in full of the Indebtedness:

(a) Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its and First Mortgage Borrower’s existence, rights, licenses, Permits and franchises necessary for the conduct of their respective businesses and comply with all Legal Requirements applicable to it. Borrower shall and shall cause First Mortgage Borrower to at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its and First Mortgage Borrower’s property necessary for the continued conduct of its and First Mortgage Borrower’s business. Borrower covenants and agrees to give the Lender prompt notice of any non-compliance with such Legal Requirements and of any notice of non-compliance therewith which it or First Mortgage Borrower receives or any threatened or pending proceedings in respect thereto or with respect to the Mortgaged Property (including, without limitation, changes in zoning) of which First Mortgage Borrower or Borrower receives notice. If at any time while the Loan is outstanding, any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that Borrower may fulfill any of its obligations hereunder, Borrower will immediately take or cause to be taken all steps necessary to obtain such authorization, consent, approval, permit or license and furnish the Lender with evidence thereof. Notwithstanding the foregoing, Borrower shall have the right to contest the applicability of any Legal Requirement subject to the terms and conditions of the First Mortgage Loan Documents so long as First Mortgage Borrower is in good faith, and by proper legal proceedings, diligently contesting the application thereof, provided no Event of Default shall exist and be continuing hereunder, and Borrower provides evidence to the Lender that First Mortgage Borrower is otherwise fully complying with each of the conditions set forth in the First Mortgage Loan Documents applicable to such contest. Borrower shall promptly notify the Lender of the commencement of any contest or similar proceeding hereunder. Notwithstanding the foregoing, Borrower shall cause First Mortgage Borrower promptly to comply with any contested Legal Requirement, and compliance therewith shall not be deferred, if First Mortgage Borrower or the First Mortgage Lender may be subject to civil or criminal charges or damages a result thereof. If such action or proceeding is terminated or discontinued adversely to First Mortgage Borrower, then, Borrower shall, upon written demand, deliver to the Lender reasonable evidence of compliance by First Mortgage Borrower with such contested Legal Requirement.

(b) Taxes.

(i) Borrower shall file or cause to be filed all federal, state and local tax returns required to be filed and shall pay or make adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by it and First Mortgage Borrower with respect to the Collateral.

(ii) Borrower shall cause First Mortgage Borrower to pay all Impositions, to pay all claims for labor, material or supplies that if unpaid or unbonded might by law become a lien or charge upon any of its property (including the Mortgaged Property), and to keep the Mortgaged Property free from all Liens (other than the lien of the First Mortgage Loan Documents and the permitted encumbrances thereunder), and shall in any event cause the prompt, full and unconditional discharge of all Liens imposed upon the Mortgaged Property or any portion thereof within thirty (30) Business Days after receiving written notice (whether from First Mortgage Lender, the Lender or any other Person) of the filing thereof; subject in each case to First Mortgage Borrower’s right to contest the same as permitted in but subject to the conditions set forth in the Mortgage Loan Documents so long as no Event of Default has occurred. In the event that First Mortgage Borrower elects to commence any contest or similar proceeding with respect to any such Impositions, Liens or other claims described herein, Borrower shall provide prompt written notice thereof to the Lender together with such evidence as the Lender may reasonably require showing First Mortgage Borrower’s satisfaction of the requirements set forth in the First Mortgage Loan Documents to First Mortgage Borrower conducting such contest. Notwithstanding the foregoing, Borrower shall cause First Mortgage Borrower promptly to pay any contested Imposition, Lien or claim and the payment thereof shall not be deferred, if First Mortgage Lender or First Mortgage Borrower may be subject to civil or criminal damages as a result thereof. If such action or proceeding is terminated or discontinued adversely to First Mortgage Borrower, then First Mortgage Borrower shall deliver to the Lender reasonable evidence of payment of such contested Imposition or Lien.

(c) Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings or investigations pending or threatened (in writing) against Borrower, First Mortgage Borrower or the Mortgaged Property.

(d) General Indemnity.

(i) Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Lender and its parents, subsidiaries, Affiliates, shareholders, directors, officers, employees, representatives, agents, successors, assigns and attorneys (collectively, the “Indemnified Parties”) for, from and against any and all claims, suits, liabilities (including, without limitation, strict liabilities), administrative and judicial actions and proceedings, obligations, debts, damages, losses, costs, expenses, diminutions in value, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement, and litigation costs, of whatever kind or nature and whether or not incurred in connection with any judicial or administrative proceedings (including, but not limited to, reasonable attorneys’ fees and other reasonable costs of defense) (the “Losses”) imposed upon or incurred by or asserted against any Indemnified Parties (except to the extent same are directly and solely caused by the fraud, bad faith, gross negligence or willful misconduct of any Indemnified Party), and directly or indirectly arising out of or in any way relating to any one or more of the following:

(A) ownership of the Note, any of the other Loan Documents, or any interest therein;

(B) any amendment to, or restructuring of, the Indebtedness, and the Note, or any of the other Loan Documents;

(C) any and all lawful action that may be taken by Lender in connection with the enforcement of the provisions of this Agreement, the Note or any of the other Loan Documents, whether or not suit is filed in connection with same, or in connection with Borrower or any Affiliate of Borrower becoming a party to a voluntary or involuntary federal or state bankruptcy, insolvency or similar proceeding;

(D) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Mortgaged Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways;

(E) any use, nonuse or condition in, on or about the Mortgaged Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways;

(F) any failure on the part of Borrower to perform or be in compliance with any of the terms of this Agreement or any of the other Loan Documents;

(G) performance of any labor or services or the furnishing of any materials or other property in respect of the Mortgaged Property or any part thereof;

(H) the failure of Borrower to file timely with the Internal Revenue Service an accurate Form 1099-B, Statement for Recipients of Proceeds from Real Estate, Broker and Barter Exchange Transactions, which may be required in connection with this Agreement;

(I) any failure of the Mortgaged Property to be in compliance with any Legal Requirement;

(J) the enforcement by any Indemnified Party of the provisions of this Section 5.1(d);

(K) any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease; or

(L) any untrue statement or alleged untrue statement of any material fact contained in any information concerning Borrower, the Mortgaged Property or the Loan or the omission or alleged omission to state therein a material fact required to be stated in such information or necessary in order to make the statements in such information in light of the circumstances under which they were made not misleading.

Any amounts payable to an Indemnified Party by reason of the application of this Section 5.1(d)(i) shall become due and payable ten (10) days after written demand and shall bear interest at the Default Rate from the tenth (10th) day after demand until paid.

(ii) Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any of the Indemnified Parties and directly or indirectly arising out of or in any way relating to any tax on the making and/or recording of this Agreement, the Note or any of the other Loan Documents.

(iii) Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s sole discretion) that the Indemnified Parties may incur, directly or indirectly, as a result of a default under Borrower’s covenants with respect to ERISA and employee benefits plans contained herein.

(iv) Promptly after receipt by an Indemnified Party under this Section 5.1(d) of notice of the making of any claim or the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made by such Indemnified Party against Borrower under this Section 5.1(d), notify Borrower in writing, but the omission so to notify Borrower will not relieve Borrower from any liability which it may have to any Indemnified Party under this Section 5.1(d) or otherwise unless and to the extent that Borrower did not otherwise possess knowledge of such claim or action and such failure resulted in the forfeiture by Borrower of substantial rights and defenses. In case any such claim is made or action is brought against any Indemnified Party and such Indemnified Party seeks or intends to seek indemnity from Borrower, Borrower will be entitled to participate in, and, to the extent that it may wish, to assume the defense thereof with counsel reasonably satisfactory to the Lender; and, upon receipt of notice from Borrower to such Indemnified Party of its election so to assume the defense of such claim or action and only upon approval by the Indemnified Party of such counsel (such approval not to be unreasonably withheld or delayed), Borrower will not be liable to such Indemnified Party under this Section 5.1(d) for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof. Notwithstanding the preceding sentence, each Indemnified Party will be entitled to employ counsel separate from such counsel for Borrower and from any other party in such action if such Indemnified Party reasonably determines that a conflict of interest exists which makes representation by counsel chosen by Borrower not advisable. In such event, Borrower shall pay the reasonable fees and disbursements of such separate counsel, subject to reimbursement of such costs if the Indemnified Party requiring such separate counsel is found by a court of competent jurisdiction not to be entitled to the indemnity protection of this Section 5.1(d). Borrower shall not, without the prior written consent of an Indemnified Party, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not such Indemnified Party is an actual or potential party to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action, suit or proceeding. Each Indemnified Party shall not enter into a settlement of or consent to the entry of any judgment with respect to any action, claim, suit or proceeding as to which an Indemnified Party would be entitled to indemnification hereunder without the prior written consent of Borrower.

The provisions of and undertakings and indemnification set forth in this Section 5.1(d) shall survive the satisfaction and payment of the Indebtedness and termination of this Agreement.

(e) Access to Mortgaged Property. Borrower shall permit agents, representatives and employees of Lender to inspect the Mortgaged Property or any part thereof at such reasonable times as may be requested by Lender upon reasonable advance written notice, subject, however, to the rights of the tenants of the Mortgaged Property.

(f) Notice of Default. Borrower shall promptly advise Lender in writing of any change in Borrower’s or First Mortgage Borrower’s condition, financial or otherwise, which is reasonably likely to have a Material Adverse Effect, or of the occurrence of any Default or Event of Default or any “Event of Default” as such term is defined in the First Mortgage Loan

Documents. Borrower will, promptly upon becoming aware thereof, notify the Lender in writing of the occurrence of any material default under any Lease, the intention of any tenant under a Lease to withhold any fixed or base rent or the actual withholding thereof, or any bankruptcy, insolvency or cessation of operations by any tenant under a Lease.

(g) Cooperate in Legal Proceedings. Except with respect to any claim by Borrower, First Mortgage Borrower, Guarantor or any of their Affiliates against the Lender, Borrower shall reasonably cooperate with Lender with respect to any proceedings before any Governmental Authority which that are reasonably likely to in any way materially affect the rights of Lender hereunder or any rights obtained by Lender under any of the Loan Documents and, in connection therewith, shall not prohibit Lender, at its election, from participating in any such proceedings.

(h) Perform Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Loan Documents and shall cause First Mortgage Borrower to observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it and to pay when due all costs, fees and expenses required to be paid by it, under the First Mortgage Loan Documents.

(i) Further Assurances. Borrower shall, at Borrower’s sole cost and expense:

(i) upon Lender’s reasonable request therefor given from time to time, pay for (a) reports of UCC, tax lien, judgment and litigation searches with respect to Borrower, and (b) searches of title to the Mortgaged Property, each such search to be conducted by search firms designated by Lender in each of the locations designated by Lender;

(ii) furnish to Lender all instruments, documents, certificates, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished pursuant to the terms of the Loan Documents or reasonably necessary to evidence, preserve and/or protect the Collateral at any time securing or intended to secure the Note;

(iii) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary, to evidence, preserve and/or protect the Collateral at any time securing or intended to secure the Note, as Lender may reasonably require (including, without limitation, an amended or replacement, UCC financing statement or collateral security instrument); and

(iv) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

(j) Management of Mortgaged Property.

(i) The Mortgaged Property shall be managed at all times by the Manager or another manager approved by Lender, pursuant to the Management Agreement. The Management Agreement may be terminated (1) by the First Mortgage Borrower at any time in accordance with the provisions of the Management Agreement so long as a successor manager as specified below shall have been appointed and such successor manager has (i) entered into a management agreement substantially in the form of the Management Agreement entered into by the previous manager, subject to any modifications approved by Lender, and (ii) executed and delivered the Manager’s Consent to Lender, and (2) subject to the provisions of the First Mortgage Loan Documents, by Lender upon thirty (30) days’ prior written notice to Borrower and the Manager (a) upon the occurrence and continuation of an Event of Default or (b) if the Manager commits any act which would permit termination under the Management Agreement (subject to any applicable notice, grace and cure periods provided in the Management Agreement) or (c) if a change of majority control occurs with respect to the Manager. Notwithstanding the foregoing, any successor manager selected hereunder by Lender or Borrower to manage the Mortgaged Property shall be a reputable management company having substantial experience in the management of real property of a similar type, size and quality in the state in which the Mortgaged Property is located. Borrower further covenants and agrees that any manager of the Mortgaged Property shall at all times while any Indebtedness is outstanding maintain worker’s compensation insurance as required by Governmental Authorities.

(ii) Borrower further covenants and agrees that it shall cause the Mortgaged Property to be operated pursuant to the Management Agreement and that Borrower shall: (w) cause First Mortgage Borrower to promptly perform and/or observe all of the material covenants and agreements required to be performed and observed by it under the Management Agreement and do all things reasonably necessary to preserve and to keep unimpaired its material rights thereunder; (x) promptly notify the Lender of any material default under the Management Agreement of which it is aware; (y) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice and report received by it under the Management Agreement, including, but not limited to, financial statements; and (z) promptly enforce the performance and observance in all material respects of the covenants and agreements required to be performed and/or observed by the Manager under the Management Agreement.

(k) Financial Reporting.

(i) Borrower shall keep and maintain or shall cause to be kept and maintained on a Fiscal Year basis in accordance with GAAP consistently applied, books, records and accounts reflecting in reasonable detail all of the financial affairs of Borrower. Lender shall have the right from time to time at all times during normal business hours upon reasonable prior written notice to Borrower and First Mortgage Borrower to examine such books, records and accounts at the office of Borrower and First Mortgage Borrower or other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. During the continuation of an uncured Event of Default, Borrower shall pay any reasonable costs and expenses incurred by Lender to examine Borrower’s and First Mortgage Borrower’s accounting records, as Lender shall reasonably determine to be necessary or appropriate in the protection of Lender’s interest.

(ii) Borrower shall furnish to Lender annually, within ninety (90) days following the end of each Fiscal Year, a complete copy of Borrower’s financial statements (certified by Borrower (or, following the occurrence and during the continuance of an Event of Default or if required by the Lender after the Loan has been included in a Secondary Market Transaction in which Securities are issued, audited by a “Big Four” accounting firm or an Independent certified public accountant acceptable to Lender, (including RBZ, LLP) covering Borrower’s financial position and results of operations, for such Fiscal Year and containing a statement of revenues and expenses, a statement of assets and liabilities and a statement of Borrower’s equity, all of which shall be in form and substance reasonably acceptable to Lender. Lender shall have the right from time to time to review the auditing procedures used in the preparation of such annual financial statements and to request additional procedures. Together with Borrower’s annual financial statements, Borrower shall furnish to Lender an Officer’s Certificate certifying as of the date thereof (x) that the annual financial statements present fairly in all material respects the results of operations and financial condition of Borrower all in accordance with GAAP consistently applied, and (y) whether there exists an Event of Default or Default, and if such Event of Default or Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy same.

(iii) Borrower shall furnish to Lender, within sixty (60) days following the end of each Fiscal Year quarter true, complete and correct quarterly unaudited financial statements prepared with respect to Borrower for the fiscal quarter then ended, accompanied by an Officer’s Certificate certifying that such financial statements are true, complete and correct.

(iv) Borrower shall cause First Mortgage Borrower to deliver to Lender copies of all financial reports prepared by First Mortgage Borrower pursuant to the First Mortgage Loan Documents and delivered to the First Mortgage Lender thereunder.

(v) Borrower shall furnish to Lender, within fifteen (15) Business Days after request, such further information with respect to the operation of the Mortgaged Property, the Loan and the financial affairs of Borrower and First Mortgage Borrower as may be reasonably requested by Lender, including all business plans prepared for Borrower and First Mortgage Borrower.

(vi) Borrower shall furnish to Lender, within fifteen (15) Business Days after request, such further information regarding any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA as may be reasonably requested by Lender.

(vii) At least thirty (30) days prior to the end of each of Borrower’s Fiscal Years, Borrower shall submit or cause to be submitted to Lender for its approval, such approval not to be unreasonably withheld or delayed, the Operating Budget for the next Fiscal Year for the Mortgaged Property. Until so approved by Lender for the subsequent

Fiscal Year, the Operating Budget approved by Lender for the preceding Fiscal Year shall remain in effect for purposes of Section 2.12; provided, that for so long as such prior Operating Budget remains in effect, amounts set forth in the prior Operating Budget with respect to Property Expenses shall be deemed increased on a percentage basis by an amount equal to the greater of (x) actual increases then known to Borrower and (y) the increase in the Consumer Price Index (expressed as a percentage) as measured over the calendar year that the prior Operating Budget was in effect. No more often that once per fiscal quarter, Borrower may submit an amendment to an Operating Budget during the Fiscal Year covered by such Operating Budget. If Lender does not respond to Borrower’s request for approval of a new or amended Operating Budget within ten (10) days after Lender’s receipt of such request, Borrower may send a second request for approval. Such second request shall contain on the face thereof, in large, bold and otherwise conspicuous font, the following notice: “TIME SENSITIVE BUDGET APPROVAL REQUEST. LENDER’S FAILURE TO RESPOND TO THIS REQUEST WITHIN TEN (10) DAYS AFTER LENDER’S RECEIPT OF THE SAME SHALL BE DEEMED AN APPROVAL BY LENDER.” Provided that Borrower’s second request contains the above notice, Lender’s failure to respond to such request within ten (10) days after receipt of such second notice shall be deemed an approval by Lender.

(viii) Borrower shall not permit First Mortgage Borrower to deposit in the Other Property Expenses Account on a Payment Date pursuant to Section 2.12(a) of the First Mortgage Loan Agreement more than 110% of monthly Property Expenses (as such term is defined in the First Mortgage Loan Agreement) projected by First Mortgage Borrower to be incurred during the applicable period commencing on such Payment Date and ending on the next Payment Date as set forth in the Operating Budget for the applicable Fiscal Year without the prior consent of the Lender.

(l) Single-Purpose Entity.

(i) Borrower at all times will continue to be a duly formed and validly existing limited liability company under the laws of the State of its formation and a Single-Purpose Entity.

(ii) Borrower shall at all times comply with the provisions of its Organizational Agreements and the laws of the State of its formation relating to limited liability companies.

(iii) Borrower shall observe all customary formalities regarding its existence.

(iv) Borrower shall accurately maintain its financial statements, accounting records and other corporate documents separate from those of its members or shareholders, Affiliates of its members or shareholders and any other Person. Borrower shall not commingle its assets with those of its members or shareholders, any Affiliates of its members or shareholders, or any other Person. Borrower shall continue to accurately maintain its own bank accounts and separate books of account.

(v) Borrower shall continue to pay its own liabilities from its own separate assets.

(vi) Borrower shall continue to identify itself in all dealings with the public, under its own name or trade names and as a separate and distinct entity. Borrower will not identify itself as being a division or a part of any other entity. Borrower will not identify its members or any Affiliates of its members as being a division or part of Borrower.

(vii) Borrower shall continue to be adequately capitalized in light of the nature of its business.

(viii) Borrower shall not assume or guarantee the liabilities of its members (or any predecessor entity), any Affiliates of its members or any other Persons, except for liabilities relating to the Mortgaged Property and except as permitted by or pursuant to this Agreement. Borrower shall not acquire obligations or securities of its members (or any predecessor entity), or any Affiliates of its members or any other Person (other than First Mortgage Borrower). Borrower shall not make loans to its members (or any predecessor entity), or any Affiliates of its members or any other Person.

(ix) Borrower shall not enter into or be a party to any transaction with its members (or any predecessor entity) or any Affiliates of its members, except for in the ordinary course of business on terms which are no less favorable to Borrower than would be obtained in a comparable arm’s length transaction with an unrelated third party.

(m) ERISA. Borrower shall deliver to Lender as soon as possible, and in any event within ten days after Borrower knows or has reason to believe that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, an Officer’s Certificate setting forth details respecting such event or condition and the action, if any, that Borrower or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by Borrower or an ERISA Affiliate with respect to such event or condition):

(i) any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

(ii) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by Borrower or an ERISA Affiliate to terminate any Plan;

(iii) the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Borrower or any ERISA Affiliate of Borrower of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(iv) the complete or partial withdrawal from a Multiemployer Plan by Borrower or any ERISA Affiliate of Borrower that results in material liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by Borrower or any ERISA Affiliate of Borrower of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(v) the institution of a proceeding by a fiduciary of any Multiemployer Plan against Borrower or any ERISA Affiliate of Borrower to enforce Section 515 of ERISA, which proceeding is not dismissed within thirty (30) days;

(vi) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if Borrower or an ERISA Affiliate of Borrower fails to timely provide security to the Plan in accordance with the provisions of said Sections; and

(vii) the imposition of a lien or a security interest in connection with a Plan.

(n) Environmental Events.

(i) Borrower will promptly give notice to the Lender

(1) upon Borrower obtaining knowledge of any potential or known Release, or threat of Release, of any Hazardous Substances in any material respect at or from the Mortgaged Property;

(2) of any violation of any Environmental Law that First Mortgage Borrower reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency; and

(3) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that in either case involves the Mortgaged Property or has the potential to materially adversely affect the assets, liabilities, financial conditions or operations of Borrower or First Mortgage Borrower or the Lender’s liens or security title on the Collateral pursuant to the Loan Documents.

(ii) Borrower will not permit First Mortgage Borrower to do any of the following:

(1) use any of the Mortgaged Property or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances, except for small quantities of Hazardous Substances used in the ordinary course of business and in compliance with all applicable Environmental Laws and the presence of asbestos or asbestos containing materials located in the improvements as of the date hereof which are to be maintained, contained and removed in accordance with the terms of the First Mortgage Loan Documents and this Agreement,

(2) cause or permit to be located on the Mortgaged Property any underground tank or other underground storage receptacle for Hazardous Substances except in full compliance with Environmental Laws,

(3) generate any Hazardous Substances on the Mortgaged Property,

(4) conduct any activity at the Mortgaged Property or use the Mortgaged Property in any manner so as to cause a Release of Hazardous Substances on, upon or into the Mortgaged Property or any surrounding properties or any threatened Release of Hazardous Substances which might give rise to liability under any Environmental Law, or

(5) directly or indirectly transport or arrange for the transport of any Hazardous Substances (except in compliance with all Environmental Laws).

(iii) Borrower shall, if any Release or disposal of Hazardous Substances shall occur or shall have occurred on the Mortgaged Property (including without, limitation, any such Release or disposal occurring prior to the acquisition of such Mortgaged Property by First Mortgage Borrower), cause First Mortgage Borrower to cause the prompt containment and removal of such Hazardous Substances and remediation of the Mortgaged Property in full compliance with all applicable laws and regulations and to the reasonable satisfaction of the Lender; provided, that Borrower shall be deemed to be in compliance with Environmental Laws for the purpose of this subparagraph (iii) so long as First Mortgage Borrower or a responsible third party with sufficient financial resources is taking reasonable action to remediate or manage any event of noncompliance to the satisfaction of the Lender and no action shall have been commenced by any enforcement agency. The Lender may engage its own Environmental Auditor to review the environmental assessments and Borrower’s compliance with the covenants contained herein.

(o) Environmental Matters. At any time after an Event of Default shall have occurred hereunder, or, whether or not an Event of Default shall have occurred, at any time that the Lender shall have reasonable grounds to believe that a Release or threatened Release of Hazardous Substances may have occurred, relating to the Mortgaged Property, or that the Mortgaged Property is not in compliance with the Environmental Laws, the Lender may at its election obtain such environmental assessments of the Mortgaged Property prepared by an Environmental Auditor as may be necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Substances are present in the soil or water at or adjacent to the Mortgaged Property and (ii) whether the use and operation of the Mortgaged Property comply with all Environmental Laws. Environmental assessments may include detailed visual inspections of the Mortgaged Property (including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas), and the taking of soil samples, as well as such other investigations or analyses as are necessary or appropriate for a complete determination of the compliance of the Mortgaged Property and the use and operation thereof with all applicable Environmental Laws. All such environmental assessments shall be at the sole cost and expense of the Borrower.

(p) Insurance.

(i) Borrower will cause First Mortgage Borrower, at its expense, to procure and maintain the insurance policies required by the First Mortgage Loan Documents. Each commercial general liability or umbrella liability policy with respect to the Mortgaged Property shall name the Lender as an additional insured and shall contain a cross liability/severability endorsement. Borrower shall deliver duplicate originals or certified copies of all such policies to the Lender, and Borrower shall promptly furnish to the Lender all renewal notices and evidence that all premiums or portions thereof then due and payable have been paid. At least 30 days prior to the expiration date of all such policies, Borrower shall deliver to the Lender evidence of continued coverage, including a certificate of insurance, as may be reasonably satisfactory to the Lender.

(ii) In the event of any loss or damage to the Mortgaged Property, Borrower shall cause First Mortgage Borrower to give prompt written notice to the insurance carrier and the Lender. The Lender acknowledges that First Mortgage Borrower’s rights to any insurance proceeds are subject to the terms of the First Mortgage Loan Documents. Subject to the rights of the First Mortgage Lender contained in the First Mortgage Loan Documents, Borrower may not and shall not permit First Mortgage Borrower to settle, adjust or compromise any claim under such insurance policies without the prior written consent of the Lender; provided, further, that Borrower may permit First Mortgage Borrower to make proof of loss and adjust and compromise any claim under casualty insurance policies which is of an amount less than $10,000 so long as no Default or Event of Default has occurred. Any proceeds of such claim which are not used to reconstruct or repair the Mortgaged Property, or applied to the balance of the loan evidenced by the First Mortgage Loan Documents, shall be paid to the Lender and applied to the payment of the Indebtedness.

(iii) In the event that First Mortgage Borrower is permitted pursuant to the terms of the First Mortgage Loan Documents to reconstruct, restore or repair the Mortgaged Property following a casualty to any portion of the Mortgaged Property, Borrower shall cause First Mortgage Borrower to promptly and diligently repair and restore the Mortgaged Property in the manner and within the time periods required by the First Mortgage Loan Documents, the Leases and any other agreements affecting the Mortgaged Property. In the event that First Mortgage Borrower is permitted pursuant to terms of the First Mortgage Loan Documents to elect to not reconstruct, restore or repair the Mortgaged Property following a casualty to any portion of the Mortgaged Property,

Borrower shall not permit First Mortgage Borrower to elect not to reconstruct, restore or repair the Mortgaged Property without the prior written consent of the Lender.

(q) Condemnation. In the event that all or any portion of the Mortgaged Property shall be damaged or taken through condemnation (which term shall include any damage or taking by any governmental authority, quasi-governmental authority, any party having the power of condemnation, or any transfer by private sale in lieu thereof), or any such condemnation shall be threatened, Borrower shall give prompt written notice to the Lender. The Lender acknowledges that First Mortgage Borrower’s rights to any condemnation award is subject to the terms of the First Mortgage Loan Documents. Subject to the rights of the First Mortgage Lender contained in the First Mortgage Loan Documents, Borrower may not and shall not permit First Mortgage Borrower to settle or compromise any claim, action or proceeding relating to such damage or condemnation without the prior written consent of the Lender; provided, further, that Borrower may permit First Mortgage Borrower to settle, adjust and compromise any such claim, action or proceeding which is of an amount less than $1,000,000 so long as no Default or Event of Default has occurred. Any proceeds, award or damages from such damage or condemnation which are not used to reconstruct or repair the Mortgaged Property, or applied to the balance of the loan evidenced by the First Mortgage Loan Documents, shall be paid to the Lender and applied to the payment of the Indebtedness. In the event that First Mortgage Borrower is permitted pursuant to the terms of the First Mortgage Loan Documents to reconstruct, restore or repair the Mortgaged Property following a condemnation of any portion of the Mortgaged Property, Borrower shall cause First Mortgage Borrower to promptly and diligently repair and restore the Mortgaged Property in the manner and within the time periods required by the First Mortgage Loan Documents, the Leases and any other agreements affecting the Mortgaged Property. In the event that First Mortgage Borrower is permitted pursuant to the terms of the Mortgage to elect not to reconstruct, restore or repair the Mortgaged Property following a condemnation of any portion of the Mortgaged Property, Borrower shall not permit First Mortgage Borrower to elect not to reconstruct, restore or repair the Mortgaged Property without the prior written consent of the Lender.

(r) Preservation and Maintenance.

(i) Borrower

(1) shall not permit or commit, and shall not permit First Mortgage Borrower to permit or commit, waste, impairment, or deterioration of the Mortgaged Property or permit First Mortgage Borrower to abandon the Mortgaged Property,

(2) shall cause First Mortgage Borrower to restore or repair promptly and in a good and workmanlike manner all or any part of the Mortgaged Property in the event of any damage, injury or loss thereto, to the equivalent of its condition prior to such damage, injury or loss, or such other condition as the Lender may approve in writing,

(3) shall cause First Mortgage Borrower to keep the Mortgaged Property, including the improvements and any fixtures, equipment, machinery and personal property, in good order, repair and tenantable condition (subject to ordinary wear and tear) and shall replace fixtures, equipment, machinery and personal property on the Mortgaged Property when necessary to keep such items in good order, repair, and tenantable condition, and

(4) shall cause First Mortgage Borrower to keep all trademarks, tradenames, servicemarks and licenses and permits necessary for the use and occupancy of the Mortgaged Property in good standing and in full force and effect. Neither Borrower, First Mortgage Borrower nor any tenant or other Person shall remove, demolish or alter any improvements now existing or hereafter erected on the Mortgaged Property or any other fixtures, equipment, machinery or personal property in or on the Mortgaged Property except when incident to the replacement of fixtures, equipment, machinery or other personal property with items of like kind and value.

In the event that First Mortgage Borrower shall remove any asbestos or asbestos-containing materials after the date hereof, such removal shall be performed in accordance with all applicable laws and, upon the request of the Lender, Borrower shall provide evidence of such compliance to the Lender.

(ii) Provided that no Event of Default shall have occurred and be continuing hereunder, Borrower may permit First Mortgage Borrower to undertake any alteration, improvement, demolition or removal of Mortgaged Property or any portion thereof (an “Alteration”) so long as such Alteration

(1) is performed strictly in compliance with the terms and conditions of the First Mortgage Loan Documents,

(2) is permitted by the Leases,

(3) shall not materially adversely effect the value of the Mortgaged Property taken as a whole or materially reduce the income from the level available immediately prior to commencement of such Alteration,

(4) shall not have a Material Adverse Effect, and

(5) was approved as a part of the current Operating Budget. Any other Alteration shall require the prior written consent of the Lender.

All work performed in connection with any Alteration shall be performed in accordance with all applicable laws. Borrower shall cause First Mortgage Borrower to provide to the Lender such evidence as the Lender may reasonably require to evidence First Mortgage Borrower’s compliance with the terms of this Agreement in connection with any Alteration.

(iii) Borrower shall cause First Mortgage Borrower to comply with, observe and perform in all material respects all zoning and other laws affecting the Mortgaged Property, all agreements and other covenants affecting the Mortgaged Property (including without limitation the First Mortgage Loan Documents), and all licenses and permits affecting the Mortgaged Property.

(s) Leases and Rents.

(i) All Leases entered into by First Mortgage Borrower shall provide for rental rates comparable to then-existing local market rates and terms and conditions commercially reasonable and consistent with then-prevailing local market terms and conditions for similar type properties, including commercially reasonable leasing commissions. Borrower shall not enter into a Major Lease without the prior written consent of the Lender, which consent shall not be unreasonably withheld or delayed. Borrower shall furnish Lender with (1) detailed term sheets in advance in the case of any Leases, modifications, amendments or renewals for which Lender’s consent is required and (2) in the case of any other Leases, executed copies of such Leases upon written request. All renewals or amendments or modifications of Leases that do not satisfy the requirements of the first sentence of this Section 5.1(s)(i) shall be subject to the prior approval of Lender. All Leases shall be written on the standard lease form previously approved by Lender which form shall not be materially changed without Lender’s prior written consent. All Leases executed after the date hereof shall provide that they are subordinate to the First Mortgage, and that the lessee agrees to attorn to First Mortgage Lender. Borrower shall, or shall cause First Mortgage Borrower to,

(A) observe and perform all of the material obligations imposed upon the lessor under the Leases and shall not do or permit to be done anything to materially impair the value of the Leases as security for the Indebtedness;

(B) promptly send copies to Lender of all written notices of default which First Mortgage Borrower shall send or receive thereunder;

(C) enforce all of the material terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed and shall effect a termination or diminution of the obligations of tenants under leases, only in a manner that a prudent owner of a similar property to the Mortgaged Property would enforce such terms covenants and conditions or effect such termination or diminution in the ordinary course of business;

(D) not collect any of the Rents more than one (1) month in advance;

(E) not execute any other assignment of lessor’s interest in the Leases or Rents; and

(F) not convey or transfer or suffer or permit a conveyance or transfer of the Mortgaged Property or of any interest therein so as to effect a merger of the estates and rights of, or a termination or diminution of the obligations of, lessees thereunder.

(ii) Borrower shall cause First Mortgage Borrower to deposit security deposits of lessees which are turned over to or for the benefit of First Mortgage Borrower or otherwise collected by or on behalf of First Mortgage Borrower into one or more Eligible Accounts in accordance with the First Mortgage Loan Agreement, and not to commingle such funds with any other funds of First Mortgage Borrower. Any bond or other instrument which First Mortgage Borrower is permitted to hold in lieu of cash security deposits under any applicable Legal Requirements shall be maintained in full force and effect unless replaced by cash deposits as hereinabove described, shall, if permitted pursuant to Legal Requirements, name Lender as payee or mortgagee thereunder (or at Lender’s option, be fully assignable to Lender) and shall, in all respects, comply with any applicable Legal Requirements and otherwise be reasonably satisfactory to Lender. Borrower shall, upon request, provide Lender with evidence reasonably satisfactory to Lender of Borrower’s compliance with the foregoing.

(t) Secondary Market Transaction. Borrower acknowledges that Lender and its successors and assigns may (i) sell the Loan to one or more investors as a whole loan, (ii) participate the Loan to one or more investors, (iii) deposit the Loan with a trust, which trust may sell certificates to investors evidencing an ownership interest in the trust assets, or (iv) otherwise sell the Loan or interest therein to investors (the transactions referred to in clauses (i) through (iv) above are hereinafter each referred to as a “Secondary Market Transaction”). Borrower shall cooperate with Lender in attempting to effect or effecting any such Secondary Market Transaction and shall cooperate in attempting to implement or implementing all requirements imposed by any Rating Agency involved in any Secondary Market Transaction, including but not limited to,

(i) providing Lender an estoppel certificate and such information, legal opinions and documents (including updated non-consolidation opinions) relating to Borrower, the Guarantor, the Mortgaged Property and any tenants of the Mortgaged Property as Lender or the Rating Agencies or other Interested Parties (as defined below), may reasonably request in connection with such Secondary Market Transaction, including, without limitation, updated financial information, appraisals, market studies, environmental reviews (Phase I’s and, if appropriate, Phase II’s), Mortgaged Property condition reports and other due diligence investigations together with appropriate verification of such updated information and reports through letters of auditors and consultants, as of the closing date of the Secondary Market Transaction,

(ii) amending the Loan Documents and Organizational Agreements of Borrower, updating and/or restating officer’s certificates, title insurance and other closing items, and providing updated representations and warranties in Loan Documents and such additional representations and warranties as may be required by Lender or the Rating Agencies,

(iii) participating in bank, investors and Rating Agencies’ meetings if requested by Lender,

(iv) upon Lender’s request, amending the Loan Documents (and updating and/or restating officer’s certificates, title insurance and other closing items in connection therewith) to divide the Loan into a first and a second mortgage loan, or into a one or more loans secured by mortgages and by ownership interests in Borrower in whatever proportion Lender determines, which separated loans may have different interest rates and amortization schedules (but with aggregated financial terms which are equivalent to that of the Loan prior to such separation, including, so long as an Event of Default has not occurred and is not continuing, a ratable allocation of prepayments among the Loan components) and thereafter to engage in separate Secondary Market Transactions with respect to all or any part of the indebtedness and loan documentation, and

(v) reviewing the offering documents relating to any Secondary Market Transaction to ensure that all information concerning Borrower, the Guarantor, the Mortgaged Property, and the Loan is correct, and certifying to the accuracy thereof.

Lender shall be permitted to share all such information with the investment banking firms, Rating Agencies, accounting firms, law firms and other third-party advisory firms and trustees, purchasers, transferees, assignees, trustees, servicers and actual or potential investors involved with the Loan and the Loan Documents or the applicable Secondary Market Transaction (collectively, “Interested Parties”). Lender and all of the aforesaid Interested Parties shall be entitled to rely on the information supplied by, or on behalf of, Borrower. Lender may publicize the existence of the Loan in connection with its marketing for a Secondary Market Transaction or otherwise as part of its business development. Borrower shall provide such reasonable access to the Mortgaged Property and personnel of the Manager and of Borrower’s constituent members and the business and operations of all of the foregoing as Lender or other Interested Parties may request in connection with any such Secondary Market Transaction. Borrower understands that any such information may be incorporated into any offering circular, prospectus, prospectus supplement, private placement memorandum or other offering documents for any Secondary Market Transaction. Without limiting the foregoing, Borrower and Guarantor shall provide in connection with each of (i) a preliminary and a final private placement memorandum or (ii) a preliminary and final prospectus or prospectus supplement, as applicable (the documents referred to in the foregoing clauses (i) and (ii), collectively, the “Disclosure Documents”), an agreement certifying that Borrower and Guarantor have examined such Disclosure Documents specified by Lender and that each such Disclosure Document, as it relates to Borrower, Guarantor, any Affiliates, the Mortgaged Property and Manager, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading (a “Disclosure Certificate”). Borrower and Guarantor shall indemnify, defend, protect and hold harmless Lender, its Affiliates, directors, employees, agents and each Person, if any, who controls Lender or any such Affiliate within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934, and any other placement agent or underwriter with respect to any Securitization or Secondary Market Transaction from and against any losses, claims, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) that arise out of or are based upon any untrue statement of any material fact contained in any Disclosure Certificate or other information or documents furnished by Borrower, Guarantor or their Affiliates or in any representation or warranty of any Borrower contained herein or in the other Loan Documents or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such information or necessary in order to make the statements in such information not materially misleading. In any Secondary Market Transaction, Lender may transfer its obligations under this Loan Agreement and under the other Loan Documents (or may transfer the portion thereof corresponding to the transferred portion of the Indebtedness), and thereafter Lender shall be relieved of any obligations hereunder and under the other Loan Documents arising after the date of said transfer with respect to the transferred interest. Each transferee investor shall become a

“Lender” hereunder. The holders from time to time of the Loan and/or any other interest of the “Lender” under this Loan Agreement and the other Loan Documents may from time to time enter into one or more co-lender or similar agreements in their discretion. Borrower acknowledges and agrees that such agreements, as the same may from time to time be amended, modified or restated, may govern the exercise of the powers and discretionary authority of the Lender hereunder and under the other Loan Documents, but Borrower shall be entitled to rely upon any actions taken by Lender or the designated servicer(s) or agent(s) for Lender, whether or not within the scope of its power and authority under such other agreements. The Lender shall be responsible for the payment of the reasonable out-of-pocket expenses incurred by the Borrower in connection with complying with this Section 5.1(t).

(u) Qualified Interest Rate Cap Provider. If the rating of a Qualified Interest Rate Cap Provider that has provided an interest rate cap which Borrower pledges to the Lender pursuant to the Collateral Assignment of Hedge falls below the rating criteria specified in the definition of a Qualified Interest Rate Cap Provider, then within ten (10) Business Days following written request from Lender, the Borrower shall deliver to Lender a replacement interest rate cap satisfying all of the criteria set forth in Section 3.1 (as of the Closing Date).

(v) Prohibited Person. Borrower shall deliver (from time to time) to Lender any certification or other evidence as may be requested by Lender in its sole and absolute discretion, confirming that: (i) neither Borrower, Guarantor nor their respective officers, directors, members or Affiliates, if applicable (including, without limitation, the indirect holders of equity interests in Borrower) is a Prohibited Person; and (ii) neither Borrower, Guarantor nor their respective shareholders, partners, members or Affiliates, if applicable (including, without limitation, the indirect holders of equity interests in Borrower) has engaged in any business, transaction or dealings with a Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person.

(w) Construction Period. Borrower shall cause the Renovation to be commenced on the Commencement Date, and shall thereafter diligently prosecute such Renovation to completion on or prior to the Completion Date, subject to Excusable Delays.

(x) Construction Consultant’s Inspections. Lender may require an inspection upon reasonable notice and at reasonable times of the Mortgaged Property and Improvements by the Construction Consultant (a) prior to each Advance disbursement, (b) at least once each month during the course of construction, whether or not any Advance disbursement is to be made for such month, (c) upon completion of the Renovation of the Improvements, and (d) at least annually thereafter so long as any of Borrower’s obligations hereunder have not been satisfied or the Loan or any part thereof remains outstanding, and for any applicable statute of limitations period thereafter. Borrower shall pay the fees and costs of the Construction Consultant for its inspections; provided, however, that if Lender or the Construction Consultant reasonably determines that extra services will be required in connection with any such inspection due to noncompliance with the Renovation Plans, or deviations from acceptable construction practices, then Borrower shall pay the costs of all such extra services at the reasonable hourly rate then charged by the Construction Consultant.

(y) Construction Opinion Letters; Construction Project Memoranda.

(i) In connection with any proposed amendment to the Capital Budget by Borrower, Borrower shall provide Lender and Construction Consultant with Construction Documents, together with a written letter requesting Construction Consultant to review such Construction Documents. Within twenty (20) Business Days after receipt of a complete set of Construction Documents with respect to a portion of the Renovation, Construction Consultant shall deliver a Construction Opinion Letter to Lender. Borrower shall continue to submit all Task Orders and subcontracts to Construction Consultant in connection with the portion of the Renovation covered by a previously delivered Construction Opinion Letter. Upon receipt of the same, Construction Consultant shall deliver to Lender (in Lender’s reasonable discretion) either an updated Construction Opinion Letter within twenty (20) Business Days, or a Construction Project Memorandum within ten (10) Business Days.

(ii) Upon execution of the same, Borrower shall provide Lender and Construction Consultant with all Consulting Contracts, Task Orders and other contracts in connection with indirect costs (i.e. soft costs) for which complete Construction Documents do not yet exist. Within ten (10) Business Days after receipt of the same, Construction Consultant shall deliver to Lender a Construction Project Memorandum.

(z) Stored Materials. Any requests for disbursements which in whole or in part relate to materials, equipment or furnishings which are owned by Borrower and are not incorporated into the Mortgaged Property as of the date of the request for disbursement, but are to be temporarily stored at the Mortgaged Property, shall be subject to approval by Lender in its sole discretion for disbursement (subject to satisfaction of the other disbursement conditions set forth herein) to the extent such request relates to such stored materials, and shall be subject to receipt by Lender of:

(i) proof satisfactory to Lender that such stored materials are included within the coverages of insurance policies carried by Borrower or proof of other insurance which has been approved by Lender;

(ii) evidence satisfactory to Lender that the ownership of such materials is vested in Borrower and such ownership is free of any Liens and claims of third parties;

(iii) evidence satisfactory to Lender that such materials are protected against theft or damage; and

(iv) certification of Borrower and Construction Consultant that such materials stored at the Mortgaged Property have been inspected by Borrower and Construction Consultant and that such materials are the same materials as described in Borrower’s draw request certification.

Lender may require a separate security agreement and UCC financing statements to cover any such materials, equipment or furnishings so stored at the Mortgaged Property and such other information and assurances as Lender may require.

(aa) Capital Budget; Leasing Budget. Borrower shall not expend any funds in a line item of the Capital Budget and the Leasing Budget except for its intended purpose without Lender’s prior written consent, which consent may be withheld in Lender’s reasonable discretion. In the event Borrower desires to amend, modify or otherwise change the Capital Budget or Leasing Budget, a request for approval of any change shall be submitted to the Lender as part of a certified revised Capital Budget or Leasing Budget signed by Borrower and the Guarantor, and, where applicable, the Architects, General Contractors and any sureties. Any reallocation of amounts between cost items and any allocation of any contingency to any specific cost item shall require the prior written approval of the Lender. As conditions to its approval, Lender may require evidence reasonably satisfactory to it of the reasons for the proposed change. Lender’s approval of any modifications to the Capital Budget in connection with new Construction Contracts that are let by Borrower, and/or existing Construction Contracts that are modified, will be conditioned upon the Construction Consultant’s review of the relevant Construction Documents, and delivery of an acceptable Construction Opinion Letter or Construction Project Memorandum, as applicable. Lender’s approval of any modifications to the Leasing Budget will be based upon the TI Costs required under new Leases approved by Lender in accordance with Section 5.1(s), and the leasing commissions incurred in connection with such new Leases.

(bb) Cost Overruns; Cost Savings. Lender and its servicer shall be kept fully advised as to any and all material cost overruns and material cost savings with respect to the Renovation. Within five (5) days of becoming aware of such material cost overruns or material cost savings, Borrower shall provide Lender and its servicer with all available information and documentation regarding such cost overruns and cost savings and an explanation as to how such cost overruns shall be paid for or cost savings reallocated. No portion of the Capital Budget and the Leasing Budget (other than the “contingency” line item) may be used for payment of any cost overruns. In the event of an occurrence of a material cost overrun, Lender may require Borrower to escrow the funds necessary to pay for same. Cost savings shall be reallocated to reduce the Capital Budget and the Leasing Budget Project Costs.

ARTICLE VI

NEGATIVE COVENANTS

Section 6.1. Negative Covenants. Borrower covenants and agrees that, until payment in full of the Indebtedness, it will not do, directly or indirectly, any of the following unless Lender consents thereto in writing:

(a) Liens on the Collateral. Incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Lien with respect to the Collateral, except Liens in favor of Lender.

(b) Ownership and Transfer. Except as expressly permitted by or pursuant to this Agreement or the Loan Documents (including a Permitted Transfer), own any property of any kind other than the Collateral, or Transfer or permit a Transfer of the Collateral or an interest therein.

(c) Other Borrowings. Incur, create, assume, become or be liable in any manner with respect to Other Borrowings.

(d) Dissolution; Merger or Consolidation. Dissolve, terminate, liquidate, merge with or consolidate into another Person.

(e) Change In Business. Cease to be a Single-Purpose Entity, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.

(f) Debt Cancellation. Cancel or otherwise forgive or release any material claim or debt owed to Borrower by any Person, except for adequate consideration or in the ordinary course of Borrower’s business.

(g) Affiliate Transactions. Except as listed on Schedule 7, enter into, or be a party to, any transaction with an Affiliate of Borrower, except in the ordinary course of business and on terms which are fully disclosed to Lender in advance and are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s length transaction with an unrelated third party.

(h) Major Decision. Make or execute or cause First Mortgage Borrower to make or execute a Major Decision.

(i) Misapplication of Funds. Distribute any Moneys received from First Mortgage Borrower in violation of the provisions of Section 2.12.

(j) Certain Restrictions. Enter into any agreement which expressly restricts the ability of Borrower to enter into amendments, modifications or waivers of any of the Loan Documents.

(k) Place of Organization. Change its jurisdiction of organization, creation or formation, as applicable, without in each case giving Lender at least fifteen (15) days’ prior written notice thereof and promptly providing Lender such information as Lender may reasonably request in connection therewith.

(l) Management Agreement. Except in accordance with this Agreement, authorize, cause, permit or suffer First Mortgage Borrower to (i) terminate or cancel the Management Agreement, (ii) consent to either the reduction of the term of or the assignment of the Management Agreement, (iii) increase or consent to the increase of the amount of any charges under the Management Agreement, or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement in any material respect.

(m) Plans and Welfare Plans. Knowingly engage in or permit any transaction in connection with which Borrower or any ERISA Affiliate could be subject to either a material civil penalty or tax assessed pursuant to Section 502(i) or 502(1) of ERISA or Section 4975 of the Code, permit any Welfare Plan to provide benefits, including without limitation, medical benefits (whether or not insured), with respect to any current or former employee of Borrower beyond his or her retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) death or disability benefits that have been fully provided for by paid up insurance or otherwise or (iii) severance benefits (unless such coverage is provided after notification of and with the reasonable approval of Lender), permit the assets of Borrower to become “plan assets”, whether by operation of law or under regulations promulgated under ERISA or adopt, amend (except as may be required by applicable law) or increase the amount of any benefit or amount payable under, or permit any ERISA Affiliate to adopt, amend (except as may be required by applicable law) or increase the amount of any benefit or amount payable under, any Plan or Welfare Plan, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits expense to Borrower or any ERISA Affiliate.

(n) First Mortgage Loan Agreement. Authorize, cause, permit or suffer the modification, amendment, supplementation or termination of the First Mortgage Loan Documents.

(o) Leases. Enter into, amend or cancel Leases, except as permitted by or pursuant to, or as would not result in a violation of, this Agreement.

(p) Prohibited Persons. With respect to Borrower and any of its officers, directors, shareholders, partners, members or Affiliates, if applicable (including, without limitation, the indirect holders of equity interests in Borrower): (i) conduct any business, nor engage in any transaction or dealing, with any Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person; or (ii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in EO13224.

(q) Capital Budget; Leasing Budget. Amend, modify or otherwise change the Capital Budget or Leasing Budget, except in accordance with the procedures set forth in Section 5.1(aa).

(r) Renovation Plans, General Contracts or Major Subcontract. Amend, modify or otherwise change the Renovation Plans, the General Contracts or any Major Subcontract.

(s) Approved Contracts Only. Execute any contract with the General Contractors or any Major Subcontractor or become a party to any arrangement for the performance of work with respect to the Mortgaged Property with the General Contractors or any Major Subcontractor, except as may be approved by Lender.

(t) Modification of Interest Rate Cap Agreement. Amend, modify, cancel or terminate any interest rate cap entered into by Borrower pursuant to this Agreement or permit same to be amended, modified, cancelled or terminated; provided, however, that Borrower shall have the right to extend the term of any such interest rate cap.

(u) Change Orders. Amend or modify the Renovation Plans, the General Contracts, the Architects’ Contracts or any Major Subcontract, except in accordance with the following procedures:

(i) Materiality. All Change Orders involving increases of One Hundred Thousand Dollars ($100,000) or more for any single item, or following an aggregate amount of non-material individual Change Orders of more than One Million Dollars ($1,000,000), all Change Orders thereafter, shall be subject to Lender’s prior written approval, such approval not to be unreasonably withheld or delayed, it being understood that Change Orders in an amount less than $100,000 prior to the $1,000,000 threshold being met shall not require such prior written approvals and shall be deemed approved. Lender may require such documents and other supporting materials to be delivered to Lender as a condition to its approval of any Change Order as Lender may elect, in its reasonable discretion. Borrower shall deliver to Lender copies of each Change Order.

(ii) Contents of Change Order Requests. Requests for approval shall be submitted on a Change Order form reasonably acceptable to Lender signed by Borrower and the Architects, General Contractors, Major Subcontractors, any sureties and the Guarantor, accompanied by working drawings and a written narrative of the proposed change. Lender shall not be required to consider approval of any change unless all other approvals that are required from other Persons have been obtained. As conditions to its approval, (a) Lender may require satisfactory evidence of the cost and of the time necessary to complete the proposed change, and (b) to the extent Lender determines that the proposed change may result in any increased cost, Lender may make written demand upon Borrower to deliver the amount of the increased costs to Lender. Lender is not under any duty to review or inform Borrower of the quality or suitability of the Renovation Plans, the General Contracts, the Architects’ Contracts or any Major Subcontract or any changes thereto.

ARTICLE VII

EVENT OF DEFAULT

Section 7.1. Event of Default. The occurrence of one or more of the following events shall be an “Event of Default” hereunder:

(a) if on any Payment Date Borrower fails to pay any accrued and unpaid interest on the Loan then due and payable in accordance with the provisions hereof;

(b) if Borrower fails to pay the outstanding Indebtedness on the Maturity Date;

(c) if Borrower fails to pay any other amount payable pursuant to this Agreement or any other Loan Document when due and payable in accordance with the provisions hereof or thereof, as the case may be, and such failure continues for ten (10) days after Lender delivers written notice thereof to Borrower;

(d) if any representation or warranty made herein or in any other Loan Document, or in any report, certificate, financial statement or other Instrument, agreement or document furnished by Borrower in connection with this Agreement, the Note or any other Loan Document shall be false in any material respect as of the date such representation or warranty was made;

(e) if a “Default” or an “Event of Default” as defined in any of the First Mortgage Loan Documents occurs;

(f) if Borrower or Guarantor makes an assignment for the benefit of creditors;

(g) if a receiver, liquidator or trustee shall be appointed for Borrower or Guarantor or if Borrower or Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower or Guarantor, or if any proceeding for the dissolution or liquidation of Borrower or Guarantor shall be instituted; provided, however, that if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower or Guarantor, upon the same not being discharged, stayed or dismissed within ninety (90) days, or if Borrower or Guarantor shall generally not be paying its debts as they become due;

(h) if Borrower attempts to delegate its obligations or assign its rights under this Agreement, any of the other Loan Documents or any interest herein or therein, or if any Transfer occurs other than in accordance with this Agreement and such delegation or assignment of rights or impermissible Transfer continues or is not corrected for five (5) Business Days after Lender delivers written notice thereof to Borrower;

(i) if any provision of the Organizational Agreements affecting the purpose for which Borrower is formed is amended or modified in any material respect which may adversely affect Lender, or if Borrower or its members fail to perform or enforce the provisions of the Organizational Agreements and such failure has a Material Adverse Effect or attempt to dissolve or merge Borrower without Lender’s consent;

(j) if an Event of Default as defined or described in any Loan Document occurs;

(k) if there shall remain in force, undischarged, unsatisfied and unstayed, for more than 30 days, whether or not consecutive, any uninsured final judgment against Borrower or Guarantor that, with other outstanding uninsured final judgments, undischarged (and not bonded), against such Persons exceeds in the aggregate $500,000;

(l) if any of the assumptions made with respect to Borrower and its Affiliates in that certain substantive non-consolidation opinion letter of even date herewith delivered by Fulbright & Jaworski L.L.P. in connection with the Loan is not true and correct in all material respects; or

(m) Borrower shall be in default or in breach of any term of the General Contracts or any Material Subcontract (after any requisite notice or cure periods contained therein) and such default is reasonably likely to have a Material Adverse Effect;

(n) if a Lien for the performance of work, the supply of materials or otherwise, shall be filed against the Mortgaged Property and such Lien remains unsatisfied or unbonded for a period of sixty (60) days after notice of filing thereof, provided that within said sixty (60) day period the Mortgaged Property is not the subject of any writ, levy, execution or sequestration;

(o) if construction of the Renovation is not carried on with reasonable dispatch or at any time is discontinued for a period of ten (10) or more Business Days for any reasons, other than Excusable Delay;

(p) if the Renovation of the Mortgaged Property (i) in the reasonable judgment of Lender and the Construction Consultant is not or cannot be completed on a Lien-free basis on or before the Completion Date, subject to Permitted Encumbrances, Excusable Delay not exceeding forty-five (45) days in the aggregate and any right to contest set forth in the Mortgage, or (ii) is not completed Lien-free, subject to Permitted Encumbrances, on or before the Completion Date;

(q) Borrower fails to use diligent efforts to, within five (5) Business Days of written request, furnish to Lender or the Construction Consultant copies of the plans or other items reasonably requested by Lender or the Construction Consultant in connection with the preparation of the Monthly Project Reports, Construction Opinion Letters or Construction Project Memoranda, or to permit access to the Mortgaged Property in accordance with this Agreement; provided, however, that if in Lender’s commercially reasonable judgment, Lender determines that, despite Borrower’s diligent efforts, Borrower is unable to furnish such items, then Borrower’s failure to furnish the same shall not constitute an Event of Default;

(r) if, without the prior written consent of Lender, the Demand Note shall be terminated or cancelled, or otherwise modified, changed, supplemented, altered or amended, or if Guarantor shall waive or release any of its rights or remedies under the Demand Note; or

(s) if Borrower shall continue to fail to perform any of the terms, covenants or conditions of this Agreement or the other Loan Documents, other than as specifically otherwise referred to in this definition of “Event of Default,” for ten (10) days after notice to Borrower from Lender or its successors or assigns, in the case of any Default which can be cured by the payment of a sum of money (other than Events of Default pursuant to clauses (a) and (b) above as to which the grace period, if any, set forth therein is applicable), or for thirty (30) days after notice from Lender or its successors or assigns, in the case of any other Default (unless a longer notice period is otherwise provided herein or in such other Loan Document); provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for an additional sixty (60) days;

then, upon the occurrence of any such Event of Default and at any time thereafter, Lender or its successors or assigns, may, in addition to any other rights or remedies available to it pursuant to this Agreement or the other Loan Documents, or at law or in equity, take such action, without further notice or demand, as Lender or its successors or assigns, deems advisable to protect and enforce its rights against Borrower and in and to all or any portion of the Collateral (including, without limitation, declaring the entire Indebtedness to be immediately due and payable) and may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and/or the Collateral (including, without limitation, in either case, all rights or remedies available at law or in equity).

Section 7.2. Remedies.

(a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, or other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed by or with respect to Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any portion of the Indebtedness shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any portion of the Collateral. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents.

(b) In the event of the foreclosure or other action by Lender to enforce Lender’s remedies in connection with all or any portion of the Collateral, Lender shall apply all Net Proceeds received to repay the Indebtedness in accordance with Section 2.8, the Indebtedness shall be reduced to the extent of such Net Proceeds and the remaining portion of the Indebtedness shall remain outstanding and secured by the Loan Documents, it being understood and agreed by Borrower that Borrower is liable for the repayment of all the Indebtedness; provided, however, that the Note shall be deemed to have been accelerated only to the extent of the Net Proceeds actually received by Lender with respect to the Collateral and applied in reduction of the Indebtedness evidenced by the Note in accordance with the provisions of the Note, after payment by Borrower of all Transaction Costs and costs of enforcement.

(c) Notwithstanding anything in this Article VII to the contrary, upon an Event of Default, Lender shall in no event during the Standstill Period exercise its remedies hereunder or under any other Loan Document that would result in (i) legal action by Lender to collect unpaid sums from Borrower, (ii) the taking of possession, or the sale or foreclosure, by Lender of all or any portion of the Collateral, or (iii) the exercise by Lender of Borrower’s equity rights in the Collateral; provided that such restrictions on Lender’s remedies shall be conditioned upon the satisfaction of all of the following conditions:

(i) no Immediate Remedy Event shall have occurred;

(ii) from and after such Event of Default, Borrower shall not have made any payments whatsoever to any other creditors of Borrower or any other Persons other than the payments required to be made to First Mortgage Lender under the First Mortgage Loan;

(iii) no other creditor of Borrower (other than First Mortgage Lender in its capacity to creditor to First Mortgage Borrower) shall become senior to Lender in priority of payment, and no lien of any other creditor of Borrower (other than First Mortgage Lender in its capacity to creditor to First Mortgage Borrower) shall become senior in priority to Lender’s lien on the Collateral; and

(iv) the loan documents evidencing and securing the Approved Junior Mezzanine Loan shall contain a provision substantially similar to this Section 7.2(c).

Nothing in this Section 7.2(c) shall in any way restrict or prohibit Lender from (w) accelerating the Indebtedness, (x) applying for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, (y) applying against the Indebtedness any funds then deposited with Lender in any reserves or escrow accounts, or (z) demanding Borrower to pay Lender’s costs of enforcement as a result of such Event of Default. If at any time, less than all of the conditions set forth in clauses (i) through (iv) above are satisfied, or at any time following the expiration of the Standstill Period, Lender shall have the unrestricted right to exercise all or any one or more of the rights, powers, or other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents, or otherwise permitted under applicable law.

Section 7.3. Remedies Cumulative. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents executed by or with respect to Borrower or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of any Default or Event of Default shall not be construed to be a waiver of any subsequent Default or Event of Default or to impair any remedy, right or power consequent thereon. Notwithstanding any other provision of this Agreement, Lender reserves the right to seek a deficiency judgment or preserve a deficiency claim, in connection with the foreclosure of the Mortgage on the Mortgaged Property, to the extent necessary to foreclose on other parts of the Collateral.

Section 7.4. Default Administration Fee. At any time after the occurrence of an Event of Default and the acceleration of the Indebtedness, as reimbursement and compensation for the additional internal expenditures, administrative expenses, fees and other costs associated with actions to be taken in connection with such Event of Default, and regardless of whether the Lender shall have commenced the exercise of any remedies pursuant to Section 7.2, the Default Administration Fee shall be payable by Borrower to the Lender upon demand.

Section 7.5. Curative Advances. If any Event of Default occurs and is not cured by Borrower after notice from Lender, then Lender may expend such sums as it shall reasonably deem appropriate to cure or attempt to cure such Event of Default. Borrower shall immediately repay all such sums so advanced, which sums shall immediately become part of the

Indebtedness, bear interest at the Default Rate from the date advanced until the date repaid, and be secured by all Collateral.

ARTICLE VIII

MISCELLANEOUS

Section 8.1. Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the execution and delivery of this Agreement, the making by Lender of the Loan hereunder and the execution and delivery by Borrower to Lender of the Loan Documents, and shall continue in full force and effect so long as any portion of the Indebtedness is outstanding and unpaid. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All covenants, promises and agreements in this Agreement contained, by or on behalf of Borrower, shall inure to the benefit of the respective successors and assigns of Lender. Nothing in this Agreement or in any other Loan Document, express or implied, shall give to any Person other than the parties and the holder of the Note and the other Loan Documents, and their legal representatives, successors and assigns, any benefit or any legal or equitable right, remedy or claim hereunder.

Section 8.2. Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

Section 8.3. Governing Law.

(a) This Agreement was negotiated in New York and made by Lender and accepted by Borrower in the State of New York, and the proceeds of the Note delivered pursuant hereto were disbursed from New York, which State the parties agree has a substantial relationship to the parties and to the underlying transaction embodied hereby, and in all respects (including, without limitation, matters of construction, validity, performance, and maximum permissible rates of interest), this Agreement and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and performed in such State and any applicable law of the United States of America.

(b) Any legal suit, action or proceeding against Lender or Borrower arising out of or relating to this Agreement shall be instituted in any federal or state court in New York, New York. Borrower hereby (i) irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum, and (ii) irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding. Borrower does hereby designate and appoint Corporation Services Company, whose address is 80 State Street, Albany, New York 12207-2543, as Borrower’s authorized agent to accept and acknowledge on its behalf service of any and all process which may be served in any such suit, action or proceeding in any federal or state court in New York, New York, and agrees that service of process upon said agent at said address (or at such other office in the State of New York as may be designated by Borrower from time to time in accordance with the terms hereof) with a copy to Borrower at its principal executive offices, and written notice of said service of Borrower mailed or delivered to Borrower in the manner provided herein shall be deemed in every respect effective service of process upon Borrower, in any such suit, action or proceeding in the State of New York. Borrower (i) shall give prompt notice to Lender of any change in address of its authorized agent hereunder, (ii) may at any time and from time to time designate a substitute authorized agent with an office in New York, New York (which office shall be designated as the address for service of process), and (iii) shall promptly designate such a substitute if its authorized agent ceases to have an office in New York, New York or is dissolved without leaving a successor.

Section 8.4. Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or any other Loan Document, or consent or waiver referred to in any Loan Document or consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to or demand on Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 8.5. Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 8.6. Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by facsimile transmission, addressed if to Lender at its address set forth on the first page hereof, Attention: Michael J. Danberg, and if to Borrower at its address set forth on the first page hereof, Attention: John R. Sischo, or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 8.6. A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or three (3) Business Days after mailing; or in the case of expedited prepaid delivery and facsimile transmission, on the Business Day after the same was sent. A party receiving a notice which does not comply with the technical requirements for notice under this Section 8.6 may elect to waive any deficiencies and treat the notice as having been properly given.

Section 8.7. TRIAL BY JURY. BORROWER, TO THE FULLEST EXTENT THAT IT MAY LAWFULLY DO SO, WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY TORT ACTION, BROUGHT BY ANY PARTY HERETO WITH RESPECT TO THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS.

Section 8.8. Headings. The Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 8.9. Assignment.

(a) Borrower may not sell, assign or transfer any interest in the Loan Documents, any Collateral, or any portion of either of the foregoing (including, without limitation, Borrower’s rights, title, interests, remedies, powers and duties hereunder and thereunder) without Lender’s prior written consent. Lender shall have the right to assign or participate this Agreement and/or its interest in any of the other Loan Documents and the obligations hereunder to any Person. In the event of an assignment by Lender, (a) the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would have if it were an original “Lender” hereunder; (b) the assignee shall be deemed for all purposes to be a “Lender” hereunder; and (c) upon any such substitution of Lender, a replacement or addition “Lender signature page” shall be executed by the new Lender and attached to this Agreement and thereupon become a part of this Agreement. After the effectiveness of any assignment, the new Lender shall provide notice to Borrower of the identity, address and other pertinent information pertaining to the new Lender. Notwithstanding anything in this Agreement to the contrary, after an assignment by any Lender, the “Lender” (prior to such Assignment) shall continue to have the benefits of any rights or indemnifications and shall continue to have the obligations contained herein which such Lender had during the period such party was a “Lender” hereunder.

(b) The Lender may from time to time elect to enter into a servicing agreement with a servicer, pursuant to which the servicer shall be appointed to service and administer the Loan and the Account Collateral in accordance with the terms hereof and to exercise any and all other rights of the Lenders with respect to the Loan as set forth in such servicing agreement. The Lender shall promptly notify Borrower if the Lender shall elect to appoint or change the servicer, and all notices and other communications from Borrower to the Lender shall be delivered to the servicer with a copy concurrently delivered to the Lender, and any notice, direction or other communication from the servicer to Borrower shall have the same force and effect as a notice, direction or communication from the Lender. The parties hereto acknowledge and agree that the servicer shall be a third party beneficiary to this Agreement and the other Loan Documents.

Section 8.10. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 8.11. Preferences. Lender shall have no obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the obligations of Borrower pursuant to this Agreement or any other Loan Document. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder, provided that such application or reapplication is performed by Lender in accordance with the terms of this Agreement or any other applicable Loan Document. To the extent Borrower makes a payment or payments to Lender for Borrower’s benefit, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 8.12. Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or another Loan Document specifically and expressly provides for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Except for notices required by applicable Legal Requirements, Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents does not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 8.13. Failure to Consent. If Borrower shall seek the approval by or consent of Lender hereunder or under the Note, or any of the other Loan Documents and Lender shall fail or refuse to give such consent or approval, then Borrower shall not be entitled to any damages for any withholding or delay of such approval or consent by Lender, it being intended that Borrower’s sole remedy shall be to bring an action for an injunction or specific performance, which remedy for injunction or specific performance shall be available only in those cases where Lender has expressly agreed hereunder or under any of the other Loan Documents not to unreasonably withhold or delay its consent or approval.

Section 8.14. Schedules Incorporated. The information set forth on the cover, heading and recitals hereof, and the Schedules attached hereto, are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 8.15. Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to this Agreement and the other Loan Documents which Borrower may otherwise have against any assignor or this Agreement and the other Loan Documents. No such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon this Agreement or upon any other Loan Document. Any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 8.16. No Joint Venture or Partnership. Borrower and Lender intend that the relationship created hereunder be solely that of borrower and lender. Nothing herein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Collateral other than that of secured party, mortgagee or lender.

Section 8.17. Waiver of Marshalling of Assets Defense. To the fullest extent Borrower may legally do so, Borrower waives all rights to a marshalling of the assets of Borrower, and others with interests in Borrower, and of the Collateral, or to a sale in inverse order of alienation in the event of foreclosure of the interests hereby created, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of any Collateral for the collection of the Indebtedness without any prior or different resort for collection, or the right of Lender to the payment of the Indebtedness out of the Net Proceeds of the Collateral in preference to every other claimant whatsoever.

Section 8.18. Waiver of Counterclaim. To the extent permitted by applicable Legal Requirements, Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 8.19. Conflict; Construction of Documents. In the event of any conflict between the provisions of this Agreement and the provisions of any of the other Loan Documents, the provisions of this Agreement shall prevail. The parties hereto acknowledge that they were represented by counsel in connection with the negotiation and drafting of the Loan Documents and that the Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same.

Section 8.20. Brokers and Financial Advisors. Borrower and Lender hereby represent that they have dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement (other than Secured Capital Corp, whose fees and expenses shall be paid exclusively by the Borrower). Borrower and Lender hereby agree to indemnify and hold the other harmless from and against any and all claims, liabilities, costs and expenses of any kind in any way relating to or arising from a claim by any Person that such Person acted on behalf of the indemnifying party in connection with the transactions contemplated herein. The provisions of this Section 8.20 shall survive the expiration and termination of this Agreement and the repayment of the Indebtedness.

Section 8.21. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

Section 8.22. Estoppel Certificates. Lender and Borrower each hereby agrees at any time and from time to time upon not less than fifteen (15) days prior written notice by Borrower or Lender to execute, acknowledge and deliver to the party specified in such notice, a statement, in writing, certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications hereto), and stating whether or not, to the knowledge of such certifying party, any Default or Event of Default has occurred and is then continuing, and, if so, specifying each such Default or Event of Default; provided, however, that it shall be a condition precedent to Lender’s obligation to deliver the statement pursuant to this Section 8.22, that Lender shall have received, together with Borrower’s request for such statement, an Officer’s Certificate stating that, to the knowledge of Borrower, no Default or Event of Default exists as of the date of such certificate (or specifying such Default or Event of Default).

Section 8.23. Payment of Expenses. Borrower shall pay all Transaction Costs, which shall include, without limitation, (a) Lender’s reasonable out-of-pocket costs and expenses in connection with (i) the negotiation, preparation, execution and delivery of the Loan Documents and the documents and instruments referred to therein (including, without limitation, the preparation of the Intercreditor Agreement after the Closing Date); (ii) the creation, perfection or protection of Lender’s Liens in the Collateral (including, without limitation, fees and expenses for title and lien searches, UCC filing fees, third party due diligence expenses for the Mortgaged Property plus travel expenses, accounting firm fees, costs of the Appraisals, Environmental Reports (and an environmental consultant), and the Engineering Reports); (iii) the negotiation, preparation, execution and delivery of any amendment, waiver or consent relating to any of the Loan Documents; and (iv) the preservation of rights under and enforcement of the Loan Documents and the documents and instruments referred to therein, including any communications or discussions relating to any action that Borrower shall from time to time request Lender to take, as well as any restructuring or rescheduling of the Indebtedness, (b) the reasonable fees, expenses and other charges of counsel to Lender in connection with all of the foregoing, (c) Lender’s reasonable out-of-pocket travel expenses in connection with site visits to the Mortgaged Property and (d) the reasonable fees and expenses of the Lender’s servicer appointed pursuant to Section 8.9(b) and of the Construction Consultant.

Section 8.24. Non-Recourse. Anything contained herein, in the Note or in any other Loan Document to the contrary notwithstanding, no recourse shall be had for the payment of the principal or interest on the Loan or for any other Indebtedness, obligation or liability hereunder or under any other Loan Document or for any claim based hereon or thereon or otherwise in respect hereof or thereof against (i) any partner, agent, contractor, director, officer, member, consultant, manager, stockholder, subscriber to capital stock, incorporator, beneficiary, participant, trustee or advisor of Borrower, any partner or member in Borrower, or any partner or member therein; (ii) any legal representative, heir, estate, successor or assign of any thereof; (iii) any corporation (or any officer, director, employee or shareholder thereof), limited liability company (or member thereof), partnership (or any partner thereof), individual or entity to which any ownership interest in Borrower shall have been directly or indirectly transferred; (iv) any purchaser of any asset of Borrower; or (v) any other Person (except Borrower), for any deficiency or other sum owing with respect to the Note or any other Indebtedness, obligation or liability or arising under this Agreement or any Loan Document. It is understood that neither the Note nor any other Indebtedness, obligation or liability under or with respect to this Agreement and any other Loan Document may be enforced against any Person described in clauses (i) through (v) above; provided, however, that the foregoing provisions of this paragraph shall not:

(A) prevent recourse to Borrower, the assets of Borrower, or any other instrument or document which is pledged by Borrower to Lender pursuant to the Loan Documents, including all Collateral;

(B) have any applicability whatsoever to the Guaranty of Non-Recourse Obligations or the Environmental Indemnity Agreement or the liability of Guarantor thereunder; or

(C) constitute a waiver, release or discharge of any indebtedness or obligation evidenced by the Note or secured by the Loan Documents, and the same shall continue until paid or discharged in full; or

(D) prevent recourse to Borrower and the Guarantor and their respective assets for repayment of the Indebtedness, and the Indebtedness shall be fully recourse to Borrower and the Guarantor, if a Bankruptcy Action occurs;

(E) prevent recourse to Borrower and Guarantor and their respective assets, and Borrower and Guarantor shall be fully and personally liable, for any loss, costs, liability, damage or expense suffered or incurred by Lender or any Indemnified Party related to or arising from:

(1) any fraud, misappropriation or misapplication of funds (including Loss Proceeds or Rents) committed by or on behalf of Borrower or First Mortgage Borrower in contravention of the First Mortgage Loan Documents or the Loan Documents, or intentional misrepresentation contained in any Loan Document or report furnished pursuant to any Loan Document;

(2) any Transfer in violation of the terms of the Loan Documents;

(3) violation of any of the terms, covenants and conditions to maintain Borrower as a Single Purpose Entity or breach of any of the assumptions set forth in the substantive non-consolidation legal opinion delivered in connection with the closing of the Loan;

(4) additional financing obtained by Borrower (whether secured or unsecured) in violation of the terms of the Loan Documents;

(5) actual physical waste to, or willful destruction of, the Mortgaged Property;

(6) breach of any representation, warranty or covenant in this Agreement or the Environmental Indemnity Agreement, concerning Environmental Laws and Hazardous Substances;

(7) any security deposits received by Borrower or any Related Party from tenants not being properly applied, returned to tenants when due or delivered to Lender, a receiver or a purchaser of the Mortgaged Property in the event of a foreclosure sale upon such Person taking possession of the Mortgaged Property;

(8) Borrower or Guarantor raising any defense regarding enforcement of creditor’s rights based on the structure of the Loan (e.g. equitable subordination or fraudulent conveyance or the making of a claim by Borrower or any member of Borrower that Borrower is a joint venturer with or a partner of Lender in connection with the Mortgaged Property or any of the transactions contemplated by this Agreement, the Note or any of the other Loan Documents);

(9) any Legal Requirement mandating the forfeiture by Borrower or First Mortgage Borrower of the Mortgaged Property or the Collateral, or any portion thereof because of the conduct or purported conduct of criminal activity by Borrower, First Mortgage Borrower or any Related Party in connection therewith;

(10) if any Lien is voluntarily placed on the Mortgaged Property or the Collateral or any portion of either in contravention of the Loan Documents or the First Mortgage Loan Documents and such Lien is not discharged and removed within ten (10) days after notice;

(11) Borrower or any Related Party controlled by Borrower or by any Affiliate which controls Borrower contesting or in any way interfering with, directly or indirectly (collectively, a “Contest”), any foreclosure action or UCC sale commenced by Lender or with any other enforcement of Lender’s rights, powers or remedies under any of the Loan Documents or under any document evidencing, securing or otherwise relating to any of the Collateral (whether by making any motion, bringing any counterclaim, claiming any defense, seeking any injunction or other restraint, commencing any action seeking to consolidate any such foreclosure or other enforcement with any other action, or otherwise) (except this clause (11) shall not apply if Borrower or such Related Party successfully asserts a Contest and obtains a final non-appealable order as to same);

(12) the cost of enforcement of any of Lender’s rights or remedies hereunder or under any of the other Loan Documents, or costs incurred in any bankruptcy or similar proceeding which may be brought by or against Borrower, First Mortgage Borrower or Guarantor;

(13) the failure to pay Impositions assessed against the Mortgaged Property to the extent there was sufficient funds available to pay the same, or the failure to maintain insurance as required under the documents evidencing and securing the First Mortgage Loan, or the failure to pay any deductible amount in respect of any insurance maintained in respect of the Mortgaged Property, or the failure to pay and discharge any mechanic’s or materialman’s Liens against the Mortgaged Property to the extent there was sufficient funds available to pay and discharge the same or the work relating to such Liens was not approved by Lender in writing or permitted by the Loan Documents or the failure to pay brokerage commissions;

(14) the failure to permit on-site inspections of the Mortgaged Property or to provide financial reports and information as required by this Agreement;

(15) the failure to obtain Lender’s written consent, to the extent Lender’s consent is required, to any modification, amendment, extension, renewal or replacement of any of the Leases, or

(16) the failure to obtain Lender’s written consent to any modification, amendment, extension, renewal or replacement of Borrower’s Organizational Agreements or First Mortgage Borrower’s organizational documents.

ARTICLE IX

BANKRUPTCY.

Section 9.1. Material Inducement. Borrower acknowledges and agrees that the representations, warranties, covenants and agreements contained in this Section 9.1 constitute a material inducement to Lender to enter into this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby and that without the inclusion of this Section 9.1 herein Lender would not have entered into this Agreement and the other Loan Documents.

Section 9.2. No Fraudulent Intent. Borrower acknowledges, warrants, represents and agrees that neither the execution and delivery of this Agreement and the other Loan Documents nor the performance of any actions required hereunder or thereunder is being consummated by the Borrower, the First Mortgage Borrower or Guarantor with or as a result of any actual intent by such Persons, or any of them, to hinder, delay or defraud any entity to which such Persons, or any of them, are now or will hereafter become indebted.

Section 9.3. No Bankruptcy Intent. Borrower represents, covenants and agrees that none of Borrower, First Mortgage Borrower or Guarantor has any intent (a) to file any voluntary petition in bankruptcy under any Chapter of the Bankruptcy Code or in any manner to. seek relief, protection, reorganization, liquidation, dissolution or similar relief for debtors under any local, state, federal or other insolvency laws or laws providing for relief of debtors, or in equity, or directly or indirectly to cause any of the other of such Persons to file any such petition or to seek any such relief, either at the present time, or at any time hereafter, or (b) directly or indirectly to cause any involuntary petition under any Chapter of the Bankruptcy Code to be filed against any of such Persons or directly or indirectly to cause any of such Persons to become the subject of any dissolution, liquidation or insolvency proceeding or any other proceeding pursuant to any local, state, federal, or other insolvency laws or laws providing for relief of debtors, or in equity, either at the present time, or at any time hereafter, or (c) directly or indirectly to cause the Mortgaged Property, the Collateral or any portion thereof or any interest of such Persons in the Mortgaged Property or the Collateral to become the property of any bankruptcy estate or the subject of any local, state, federal or other bankruptcy, dissolution, liquidation or insolvency proceedings, either at the present time or at any time hereafter.

Section 9.4. Agreement in Best Interests of Parties, Consideration. Borrower acknowledges and agrees that (a) the transactions evidenced by this Agreement and the other Loan Documents are in the best interests of itself and Guarantor and the creditors of such Persons, and (b) the benefit to inure to such Persons pursuant to this Agreement and the other Loan Documents constitute substantially more than “reasonable equivalent value” (as such term is used in Section 548 of the Bankruptcy Code) and “fair consideration” (as such term is defined and used in the New York Debtor and Creditor Law Section 272279), in exchange for the benefits to be provided by such Persons to the Lender pursuant to this Agreement and the other Loan Documents.

Section 9.5. Subsequent Bankruptcy: Waiver of Automatic Stay.

(a) It is expressly agreed and understood by the parties hereto that, in the event First Mortgage Borrower, Borrower or the Collateral, or any portion thereof, shall be or become the subject of any bankruptcy proceeding or the property of any bankruptcy estate, the United States Bankruptcy Court for the Southern District of New York, (hereinafter referred to as the “Bankruptcy Court”) shall have the sole and exclusive jurisdiction of such bankruptcy proceeding. The parties hereto hereby further acknowledge and agree that any voluntary bankruptcy petition filed by First Mortgage Borrower or Borrower, or any involuntary bankruptcy petition caused to be filed by First Mortgage Borrower, Borrower or any Affiliate thereof against First Mortgage Borrower or Borrower (any such bankruptcy filing being hereinafter referred to as a “Bad Faith Filing”), or any other action by Borrower or such Persons, or any of them, to attempt in any manner to hinder, delay, impede, stay, void, rescind or nullify any lawful action taken by Lender to exercise its rights and remedies under this Agreement or any of the other Loan Documents, or at law or in equity, from and after the date hereof, or pursuant to any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar proceedings, would be in bad faith and contrary to the purposes of the bankruptcy laws, would be for the sole purpose of delaying, inhibiting or interfering with the exercise by Lender of its rights and remedies under this Agreement and the Loan Documents and would, in and of itself, constitute “cause” for relief from the automatic stay pursuant to the provisions of Section 362(d)(1) of the Bankruptcy Code. Without limitation of the foregoing, the parties hereto hereby further acknowledge and agree that, in the event of any Bad Faith Filing by or against First Mortgage Borrower, Borrower, or their respective successors, successors-in-interest or assigns, Lender shall be entitled to obtain upon ex parte application therefor, and without further notice or action of any kind or nature whatsoever, (i) an order from the Bankruptcy Court prohibiting the use of Lender’s “cash collateral” (as such term is defined in Section 363 of the Bankruptcy Code) in connection with the Loan, and (ii) an order from the Bankruptcy Court granting immediate relief from the automatic stay pursuant to Section 362 of the Bankruptcy Code so as to permit Lender to exercise all of its rights and remedies pursuant to this Agreement, the Loan Documents, and at law and in equity.

(b) Borrower shall not directly or indirectly oppose or otherwise defend against Lender’s effort to obtain relief from the stay pursuant to Section 9.5(a), above, and covenant and agree that Lender shall be entitled to the lifting of the stay pursuant to Section 9.5(a), above, without the necessity of an evidentiary hearing and without the necessity or requirement that Lender establish or prove the value of the Collateral, the lack of adequate protection of Lender’s interest in the Collateral, the lack of any reasonable prospect of reorganization with respect either to First Mortgage Borrower, Borrower or the Collateral, or Borrower’s lack of equity in the Collateral.

(c) The waiver by Borrower of the Section 362 automatic stay contained in the Bankruptcy Code pursuant to Section 9.5(a) and (b) above, and the waiver of the Section 362 automatic and Section 105 supplemental stay contained in the Bankruptcy Code pursuant to Section 9.6, below, shall be unconditional and absolute, and Borrower hereby agrees not to directly or indirectly maintain before any court that such waiver of the automatic stay and supplemental stay should not be strictly enforced.

Section 9.6. Waiver of Automatic and Supplemental Stays. Borrower hereby represents, covenants and agrees, in the event of the filing of any voluntary or involuntary petition in bankruptcy by or against First Mortgage Borrower or Borrower, not to assert or request any other party to assert that the automatic stay provided by Section 362 of the Bankruptcy Code shall operate or be interpreted to stay, interdict, condition, reduce or inhibit the ability of Lender to enforce any rights it has by virtue of this Agreement or the Loan Documents, or any other rights Lender has, whether now or hereafter acquired, against First Mortgage Borrower, Borrower or any Collateral; and further, in the event of the filing of any voluntary or involuntary petition in bankruptcy by or against First Mortgage Borrower or Borrower, not to seek a supplemental stay or any other relief, whether injunctive or otherwise, pursuant to Section 105 of the Bankruptcy Code or any other provision of the Bankruptcy Code, to stay, interdict, condition, reduce or inhibit the ability of Lender to enforce any rights it has by virtue of this Agreement or the Loan Documents, or at law or in equity, or any other rights Lender has, whether now or hereafter acquired against First Mortgage Borrower, Borrower or any Collateral. The parties hereto acknowledge that the waivers in this Section with respect to an involuntary petition shall not be effective until the occurrence of an Event of Default.

Section 9.7. Approval Rights Regarding Bankruptcy Proceeding. Upon the occurrence and during the continuance of any Bankruptcy Filing, all rights of Borrower to exercise its voting interests in First Mortgage Borrower shall automatically terminate and cease to exist and all such rights shall thereupon be automatically vested in Lender who shall thereupon have the sole and exclusive right to exercise such Voting Interests. Without limiting the foregoing, in the event of a Bad Faith Filing or any other voluntary or involuntary bankruptcy filing or any other insolvency proceeding of any kind under local, state, federal or other insolvency laws involving First Mortgage Borrower and Borrower, or both of them, or any of their properties (collectively the “Bankruptcy Filings”) Borrower acknowledges and agrees to recognize the rights and powers granted to Lender in this Section 9.7 and agrees not to oppose or object on any basis whatsoever to the exercise by Lender of such rights in connection with the

Bankruptcy Filings. Further, upon the commencement of one or more Bankruptcy Filings, Borrower covenants and agrees: (i) not to propose, approve, vote for, or acquiesce in a plan of reorganization concerning First Mortgage Borrower or Borrower, or both of them, without the consent of Lender; (ii) not to challenge or object on any basis whatsoever to the standing of Lender to be recognized as a creditor and/or party-in-interest in the Bankruptcy Filings; and (iii) not to violate or breach any of the covenants or agreements contained in any of the Loan Documents.

Section 9.8. Covenant of Noninterference and Cooperation.

(a) Borrower covenants and agrees that it shall not take any action of any kind or nature whatsoever, either directly or indirectly, to oppose, impede, obstruct, hinder, frustrate, enjoin or otherwise interfere with the exercise by Lender of any of Lender’s rights and remedies against or with respect to the Loan, the Collateral, this Agreement or the other Loan Documents (including specifically, but without limitation, those rights and remedies contained in this Section 9), at law or in equity, and shall not, either directly or indirectly cause any other Person to take any of the foregoing actions.

(b) Borrower covenants and agrees to cooperate fully and completely with the exercise by Lender of any of Lender’s rights and remedies against or with respect to the Collateral, this Agreement or the other Loan Documents (including specifically, but without limitation, those rights and remedies contained in this Section 9).

(c) Borrower covenants and agrees that any violation of either Section 9.8(a) or (b), above, will constitute an act of bad faith undertaken with intent to hinder, delay and defraud Lender.

[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER:

CITIGROUP GLOBAL MARKETS REALTY CORP., a New York corporation

By:	/s/ MICHAEL J. DANBERG
Name:	Michael J. Danberg
Title:	Authorized Agent

BORROWER:

515/555 FLOWER MEZZANINE ASSOCIATES, LLC, a Delaware limited liability company

By:	/s/ JOHN R. SISCHO
John R. Sischo
Vice President

Signature Page 1

SCHEDULE 1

Major Decisions

“Major Decision” means

(i) The payment of any Mortgaged Property expense by Borrower or First Mortgage Borrower to an Affiliate of such Person or the entering into of any contractual obligation with such Affiliate other than pursuant to the Management Agreement;

(ii) A distribution to any member of Borrower of any property, whether in cash or otherwise;

(iii) The making of any prepayment of the First Mortgage Loan;

(iv) Any refinancing of the First Mortgage Loan or the Mortgaged Property or any portion thereof;

(v) Any replacement of the Manager (or any successor property manager) or any replacement, amendment, modification, termination or waiver of the Management Agreement or any other property management agreement for the Mortgaged Property;

(vi) Any amendment of any First Mortgage Loan Document;

(vii) Any selection of a leasing or sales broker for the Mortgaged Property, the terms of any brokerage agreement with any such broker, or the payment of any brokerage commission to any such leasing or sales broker;

(viii) The Borrower’s or the First Mortgage Borrower’s entering into any contractual obligation, other than contracts entered into by the Borrower in the ordinary course of the Borrower’s or the First Mortgage Borrower’s business and requiring total payments of less than $250,000;

(ix) Except as set forth in the Operating Budget, any (A) improvement, renovation or refurbishment of the Mortgaged Property; (B) removal, demolition or material alteration (other than routine replacement of equipment) of the improvements or the equipment on the Mortgaged Property or (C) increase in the square footage or gross leasable area of the improvements on the Mortgaged Property if any of the expenses in connection therewith are paid or incurred by the Borrower;

(x) Any material change in the present method of conducting the business of the Borrower or the First Mortgage Borrower;

(xi) The issuance of any membership interests or other equity interests in First Mortgage Borrower, Borrower or its managing member other than as outstanding on the Closing Date;

Schedule 1

(xii) Any change in the method of accounting used by the Borrower or First Mortgage Borrower (i.e. cash, accrual or tax basis);

(xiii) The institution of any material legal proceeding in the name of Borrower or First Mortgage Borrower or settlement of any claim or confession of any judgment against the Borrower or First Mortgage Borrower;

(xiv) Election of a new managing member of Borrower or replacement of the managing member of Borrower as of the Closing Date;

(xv) In the case of a casualty or condemnation, any determination to restore the Mortgaged Property, except as required by the First Mortgage Loan Documents;

(xvi) Entry into or renewal of or amendment or modification of or waiver of any rights under any Lease for the Mortgaged Property or any portion thereof, or the acceptance of any buy out or similar action for any Lease (other than as provided in Section 5.1(s));

(xvii) Borrower’s or First Mortgage Borrower’s entering into any contractual obligation other than in the ordinary course of Borrower’s or First Mortgage Borrower’s business and on prevailing market terms;

(xviii) Borrower’s or First Mortgage Borrower’s guaranteeing the obligations of any Person or lending money to any Person;

(xix) Borrower’s or First Mortgage Borrower’s incurrence of any indebtedness other than the Loan and the First Mortgage Loan, respectively;

(xx) The approval of any Operating Budget and any amendments or modifications thereto;

(xxi) Causing Borrower or First Mortgage Borrower to be a party to any dissolution, liquidation, winding up consolidation or merger;

(xxii) Permitting First Mortgage Borrower to apply any revenue of the Mortgaged Property for any expenses other than as set forth in the Operating Budget; and

(xxiii) (A) The filing of any voluntary petition in bankruptcy on behalf of Borrower or First Mortgage Borrower, (B) the consenting to the filing of any involuntary petition in bankruptcy against Borrower or First Mortgage Borrower, (C) the filing of any petition seeking, or consenting to, the reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (D) the consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of Borrower or First Mortgage Borrower or a substantial part of its property, (E) the making of any assignment for the benefit of creditors, (F) the admission in writing of Borrower or First Mortgage Borrower’s inability to pay its debts generally as they become due or (G) the taking of any action by Borrower or First Mortgage Borrower in furtherance of any such action.

Schedule 1

SCHEDULE 2

First Mortgage Loan Documents

Loan Agreement

Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing

Assignment of Contracts, Licenses, Permits, Agreements, Warranties and Approvals

Promissory Note

Manager’s Consent and Subordination of Management Agreement

Assignment of Rents and Leases

Environmental Indemnity Agreement

Guaranty of Non-Recourse Obligations

Collateral Assignment of Hedge Agreement

Note Pledge Agreement

Local Deposit Bank Agreements

UCC-1 Financing Statement

Schedule 2

SCHEDULE 3

Construction Consulting and Project Management proposal

of the Construction Consultant

Schedule 3

SCHEDULE 4

Form of Task Order

Schedule 4

SCHEDULE 5

Mezzanine Loan Advance Request Form

Schedule 5

SCHEDULE 6

Basis Calculation Worksheet

Schedule 6

SCHEDULE 7

Affiliate Transactions as of Closing

Schedule 7